As filed with the Securities and Exchange Commission on September 23, 2021

Registration No. 333-258411

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIVIC HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3845	81-4016391
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

39899 Balentine Drive, Suite 200
Newark, CA 94560
(888) 276-6888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennifer Ernst
Chief Executive Officer
Tivic Health Systems, Inc.
750 Menlo Avenue, Suite 200
Menlo Park, CA 94025
(888) 276-6888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Roger C. Rappoport, Esq. Christopher L. Tinen, Esq. Procopio, Cory, Hargreaves & Savitch LLP 1117 California Avenue, Suite 200 Palo Alto, California 94304 (650) 645-9001	Leslie Marlow, Esq. Hank Gracin, Esq. Patrick J. Egan, Esq. Gracin & Marlow, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York 10174 (212) 907-6457

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(6)
Common Stock, par value $0.0001 per share(2)(3)	$17,250,000	$1,881.98
Representative’s Warrants(4)	-	-
Common Stock issuable upon exercise of the Representative’s Warrants(5)	$1,078,125	$117.62
Total	$18,328,125	$1,999.60

(1)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(3)	Includes the offering price of shares of common stock that the representative of the underwriter has the option to purchase to cover over-allotments, if any.

(4)	No fee required pursuant to Rule 457(g) under the Securities Act.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The representative’s warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $1,078,125, which is equal to 125% of $862,500 (which is 5% of $17,250,000).

(6)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED SEPTEMBER 23, 2021

2,727,272 Shares

Common Stock

Tivic Health Systems, Inc.

This is a firm commitment initial public offering of 2,727,272 shares of common stock of Tivic Health Systems, Inc. We anticipate that the initial public offering price of our shares will be between $5.00 and $6.00.

Prior to this offering, there has been no public market for our common stock. We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “TIVC.” No assurance can be given that our application will be approved. The closing of this offering is contingent upon the successful listing of our common stock on the Nasdaq Capital Market or another national securities exchange.

We are an “emerging growth company” and a “smaller reporting company,” each as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See the section of this prospectus entitled “Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Share		Total
Initial public offering price	$		$
Underwriting discounts and commissions(1)	$		$
Proceeds to us, before expenses	$		$

(1)     Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. The registration statement, of which this prospectus is a part, also registers for sale those shares of common stock issuable upon exercise of warrants to purchase shares of our common stock to be issued to the representative of the underwriters in connection with this offering. We have agreed to issue the warrants to the representative of the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with this offering. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 409,090 additional shares of common stock solely to cover over-allotments, if any, at the public offering price, less underwriting discounts and commissions.

The underwriters expect to deliver the shares of our common stock to purchasers on or about                , 2021, subject to customary closing conditions.

ThinkEquity

The date of this prospectus is                , 2021

TIVIC HEALTH®

Commercial-Stage Company in Fast-Growing Bioelectronic Industry

ClearUP
Sinus Pain Relief®

FIRST COMMERCIALIZED PRODUCT

Drug-free treatment for sinus pain and congestion; pulsed microcurrent stimulates sinus passages

2 Peer-Reviewed Publications	Stanford MEDICINE; ALLERGY AND ASTHMA ASSOCIATES OF NORTHERN CALIFORNIA
3 Regulatory Clearances	FDA 510(k); FDA De Novo; CE
4 US Patents and **18** Pending	uspto
500+ 4- and 5-Star Reviews	amazon.com 373 Reviews; yotpo @ tivichealth.com 237 Reviews
82% Prefer to Current Treatment[1]	IFAR: Allergy & Rhinology
20,000+ Units Sold to Date	Walgreens; Walmart; amazon.com; HSA store; BEST BUY

What ClearUP® Users Say

"Amazing!"

"Unbelievable!"

"Changed my life!"

"Godsend"

Bioelectronic Medicine : *"represents a multi-billion-dollar opportunity"* McKinsey&Company

Our Patented Approach to Bioelectronic Medicine

Patented Form Factor
Enables Low-Level Electrical Current to Penetrate Deeply

Proprietary Algorithms
Detect Optimal Treatment Zones, Personalize Therapeutic Stimulation

Programmable Parameters
Produce Varied Biological Responses for Different Diseases and Conditions

Clinical Pipeline and Additional Product Candidates

Tivic Health Pipeline

STAGE
Product / Candidate
Therapeutic Area
Discovery / R&D
Clinical Feasibility
Pivotal Study
Regulatory Clearance
Commercial Distribution
Content Partners
ClearUP®
Sinus Pain and Congestion
npdPP
Post-Operative Pain Relief
npdMI
Migraine Pain
Stanford MEDICINE
US INSTITUTE Advanced Sinus Care & Research

Market Opportunities Associated with Nerves in Facial Region

Allergy-Related Sinus Pain [2]	45M US Adults
Moderate to Severe Congestion [2]	200M US Adults
Postoperative Pain Reduction following functional endoscopic sinus surgery (FESS)	600K US Adults Annually
Migraine Headache	39M US Adults; up to 1B Globally

Additional Opportunities

Otitis Media / Ear Infection (50% of children)
Trigeminal Neuralgia (150,000 US)
Tinnitus (50M US)
Temporomandibular Joint Disorder (31M US)

TIVIC HEALTH®

tivichealth.com
1-888-276-6888

[2] Indications for which Tivic Health has regulatory approval and is currently marketing ClearUP®

ABOUT THIS PROSPECTUS

We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

For investors outside the United States: We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Risk Factors” and “Cautionary Statement on Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Tivic Health Systems, Inc., the Tivic Health Systems logo, and other trademarks or service marks of Tivic Health Systems appearing in this prospectus are the property of Tivic Health Systems, Inc. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision in our common stock. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Company,” and “Tivic Health” refer to Tivic Health Systems Inc.

Tivic Health Systems, Inc. is a commercial-phase bioelectronic medicine company focused on inflammation. Our first product, ClearUP™ Sinus Relief (“ClearUP”), is a patented handheld device that uses ultra-low current electrical waves to relieve symptoms of sinus and nasal inflammation. ClearUP is a US FDA Class II and EU Class IIa medical device that has received three regulatory clearances: (US FDA 510(k) number K182025, US FDA De Novo number DEN200006 and EU CE Mark Certificate number CE 704687). ClearUP consistently gets high ratings from consumers across multiple sales platforms.

McKinsey & Co estimates that bioelectronic medicine “represents a multibillion dollar opportunity even with modest penetration.” Bioelectronic medicine treats disease and conditions by modulating the electrical signals carried along various nerve pathways. The field grew out of the multi-billion-dollar neuromodulation industry and relied, historically, on implantable devices (e.g. pacemakers, spinal implants, deep brain stimulators). We have shown that ClearUP, a non-invasive bioelectronic therapy, can safely and comfortably deliver therapeutic benefits with a favorable safety profile.

We have brought bioelectronic medicine to the home treatment market for nasal allergies, sinus infections, chronic sinusitis, cold and flu. This $9.9 billion U.S. market is dominated by pharmaceuticals. However, through a market research study commissioned by the Company, in which 600 individuals who reported ongoing sinus conditions were electronically surveyed, we discovered that:

•	70% of sufferers are not completely satisfied with current over the counter treatment options;

•	90% are interested in treatments that reduce use of medications; and

•	66% are concerned about side effects.

We conducted two published clinical studies with leading research institutions. The first clinical study was a randomized controlled double-blind trial conducted by the Standard University Sinus Center consisting of 71 subjects suffering from sinus pain and congestion, each of whom used either ClearUP or a sham device. The second clinical study was a 30-person study on the use of ClearUP over a period of four weeks conducted by the Allergy and Asthma Associates of Santa Clara Valley Research Center. These studies demonstrated that ClearUP is highly effective at relieving sinus pain from allergic rhinitis and moderate to severe congestion with no substantive side effects. ClearUP has received customer validation with over 500 4- and 5-star reviews across multiple sales platforms.

We are currently preparing a second-generation version of ClearUP (“ClearUP Gen 2”) for market. Covered by the same patents, our ClearUP Gen 2 version of ClearUP is designed to lower cost for high-volume manufacturing and distribution. Based on our analysis of regulatory guidance and approval by our designated EU Notified Body (an organization designated by an EU member state to assess the conformity of certain products prior to their release in the EU market), we have determined that ClearUP Gen 2 is covered by the same regulatory clearances as ClearUP, and therefore will not require separate approvals from the U.S. Food and Drug Administration (“FDA”) prior to commercialization. However, it is possible the FDA could determine that ClearUP Gen 2 is not covered by the same regulatory clearances as our existing ClearUP device. If the FDA were to make such a determination, we could be forced to cease distribution of ClearUP Gen 2 until we obtain regulatory clearance or approval, and we could be subject to additional enforcement action by the FDA.

Our Innovation

We combine proprietary algorithms, programmable stimulation parameters, and a patented monopolar delivery mechanism to modulate the nerve signals that control inflammation-driven symptoms like pain and congestion. This design has proven effective in treating sinus and nasal inflammatory conditions and we are researching the clinical utility of this stimulation approach for other clinical conditions. This platform has the potential to accelerate new product development by: (i) extending the existing device platform to other clinical areas, thereby reducing research and development time, and (ii) continuing to benefit from low risk non-invasive device designations and regulatory pathways by the FDA, which typically result in shorter time to approval when compared with invasive devices or new drugs. While it is our intention to bring new products to market, medical device development is inherently uncertain and there is no guarantee that our research and development efforts will lead to approved products for other clinical indications.

We completed a ten-person pilot study with the U.S. Institute for Advanced Sinus Care and Research (Cleveland, OH) to evaluate a new device for the treatment of postoperative pain after sinus surgery. Of the ten individuals who participated in the study, only nine successfully completed it. Outcomes included a decrease in the numeric rating scale for pain reported by participants, indicating pain relief; a decrease in the amount of opioid medication used by participants, as quantified in the participants’ medication diaries; and feasibility for at-home use of the device, as reported by the participants in user feedback questionnaires completed by the participants. The pilot study was conducted to establish clinical feasibility and identify trends and was, therefore, not designed (powered) to establish conclusive, statistically significant results. The trends observed, while not statistically significant, indicated further investigation is warranted. We are developing a controlled clinical study with a top tier academic collaborator to further test the clinical merit of a product candidate in this area.

Numerous inflammatory conditions are associated with peripheral nerve activity of the face, including:

•	chronic quality-of-life conditions such as migraines (39 million U.S.), temporomandibular joint disorder (31 million U.S.), and tinnitus (50 million U.S.);

•	severe, life-altering conditions such as trigeminal neuralgia (150,000 U.S., severe condition); and

•	acute conditions such as ear infections (50% of children) and pain and swelling from facial and sinus surgeries (600,000 functional endoscopic surgeries annually, U.S.).

Each of these applications would involve regulation of pain and inflammation-related mediators like those seen in sinus and nasal inflammation.

Market Opportunity and Regulatory Clearances

The FDA first provided clearance of ClearUP in 2019 as a treatment for sinus pain from allergic rhinitis, a condition impacting an estimated 45 million U.S. adults.

In early 2021, the FDA granted our De Novo request to expand the label of ClearUP to treat moderate to severe congestion.  The expanded label is not limited to any single cause of congestion, making it possible to market ClearUP for allergies, sinusitis, cold, flu or any other inflammatory condition impacting the sinus and nasal mucosa. With this clearance, the estimated available market for ClearUP expands to over 200 million U.S. adults.

Additionally, we have received a CE Mark for ClearUP that broadly covers sinus pain, pressure and congestion. The CE Mark allows us to market ClearUP in the European Union, United Kingdom, Australia, New Zealand and numerous other countries that recognize the CE Mark.

Additional product development activities are ongoing for two product candidates: (i) npdPP, an at home-use device for treating postoperative pain after sinus surgery, and (ii) npdMI, an at home-use device for treating migraine headaches. These product candidates are still in early stages of development, and will require additional studies and regulatory clearances prior to bringing them to market.

Competition

Sinus pain and congestion are typically managed with over the counter pharmaceuticals and saline irrigation of the sinus and nasal cavities. Analgesic medications (e.g., ibuprofen/Advil, acetaminophen/Tylenol, naproxen sodium/Aleve) are used to treat sinus pain. Congestion is often managed with antihistamines (e.g., loratadine/Claritin), oral (e.g., phenylephrine/Sudafed) and intranasal (e.g., oxymetazoline/Afrin) decongestants, and intranasal glucocorticoids (e.g., fluticasone propionate/Flonase).

Over the counter pharmaceuticals have historically had the greatest market share for sinus pain and congestion treatments; however, according to Mintel Group Ltd.’s 2020 report on Cough, Cold, Flu, and Allergy Remedies, there is increasing interest among consumers to reduce reliance on drugs and to find non-drug solutions. Non-drug competitors for sinus pain and congestion treatment include nasal irrigation products such as Sinus Rinse and Navage Nasal Care. We believe that other companies selling non-pharmaceutical treatments, specifically nasal irrigation products, represent our closest competitors. ClearUP is an emerging new product offering, and currently has a small market share.

Barriers to Entry

As a commercial-stage company that has invested our energy into patent protection and regulatory clearances, we believe we have built competitive advantages that include:

•	Four issued U.S. patents and 18 additional international and U.S. patents pending;

•	Three regulatory clearances: (US FDA 510(k) number K182025, US FDA De Novo number DEN200006 and EU CE Mark Certificate number CE 704687) for use of ClearUP to treat sinus pain, pressure and congestion;

•	Two published, peer-reviewed studies in high-impact academic journals; and

•	Over 500 4- and 5-star reviews.

Growth Strategy

Our objective is to become the leading provider of non-invasive bioelectronic treatments for inflammation. With one product in market, the ClearUP Gen 2 version in development, and plans to continue research and development of additional product candidates, the key elements of our growth strategy currently include the following:

Expanded Advertising and Channel Expansion. Our existing ClearUP product is currently commercially available and we intend to invest in expanded advertising to reach a larger consumer market as well as seek out larger channel partners to increase revenues. We recently obtained approval to begin selling ClearUP on Walmart.com’s seller-managed platform, and implementation is in process.

Expanded Product Offering. We plan to expand our product offerings, first with ClearUP Gen 2, which is a design modification of the ClearUP device. ClearUP Gen 2 has a replaceable battery and is optimized for volume manufacturing and reduced cost of production. Given that ClearUP Gen 2 is a line extension of the ClearUP device, and based on the approval by our designated EU Notified Body (an organization designated by an EU member state to assess the conformity of certain products prior to their release in the EU market) and our assessment of relevant FDA guidance (Guidance for Industry and Food and Drug Administration Staff “Deciding When to Submit a 510(k) for a Change to and Existing Device” October 25, 2017), we have determined that the Gen 2 device is covered under the same regulatory clearances as ClearUP. If the FDA were to determine that ClearUP Gen 2 is not covered by the same regulatory clearances as our existing ClearUP device, we could be forced to cease distribution of ClearUP Gen 2 until we obtain regulatory clearance or approval, and we could be subject to additional enforcement action by the FDA, which would likely delay our ability to bring our ClearUP Gen 2 device to market. We also intend to continue to develop our platform for additional indications and product candidates.

Additional Research and Development. In order to aid the expansion of our product portfolio, we anticipate continued investment into further clinical research for new product candidates, continued patent protection of our proprietary technologies and additional regulatory clearances if and when they become viable.

Government Regulation

Our products are subject to extensive and rigorous regulation by the FDA and other federal, state and local authorities, as well as foreign regulatory authorities. The FDA regulates, among other things, the research, development, testing, design, manufacturing, approval, labeling, storage, recordkeeping, advertising, promotion and marketing, distribution, post approval monitoring and reporting and import and export of medical devices in the United States to assure the safety and effectiveness of medical devices for their intended use. The Federal Trade Commission (“FTC”) also regulates the advertising and labeling of our device in the United States. Further, we are subject to laws directed at preventing fraud and abuse, which subject our sales and marketing, training and other practices to government scrutiny.

Risks Associated with our Business

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary. These risks include, but are not limited to, the following:

•	our limited operating history;

•	the volatility of our operating results;

•	our ability to manage growth as the business scales;

•	our history of net losses;

•	our ability to generate revenues sufficient to achieve profitability and positive cash flow;

•	competition in our industry and our ability to compete effectively;

•	our ability to attract, recruit, retain and develop key personnel and qualified employees;

•	the effect of the COVID-19 pandemic on our business and operations and the market generally;

•	risks related to laws, regulations and industry standards;

•	risks related to the medical device industry;

•	reliance on significant third-party service providers;

•	reliance on our chief executive and management team; and

•	the other factors described in “Risk Factors.”

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. As a result:

•	we are required to have only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operation in this prospectus;

•	we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and financial statements (i.e., an auditor discussion and analysis) compliance with new or revised accounting standards until they are made applicable to private companies;

•	we are not required to engage an auditor to provide an attestation to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•	we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation; and

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say on pay,” “say on frequency” and “say on golden parachute arrangements.”

We may take advantage of these reduced reporting and other requirements until the earlier of (i) the last day of the first fiscal year following the fifth anniversary of the completion of this offering; (ii) the last day of the first fiscal year in which we have total annual gross revenue of at least $1.07 billion; (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such fiscal year; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and the registration statement of which this prospectus is a part, and we may elect to take advantage of other reduced reporting requirements in the future. As a result, the information that we provide to our stockholders may be different than, and not comparable to, information presented by other public reporting companies.

We are also a “smaller reporting company” as defined in the Exchange Act and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. We may be a smaller reporting company even after we are no longer an emerging growth company.

Corporate Information

We were incorporated on September 22, 2016, as a California corporation. Effective as of June 7, 2021, we reincorporated as a Delaware corporation. Our principal executive office is located in Newark, California at 39899 Balentine Drive, Suite 200, Newark, California 94560. Our telephone number is (888) 276-6888 and our corporate website is www.tivichealth.com. Unless expressly noted, none of the information on our corporate website is part of this prospectus or any prospectus supplement. We have applied to list our common stock on the Nasdaq Capital Market under the ticker symbol “TIVC.” No assurance can be given that our application will be approved.

THE OFFERING

Common stock offered by us	2,727,272 shares.

Common stock outstanding before this offering	2,833,958 shares.

Common stock to be outstanding after this offering(1)	8,876,679 shares (or 9,285,769 shares if the underwriters exercise their option to purchase additional shares in full).

Representative of the underwriter’s option to purchase additional shares of our common stock	409,090 shares (which may be purchased from us for 45 days from the date of this prospectus to cover over-allotments, if any).

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $12.9 million (or approximately $15.0 million if the underwriters exercise in full their option to purchase up to additional shares of common stock), based on an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock and thereby enable access to the public equity markets for us and our stockholders. We currently anticipate our use of the net proceeds from this offering, together with our existing resources, will include: (i) expanding advertising and public relations, growing social media presence, upgrading and optimizing ecommerce infrastructure, online/website design, and branding, and other initiatives to grow sales of ClearUP and to market Tivic Health as a trusted brand for evidence-based health devices and services based on bioelectronic medicine; (ii) expanding our clinical research and development activities to identify and validate new product candidates, move them through pre-clinical and clinical development, and develop go-to-market strategies; (iii) building and launching the next generation of ClearUP Gen 2; and (iv) using the balance for general working capital. Although we may, from time to time, evaluate potential strategic investments and acquisitions, we do not have any definitive agreements in place to make any such acquisitions at this current time. We will have broad discretion in the way that we use the net proceeds of this offering.

For additional information please refer to the section entitled “Use of Proceeds” on page 32 of this prospectus.

Representative’s Warrants	The registration statement of which this prospectus is a part also registers for sale warrants to purchase shares of our common stock which we will issue to the representative of the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with this offering. The warrants will be exercisable for a four-and-one-half year period commencing 180 days following the commencement of sales in this offering at an exercise price equal to 125% of the initial public offering price of the common stock. Please see “Underwriting – Representative’s Warrants” for a description of these warrants.

Risk factors	You should read the “Risk Factors” section of this prospectus and the other information in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Market Symbol and trading	We have applied to list our common stock on the Nasdaq Capital Market under the ticker symbol “TIVC.” No assurance can be given that our application will be approved.

(1)	The number of shares of our common stock to be outstanding after this offering, as set forth above, is based on (i) 2,833,958 shares of our common stock outstanding as of September 1, 2021; (ii) 2,227,116 shares of common stock issuable upon conversion of 8,908,600 shares of our outstanding preferred stock immediately prior to the completion of this offering; and (iii) 1,088,333 shares of common stock issuable upon conversion of outstanding convertible notes in the aggregate principal amount of approximately $4,429,721, with approximately $59,733 of additional accrued interest as of September 1, 2021, based on an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed conversion price of $4.125 per share (75% of the assumed initial public offering price per share). The number of shares of our common stock to be outstanding after this offering, as set forth above, excludes the following:

•	376,970 shares of common stock issuable upon exercise of options to purchase shares of common stock outstanding as of September 1, 2021, with a weighted-average exercise price of approximately $0.80 per share;

•	100,000 shares of common stock issuable upon exercise of warrants to purchase shares of common stock, all with an exercise price of approximately $1.04 per share, 50,000 of which warrants were issued to a consultant on July 1, 2021 and 50,000 of which warrants shall be issued to the same consultant as soon as reasonably practicable after consummation of this offering;

•	shares of common stock issuable upon exercise of warrants to be issued to the representative of the underwriters as compensation in connection with this offering at an exercise price equal to 125% of the initial offering price of the common stock;

•	70,342 shares of common stock reserved for future issuance under our 2017 Equity Incentive Plan (“2017 Plan”), as of September 1, 2021 (the 2017 Plan will terminate effective upon consummation of this offering, after which date no additional shares, options or other equity interests may be issued thereunder); and

•	937,500 shares of common stock to be reserved for future issuance under our 2021 Equity Incentive Plan (“2021 Plan”), which will be effective upon the completion of this offering.

Unless otherwise indicated, this prospectus reflects and assumes the following:

•	the conversion of all of our outstanding shares of convertible preferred stock into an aggregate of 2,227,116 shares of common stock immediately prior to the completion of this offering;

•	the conversion and settlement of the aggregate outstanding principal amount plus accrued interest (approximately $4,429,721 and $59,733, respectively, as of September 1, 2021) under our outstanding convertible promissory notes into approximately 1,088,333 shares of our common stock, based on an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed conversion price of $4.125 per share (75% of the assumed initial public offering price per share);

•	no exercise of outstanding options or warrants;

•	no exercise by the underwriters of their option to purchase up to 409,090 additional shares of our common stock from us to cover over-allotments, if any;

•	no exercise of the representative’s warrants to be issued upon consummation of this offering at an exercise price equal to 125% of the initial offering price of the common stock;

•	the filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, which will occur immediately prior to the completion of this offering;

•	an assumed initial public offering price of $5.50 per share, which is the midpoint of the estimate of the price range set forth on the cover page of this prospectus; and

•	a 1-for-4 reverse stock split of our issued and outstanding shares of common stock, which was effected on August 31, 2021 (all share and per share amounts in this prospectus have been presented on a retrospective basis to reflect the reverse stock split).

You should carefully read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data for the periods ended on and as of the dates indicated. We have derived the statements of operations data for the years ended December 31, 2020 and 2019 from our audited financial statements and related notes included elsewhere in this prospectus. We have derived the unaudited financial data for the six months ended June 30, 2021 and 2020 and as of June 30, 2021 from our unaudited condensed financial statements included elsewhere in this prospectus, which have been prepared in accordance with generally accepted accounting principles in the United States of America on the same basis as the annual audited financial statements and, in the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information in those statements. Our historical results are not necessarily indicative of results that may be expected in the future, and results for the period ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021. You should read the following summary financial data together with our financial statements and the related notes appearing elsewhere in this prospectus, as well as with the information in the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year ended		Six Months Ended
(in thousands, except per share data)	December 31,		June 30,
	2020	2019	2021	2020
			(unaudited)	(unaudited)
Total revenue	$860	$420	$547	$246
Cost of sales	$1,085	$709	$602	$333
Operating expenses
Research and development	$659	$990	$399	$386
Sales and marketing	$1,306	$1,191	$605	$517
General and administrative	$1,014	$1,173	$1,053	$595
Total operating expenses	$2,979	$3,354	$2,057	$1,498
Interest expense	$(423)	$(443)	$(497)	$(15)
Change in fair value of derivative liabilities	$(27)	$(75)	$1	$-
Other income	$15	$15	$159	$13
Provision for income taxes	$-	$2	$1	$-
Net loss	$(3,639)	$(4,148)	$(2,450)	$(1,587)

Net loss per share – basic and diluted(1)	$(1.58)	$(1.80)	$(1.04)	$(0.69)

(1)	All share and per share data has been retrospectively adjusted to reflect the 1-for-4 reverse stock split of our issued and outstanding shares of common stock, which was effected on August 31, 2021.

(in thousands)	As of June 30, 2021
	Actual	Pro Forma (1)	Pro Forma As Adjusted (2)
	(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$1,623	$2,124	$15,049
Working capital (deficit)	$(3,139)	$1,185	$14,110
Deferred Offering Costs	$363	$363	$-
Total assets	$2,534	$3,035	$15,597
Convertible notes payable accrued interest (3)	$38	$-	$-
Current portion of convertible notes payable, net of debt discount (4)	$1,962	$-	$-
Conversion feature derivative liability	$1,823	$-	$-
Convertible notes payable, net of debt discount (5)	$857	$-	$-
Total liabilities	$6,137	$1,457	$1,457
Accumulated deficit	$(13,502)	$(14,625)	$(14,625)
Total stockholders’ equity (deficit)	$(3,603)	$1,578	$14,140

(1)	The pro forma figures give effect to (i) the issuance of an aggregate of 346,979 shares of our common stock upon exercise of stock options by certain holders in August 2021, resulting in aggregate net proceeds to the Company of approximately $56,000; (ii) the issuance of 112,500 restricted shares of common stock to our Chief Financial Officer in July 2021; (iii) the automatic conversion of all our outstanding convertible promissory notes in the aggregate principal amount of approximately $4,429,721, plus accrued interest of approximately $59,733 (as of September 1, 2021), as described herein, into 1,088,333 shares of common stock, based on an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed conversion price of $4.125 per share (75% of the assumed initial public offering price per share); (iv) the conversion of all our outstanding convertible preferred stock described herein into 2,227,116 shares of common stock, which will occur immediately prior to the completion of this offering; and (v) our issuance of certain convertible notes payable (collectively, the “Notes”) in the aggregate principal amount of $517,500 in July 2021. After recording $67,500 of original issue discount, the Company received net cash proceeds in the aggregate amount of $450,000 for the Notes. The original issue discount is recorded as a contra liability and will be amortized over the life of the Notes. The Notes bear interest at a rate of three percent (3%) per annum and mature on June 1, 2023.

(2)	Pro forma as adjusted balance sheet data reflects the items described in footnote 1 and our sale of 2,727,272 shares of common stock in this offering at an assumed initial public offering price of $5.50 per share, which is the midpoint of the estimate of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Pro forma as adjusted balance sheet data is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed initial public offering price per share of common stock would increase (decrease) the amount of cash and cash equivalents, working capital, total assets, and total stockholders’ equity by approximately $2,495,000, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions, estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock to be issued in this offering. Each increase (decrease) of 0.5 million shares of common stock offered by us would increase (decrease) the as adjusted amount of cash and cash equivalents, working capital, total assets and total stockholders’ deficit by approximately $2,516,000, assuming the assumed initial public offering price per share of common stock remains the same, and after deducting underwriting discounts and commissions, and estimated offering expenses payable by us.

(3)	Convertible notes payable accrued interest of $38,000 is included in the other accrued liabilities of $311,000 reflected in the Company’s balance sheet for the six months ended June 30, 2021.

(4)	Current portion of convertible notes payable, net of debt discount reflects convertible notes payable issued in 2020 at a face value of $1,987,500, less unamortized debt discount of $25,085 as of June 30, 2021.

(5)	Convertible notes payable, net of debt discount reflect convertible notes payable issued in June 2021 at a face value of $1,924,721, less unamortized debt discount of $1,067,476 as of June 30, 2021.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could harm our business, financial condition, operating results, and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risk Factor Summary

Below is a summary of the principal factors that make an investment in our common stock speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks that we face, can be found below and should be carefully considered, together with other information included in this prospectus.

•	We have a relatively limited operating history and may not be able to execute on our business strategy.

•	Our operating results will likely be volatile and may not be a reliable indicator of our future performance.

•	If we fail to manage our growth effectively, including with respect to potential acquisitions of other companies, our business could be materially and adversely affected.

•	We have a history of net losses, we may not achieve or maintain profitability in the future, and there is substantial doubt about our ability to continue as a going concern.

•	We have identified a material weakness in our internal control over financial reporting.

•	We expect that we will need additional capital, which, if obtainable, could dilute the ownership interest of investors.

•	Our business plan depends heavily on revenues from our core technology, the clinical and consumer acceptance of which is at this time unproven.

•	We depend on our senior management team, and the loss of one or more key personnel or an inability to attract and retain highly skilled personnel may impair our ability to grow our business.

•	The product guarantees and warranties we provide on our products could have a material adverse effect on our business, financial condition and results of operations.

•	Our markets are undergoing continuous change, and our future success will depend on our ability to meet the changing needs of our customers.

•	Developing medical technology entails significant technical, regulatory and business risks.

•	We may face risks associated with expanding to international markets, including trade disputes that could materially impact our business.

•	The size and expected growth of our available market has not been established with precision and may be smaller than we estimate.

•	Our insurance may not adequately cover our operating risk.

•	Our business could be disrupted by catastrophic occurrences and similar events, including COVID-19.

•	We rely on third parties for sales, marketing, distribution, and other business operations. We also rely on third parties to supply and manufacture our devices, which could be stopped, delayed or made less profitable if any of these third parties fail to provide us with sufficient quantities at acceptable quality levels or prices, or fail to maintain or achieve satisfactory regulatory compliance.

•	Changes in the regulatory landscape for our products could render our business model contrary to applicable regulatory requirements, and we may be required to seek additional clearance or approval for our products.

•	We are subject to consumer protection laws that regulate our marketing practices and prohibit unfair or deceptive acts or practices. Our actual or perceived failure to comply with such obligations could harm our business, and changes in such regulations or laws could require us to modify our products or marketing or advertising efforts.

•	Our reliance on vendors in foreign countries, including China, subjects us to risks and uncertainties relating to foreign laws and regulations and changes in relations between the United States and such foreign countries.

•	We are highly dependent on our intellectual property (“IP”) and our methods of protecting our IP may not be adequate or could be costly. In addition, we may face risks of claims for IP infringement. We may be unable to enforce our intellectual property rights throughout the world.

•	We expect that our stock price may fluctuate significantly, and investors may not be able to resell their shares at or above the initial public offering price. An active trading market for our common stock may never develop.

•	We do not expect to pay any cash dividends for the foreseeable future.

•	Future issuances of stock or other securities could dilute the holdings of our stockholders and could materially affect the price of the shares of common stock being issued in connection with this offering.

•	We are an “emerging growth company” and a “smaller reporting company,” and the reduced public company reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

•	If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

•	A significant portion of our total outstanding shares are restricted from immediate resale, but such shares may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

•	If our operating and financial performance in any given period does not meet any guidance that we provide to the public, the market price of our common stock may decline.

•	Actual or perceived failures to comply with applicable data privacy and security laws, regulations, policies, standards, contractual obligations and other requirements related to data privacy and security and changes to such laws, regulations, standards, policies and contractual obligations could adversely affect our business, financial condition and results of operations.

Risks Related to Our Financial Condition and Business Model

We have a relatively limited operating history and may not be able to execute on our business strategy.

We were originally incorporated in 2016 and began selling our first product in 2019. Accordingly, we have a limited operating history, which makes an evaluation of our future prospects and execution ability difficult. Our revenue and income-producing potential is unproven, and our business model and strategy may continue to evolve. Future revenues are contingent upon several factors, including, without limitation, our ability to successfully develop and commercialize ClearUP Gen 2, our ability to develop relationships with channel partners and customers, as well as the clinical and market acceptance of our technology. We may need to make business decisions that could adversely affect our operating results, such as modifications to our pricing strategy, business structure or operations.

Our operating results will likely be volatile and may not be a reliable indicator of our future performance.

Our future expenses, revenues and operating results may vary significantly from quarter to quarter due to a number of factors, including, without limitation:

•	receptiveness of the market to a fundamentally new way of treating target conditions;

•	intrinsic variability in spending patterns associated with the conduct of clinical trials;

•	fluctuations in demand for our technology, including seasonal variations; and

•	delays in introducing new technology to market, including product design, manufacturing, marketing cycles, sales and distribution related delays.

We expect that our revenues may be volatile as we develop new technology and obtain new customers and channel partners in the future. The volume and timing of commercial outcomes are difficult to estimate, as the adoption of bioelectronic treatments is immature, and the sales cycle may vary substantially from forecasts.

If we fail to manage our growth effectively, our business could be materially and adversely affected.

We will not be successful unless we are able to generate additional revenues and grow our business, which will likely require us to hire additional employees and expand our technology, product, development and sales and marketing divisions in order to achieve our business plan. Our management systems are emergent. The continued growth of our business may place demands on our management, financial, operational, technological and other resources, and we expect that our growth will require us to continue developing and improving our operational, financial and other internal controls. We may not be able to address these challenges in a cost-effective manner, or at all. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or maintain high-quality product offerings, which could have a material adverse effect on our business, financial condition and results of operations.

We have a history of net losses, we may not achieve or maintain profitability in the future, and there is substantial doubt about our ability to continue as a going concern.

We have incurred net losses since inception. For the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019, we incurred net losses of $2,450,000, $3,639,000 and $4,148,000, respectively, and at June 30, 2021, we had a working capital deficit of $3,139,000 an accumulated deficit of $13,502,000. Since inception through June 30, 2021, we have spent approximately $11,083,000 on organizational and start-up activities, to recruit key managers and employees, to develop our products, to develop our manufacturing know-how and customer support resources and for research and development. The net losses we incur may fluctuate significantly from quarter to quarter and may increase as a result of a continuation of the COVID-19 pandemic. Additionally, future costs relating to product development and operating activities may be significantly higher than our historical costs.

Our long-term success is dependent upon our ability to successfully develop, commercialize and market our products, earn revenue, obtain additional capital when needed and, ultimately, to achieve profitable operations. We will need to generate significant additional revenue to achieve profitability. Future products may require substantially higher levels of investment than initial products, including investments in research, development, regulatory and/or marketing and sales. It is possible that we will not achieve profitability or that, even if we do achieve profitability, we may not maintain or increase profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

As a result of the above, management has concluded that there is substantial doubt about our ability to continue as a going concern. Management’s plans to address this uncertainty are discussed in Note 2 to our financial statements, which are included elsewhere in this prospectus. The report of our independent registered public accountant on our financial statements as of and for the years ended December 31, 2020 and December 31, 2019 also includes explanatory language describing the existence of substantial doubt about our ability to continue as a going concern. There have been no adjustments to the accompanying financial statements to reflect this uncertainty.

We have identified a material weakness in our internal control over financial reporting.

Prior to this initial public offering, we were a private company and had limited accounting and financial reporting personnel and other resources with which to address our internal controls and related procedures. In connection with the audit of our financial statements for the years ended December 31, 2020 and 2019, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness in our case arose from an accumulation of significant deficiencies, which amounted to a material weakness in internal controls. Such significant deficiencies identified included insufficient accounting and financial reporting personnel, inadequate segregation of duties, and inadequate application of inventory cost accounting procedures. If we are unable to remedy our material weakness, or if we generally fail to establish and maintain effective internal controls appropriate for a public company, we may be unable to produce timely and accurate financial statements, and we may conclude that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price.

We expect that we will need additional capital, which, if obtainable, could dilute the ownership interest of investors.

We anticipate we will need additional capital to market our products, develop additional products and fund our operations. To the extent that cash from operations and the proceeds from this offering are insufficient to fund our operations, we may need to raise additional funds through the issuance of equity, equity-related or convertible debt, or other securities. We cannot be certain that additional financing will be available to us on acceptable terms when required, or at all.

If we issue additional equity securities or securities convertible into equity securities, our existing stockholders will be subject to dilution. Additionally, sales of substantial amounts of our equity securities could have an adverse effect on the value of our equity and our ability to raise additional capital through future capital increases.

Our business plan depends heavily on revenues from our initial products, the clinical and consumer acceptance of which is unproven at this time.

Our future growth depends on the commercial success of our technology and initial products. It is not certain that our target customers will choose our technology for technical, cost, support or commercial reasons. If our target customers do not widely adopt and purchase our technology, our future growth will be limited. Further, our resources and investments may not be adequate to achieve the targeted level of manufacturing and sales set out in our business plan.

We depend on our senior management team and the loss of one or more key personnel or an inability to attract and retain highly skilled personnel may impair our ability to grow our business.

Our future success depends heavily upon the continued services of our executive officers and key personnel, including Jennifer Ernst, our Chief Executive Officer and founder, and Briana Benz, our Chief Financial Officer. We have not entered into employment agreements with most of our executive officers or other key personnel that require them to continue to work for us for any specified period and, therefore, they may terminate employment with us at any time, for any reason and with no advance notice. The replacement of members of our senior management team or other key personnel would likely involve significant time and costs, and the loss of these employees may significantly delay or prevent the achievement of our business objectives.

In addition, our ability to recruit and retain talent in all areas of the business, including but not limited to skilled hires in marketing, product development, regulatory, clinical, quality, logistics, and finance, faces significant competition. We may not be able to hire or retain the type and number of managerial, sales and technical personnel necessary for future success. We will need to devote considerable resources to ensure that we retain our employees in the face of a highly competitive market for talented personnel. If we fail to attract and retain the skilled employees required, this could harm our business and hamper future expansion of our sales and support operations.

We rely on third parties for sales, marketing, manufacturing, distribution, and other business operations.

For us to be successful, third parties providing us with sales, marketing, manufacturing, distribution and other business operations services must be able to provide us with such services in compliance with regulatory requirements, in accordance with agreed upon specifications, at acceptable costs, and on a timely basis. While our service providers have generally met our expectations in the past, their ability and willingness to continue to do so going forward, and the ability and willingness of any new service provider to meet our expectations in the future, may be limited for several reasons, including our relative importance as a customer or disruptions caused by the COVID-19 pandemic. Additionally, we rely on third-party platforms such as Amazon.com, Walgreens.com, BestBuy.com, Walmart.com, FSAStore.com and other specialty online retailers, to distribute our products. We do not have long term agreements in place with certain of our distributors. There is no guarantee that such third parties will continue to allow us to distribute our products through their platforms. Accordingly, we may be exposed to disruptions or reduced qualify of services, including access to distribution channels, due to factors beyond our direct control, which may impact our ability to operate successfully.

We may not be able to successfully identify, consummate or integrate acquisitions or to successfully manage the impacts of such transactions on our operations.

Part of our business strategy includes investigating growth through acquisitions. We may expand our business by making strategic acquisitions and seeking suitable acquisition targets to enhance our growth. Material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) the potential disruption of our ongoing business; (ii) the distraction of management away from the ongoing oversight of our existing business activities; (iii) incurring additional indebtedness; (iv) the anticipated benefits and cost savings of those transactions not being realized fully, or at all, or taking longer to realize than anticipated; (v) an increase in the scope and complexity of our operations; and (vi) the loss or reduction of control over certain of our assets.

The pursuit of acquisitions may pose certain risks to us. We may not be able to identify acquisition candidates that fit our criteria for growth and profitability. Even if we are able to identify such candidates, we may not be able to acquire them on terms or financing satisfactory to us. We may incur expenses and dedicate attention and resources associated with the review of acquisition opportunities, whether or not we consummate such acquisitions, which may divert management’s attention from our day-to-day business.

Additionally, even if we are able to acquire suitable targets on agreeable terms, we may not be able to successfully integrate their operations with ours. Achieving the anticipated benefits of any acquisition will depend in significant part upon whether we integrate such acquired businesses in an efficient and effective manner. We may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of our acquisitions within the anticipated timing, or at all. The benefits from any acquisition will be offset by the costs incurred in integrating the businesses and operations. We may also assume liabilities in connection with acquisitions to which we would not otherwise be exposed. An inability to realize any or all of the anticipated synergies or other benefits of an acquisition as well as any delays that may be encountered in the integration process, which may delay the timing of such synergies or other benefits, could have an adverse effect on our business, results of operations and financial condition.

The product guarantees and warranties we provide on our products could have a material adverse effect on our business, financial condition and results of operations.

We provide product guarantees to our customers, pursuant to which we allow for the return of products from customers within 60 days after the original sale. We also provide a one-year warranty for any defective product. Existing and future product guarantees and warranties place us at the risk of incurring future returns and repair and/or replacement costs. While we engage in product quality programs and processes, including monitoring and evaluating the quality of our components sourced from our suppliers, our guaranty and warranty obligation is affected by actual product defect rates, parts and equipment costs and service labor costs incurred in correcting a product defect. Our reserves set aside to cover warranty returns and customer returns may be inadequate due to an unanticipated number of customer returns, undetected product defects, unanticipated component failures or changes in estimates for material, labor and other costs we may incur to replace projected product defects. As a result, if actual customer returns, product defect rates, parts and equipment costs or service labor costs exceed our estimates, it could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business and Markets

Our ability to compete in the sinus, cold and allergy market is unproven.

We compete in the sinus, cold and allergy market segment, a segment with large, entrenched players. We expect to experience competition from current and potential new competitors, some of which may be better established and have significantly greater financial, technical, marketing and distribution resources. We encounter competition from larger, well-established and well-financed entities that may continue to acquire, invest in, or form joint ventures with producers of alternate sinus care technologies.

Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Our market position could erode rapidly as a result of the development of new, superior products and technology by competitors. In addition, current and potential competitors may have greater name recognition, broader physician reach and more extensive customer bases. Increased competition could result in price reductions, lower volume sales, and reduced gross margins. There can be no assurance that we will be able to compete successfully against our current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.

Our markets are undergoing continuous change, and our future success will depend on our ability to meet the changing needs of our customers.

For our business to survive and grow, we must continue to enhance and improve our products and technology to address a broader range of customers’ needs. If new clinical standards and practices emerge, our existing technology may become obsolete. Our future success will depend upon, among other things, our ability to:

•	develop and license new technologies that address the increasingly sophisticated and varied needs of prospective customers;

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis; and

•	respond to shifts in the competitive landscape.

Developing medical technology entails significant technical, regulatory and business risks.

We may fail to adapt our technology to user requirements or emerging treatment standards. Microcurrent and other neuromodulation therapies are not currently considered standard of care for inflammation and may not ever be considered standard of care. Treatment standards may not evolve to incorporate our product. New industry standards for the development, manufacture and marketing of medical devices may evolve and we may not be able to conform to the changes, meet new standards in a timely fashion or maintain a competitive position in the market. In particular, regulatory standards for electrical treatments of medical conditions are evolving. If we face material delays in introducing our products and new technology, we may fail to attract new customers.

Customer or third-party complaints or negative reviews or publicity about our company or our products could harm our reputation and brand.

We are heavily dependent on customers who use our ClearUP device to provide good reviews and word-of-mouth recommendations to contribute to our growth. Customers who are dissatisfied with their experiences with our products or services may post negative reviews. We may also be the subject of blog, forum or other media postings that include inaccurate statements and/or create negative publicity. In addition, any negative news regarding bioelectronic medicine may adversely impact our business. Any negative reviews or publicity, whether real or perceived, disseminated by word-of-mouth, by the general media, by electronic or social networking means or by other methods, could harm our reputation and brand and could severely diminish consumer confidence in our products.

We may face risks associated with expanding to international markets.

We intend to pursue marketing and selling our products internationally, primarily through distribution arrangements and out-bound regional licensing. We have limited experience operating outside the United States, and we will likely need to rely heavily on distributors and licensees. Expansion into international markets may expose us to, among other things, the following additional risks:

•	strain on our managerial resources;

•	pricing pressure that we may experience internationally;

•	a shortage of high-quality salespeople and distributors;

•	competitive disadvantage to competition with established business and customer relationships;

•	foreign currency exchange rate fluctuations;

•	the imposition of additional U.S. and foreign governmental controls or regulations;

•	economic instability;

•	changes in duties and tariffs, license obligations and other non-tariff barriers to trade;

•	the imposition of restrictions on the activities of foreign agents, representatives and distributors;

•	scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on us;

•	laws and business practices favoring local companies;

•	difficulties in maintaining consistency with our internal guidelines;

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	the imposition of costly and lengthy new export licensing requirements;

•	the imposition of U.S. or international sanctions against a country, company, person or entity with whom we do business that would restrict or prohibit continued business with the sanctioned country, company, person or entity; and

•	the imposition of new trade restrictions.

The size and expected growth of our available market has not been established with precision and may be smaller than we estimate.

Our data on the available market for our current products and future products is based on a number of internal and third-party research reports, estimates and assumptions. While we believe that such research, our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct. In addition, the statements in this prospectus relating to, among other things, the expected growth in the market for our ClearUP device are based on a number of internal and third-party data, estimates and assumptions, and may prove to be inaccurate. If the actual number of consumers who would benefit from our products, the price at which we can sell future products or the available market for our products is smaller than we estimate, it could have a material adverse effect on our business, financial condition and results of operations.

Our insurance may not adequately cover our operating risk or litigation exposure.

We have insurance to protect our assets, operations and employees. While we believe our insurance coverage addresses the material risks to which we are exposed and is adequate and customary in our current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. Also, our insurance may be insufficient to cover the costs of any securities-related or other lawsuits or litigation, regardless of the merits of any such lawsuits or litigation. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable or affordable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur such liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

Our business could be disrupted by catastrophic occurrences and similar events.

Our headquarters are located in the San Francisco Bay Area, and we are vulnerable to interruption from catastrophic occurrences, such as earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks, criminal acts, sabotage, other intentional acts of vandalism and misconduct, geopolitical events, disease, such as the COVID-19 pandemic, and similar events. The San Francisco Bay Area is a region known for seismic activity. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at our facilities or the facilities of our suppliers and vendors could result in disruptions and other performance and quality problems. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster and/or to execute successfully on those plans in the event of a disaster or emergency, our business would be seriously harmed.

We rely on third parties to supply and manufacture our devices, and we expect to continue to rely on third parties to manufacture and supply our devices. The supply or manufacture of our devices could be stopped, delayed or made less profitable if any of these third parties fail to provide us with sufficient quantities at acceptable quality levels or prices, or fail to maintain or achieve satisfactory regulatory compliance.

We rely on, and expect to continue to rely on, third-party providers for the supply and manufacturing of our devices, including components and electronic parts. The circumstances relating to the COVID-19 pandemic, as well as other disasters, have caused significant shortages in the supply of electronic parts. To the extent any of our manufacturers or suppliers is unable to meet our requirements in a timely manner, including as a result of circumstances relating to the COVID-19 pandemic, we may not be able to obtain an adequate supply of electronic parts or components and our business may be adversely affected. We do not control the operational processes of the contract manufacturing organizations with whom we contract and are dependent on these third parties for the production of our devices in accordance with relevant regulations, which include, among other things, quality control, quality assurance and the maintenance of records and documentation. In general, reliance on third-party providers may expose us to more risk than if we were to manufacture our devices ourselves, and such reliance may limit our ability to scale operations.

Risks Related to Legal and Regulatory Matters

Changes in the regulatory landscape for our products could render our business model contrary to applicable regulatory requirements, and we may be required to seek additional clearance or approval for our products.

Our ClearUP device is a US FDA Class II device with FDA clearance for over-the-counter purchase. ClearUP Gen 2 is a design modification of the ClearUP device. Given that ClearUP Gen 2 is a line extension of the ClearUP device, and based on the approval by our designated EU Notified Body (an organization designated by an EU member state to assess the conformity of certain products prior to their release in the EU market) and our assessment of relevant FDA guidance (Guidance for Industry and Food and Drug Administration Staff “Deciding When to Submit a 510(k) for a Change to and Existing Device” October 25, 2017), we have determined that the ClearUP Gen 2 device is covered under the same regulatory clearances as ClearUP. If the FDA were to determine that our products do not properly satisfy the conditions for FDA clearance as Class II devices, or that our ClearUP Gen 2 device is not covered by the same regulatory clearances as our existing ClearUP device, we could be forced to cease distribution of our products until we obtain regulatory clearance or approval, and we could be subject to additional enforcement action by the FDA. All existing FDA clearances, including those covering our first generation ClearUP device, could be subject to change based on subsequent FDA review or changes in FDA regulations. In addition, many states have laws regarding the provision of medical devices, and if we are found to be in violation of the laws of any state in which our devices are sold, we could be subject to further sanctions at the state level.

The laws and regulations applicable to the industries in which we operate are continuously evolving. Changes in our regulatory and legal landscape could substantially increase the costs of compliance, increase the time and resources required to bring new products to market, or otherwise negatively impact our business. There can be no assurance that new legislation or regulations will not impose significant additional costs or burdens on our business or subject us to additional liabilities. We may be or become subject to claims that our operations violate these laws or regulations.

Our business, financial condition, results of operations and growth may be impacted by the effects of the COVID-19 pandemic.

We are subject to risks related to public health crises, such as the global pandemic associated with COVID-19. In December 2019, a novel strain of coronavirus, SARS-CoV-2, was reported to have surfaced in Wuhan, China. Since then, SARS-CoV-2, and the resulting disease COVID-19, has spread to most countries, and all 50 states within the United States. Of significant current concern is the emergence of a number of SARS-CoV-2 variants, some of which have increased transmissibility and may be resistant to current vaccines being administered throughout the world. The impact of such variants cannot be predicted at this time, and could depend on numerous factors, including vaccination rates among the population, the effectiveness of COVID-19 vaccines against such variants and the response by governmental bodies and regulators. The continuing COVID-19 pandemic may negatively impact our operations and revenues and overall financial condition by harming the ability or willingness of customers to pay for our products due to macro-economic conditions resulting from the pandemic or the operations of manufacturers, suppliers and other third parties with which we do business. These challenges will likely continue for the duration of the pandemic, which is uncertain, and the macro-economic effects of the pandemic will likely continue far beyond the duration of the pandemic.

Numerous state and local jurisdictions have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. The electronics supply chain on which we depend has been impacted by plant closures and reduced operations, resulting in global parts shortages for the electronic industry as a whole. The governor of California, where our headquarters are located, previously issued “shelter-in-place” or “stay at home” orders restricting non-essential activities, travel and business operations, which could potentially be put in place again in the future. Such orders or restrictions have resulted in our offices closing, work stoppages, slowdowns and delays, travel restrictions and cancellation of events, among other effects, thereby negatively impacting our operations. Other potential disruptions may include delays in processing registrations or approvals by applicable state or federal regulatory bodies, delays in product development efforts, and additional government requirements or other incremental mitigation efforts that may further impact our capacity to manufacture, sell and support the use of our ClearUP device. In addition, even after the “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19 are lifted, we may continue to experience disruptions to our business.

While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, the widespread pandemic has resulted in, and may continue to result in, significant disruption of global financial markets, reducing our ability to access capital, which could negatively affect our future liquidity, including our ability to repay our existing indebtedness. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock. The COVID-19 pandemic has also resulted in a significant increase in unemployment in the United States, which may continue even after the pandemic subsides. The occurrence of any such events may lead to reduced disposable income and reduced consumer demand, which could adversely affect the number of our products sold after the pandemic has subsided.

We are subject to consumer protection laws that regulate our marketing practices and prohibit unfair or deceptive acts or practices. Our actual or perceived failure to comply with such obligations could harm our business, and changes in such regulations or laws could require us to modify our products or marketing or advertising efforts.

In connection with the marketing or advertisement of our products, we could be the target of claims relating to false, misleading, deceptive or otherwise noncompliant advertising or marketing practices, including under the auspices of the FTC and state consumer protection statutes. If we rely on third parties to provide any marketing and advertising of our products, we could be liable for, or face reputational harm as a result of, their marketing practices if, for example, they fail to comply with applicable statutory and regulatory requirements.

If we are found to have breached any consumer protection, advertising, unfair competition or other laws or regulations, we may be subject to enforcement actions that require us to change our marketing and business practices in a manner that may negatively impact us. This could also result in litigation, fines, penalties and adverse publicity that could cause reputational harm and loss of customer trust, which could have a material adverse effect on our business, financial condition and results of operations.

Our reliance on vendors in foreign countries, including China, subjects us to risks and uncertainties relating to foreign laws and regulations and changes in relations between the United States and such foreign countries.

Electronic components for our ClearUP devices are sourced primarily from China, and we may in the future source components from vendors located in other foreign countries. Under its current leadership, the government of China has been pursuing economic reform policies, including by encouraging foreign trade and investment. However, there is no assurance that the Chinese government will continue to pursue such policies, that such policies will be successfully implemented, that such policies will not be significantly altered, or that such policies will be beneficial to our partnerships in China. China’s system of laws, as well as the laws of other foreign countries where we may source components, can be unpredictable, especially with respect to foreign investment and foreign trade. The United States government has called for substantial changes to foreign trade policy with China and has raised tariffs on several Chinese goods. China has retaliated with increased tariffs on United States goods. Any further changes in United States trade policy could trigger retaliatory actions by affected countries, including China, resulting in trade wars. Changes to Chinese regulations affecting the manufacture of electronic components may also be unpredictable. Changes to regulations in any other country where we may source components in the future may also be unpredictable and could affect the manufacture of electronic components in such countries and our ability to purchase components on a cost-effective basis. Any regulatory changes and changes in United States and China relations, or changes in relations with the United States any other country where we may source components in the future, may have a material adverse effect on our vendors in China and other such countries which could materially harm our business and financial condition.

International trade disputes could result in tariffs and other protectionist measures that could have a material adverse effect on our business, financial condition and results of operations.

Tariffs could increase the cost of our products and raw materials that go into making them. These increased costs could adversely impact the gross margin that we earn on our products. Tariffs could also make our products more expensive for customers, which could make our products less competitive and reduce consumer demand. Countries may also adopt other protectionist measures that could limit our ability to offer our products. Political uncertainty surrounding international trade disputes and protectionist measures could also have a negative effect on consumer confidence and spending, which could have a material adverse effect on our business, financial condition and results of operations.

We may in the future become subject to the requirements of the Sunshine Act.

We are not currently subject to the Physician Payment Sunshine Act (“Sunshine Act”), which was enacted as part of the Affordable Care Act. However, if we begin selling our products directly to governmental entities or our products become reimbursable by Medicare or Medicaid, then we may become subject to the Sunshine Act, which will require us to report annually to the Secretary of Health and Human Services: (i) payments or other transfers of value made by us, or by a third-party as directed by us, to physicians and teaching hospitals or to third parties on behalf of physicians or teaching hospitals; and (ii) physician ownership and investment interests in our company. The payments required to be reported include the cost of meals provided to a physician, travel reimbursements and other transfers of value, including those provided as part of contracted services such as speaker programs, advisory boards, consultation services and clinical trial services. Failure to comply with the reporting requirements can result in significant civil monetary penalties ranging from $1,000 to $10,000 for each payment or other transfer of value that is not reported (up to a maximum per annual report of $150,000) and from $10,000 to $100,000 for each knowing failure to report (up to a maximum per annual report of $1.0 million). Additionally, becoming subject to the Sunshine Act and the information we disclose could lead to greater scrutiny, which could result in modifications to established practices and additional costs. Additionally, similar reporting requirements have also been enacted on the state level domestically, and an increasing number of countries worldwide have either adopted or are considering adopting similar laws requiring transparency of interactions with healthcare professionals.

Risks Related to Our Intellectual Property

We are highly dependent on intellectual property (“IP”), and our methods of protecting our IP may not be adequate or could be costly.

We rely on a combination of patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our IP rights. We are building our IP portfolio, and may not be able to secure sufficient protection to prevent competition from entering the market or from creating competing products.

We cannot be certain that we will be able to obtain patent protection on the key components of our technology or that we will be able to obtain patents in key jurisdictions, such as the United States, Europe and Asia. We cannot give assurances that we will develop new products or technologies that are patentable or (to the extent applicable) that any new products will be covered by existing patents, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties, or that the patents of others will not impair our ability to do business.

We cannot guarantee that the applicable governmental authorities will approve any of our future trademark applications. Even if the applications are approved, third parties may seek to oppose or challenge these registrations. A failure to obtain trademark registrations in key jurisdictions could limit our ability to use our trademarks and impede our marketing efforts in those jurisdictions.

Despite our efforts to protect our IP, unauthorized parties may attempt to copy or obtain and use our technology. Policing the unauthorized use of our technology on a global basis is difficult, and there can be no assurance that the steps taken by us will prevent misappropriation of our technology.

We cannot give assurances that our measures for preserving the secrecy of our trade secrets and confidential information will be sufficient to prevent others from obtaining our trade secrets.

We generally require our employees, consultants and corporate partners to sign confidentiality and non-disclosure agreements prohibiting them from disclosing any of our trade secrets. Our employment agreements and consulting agreements also contain confidentiality undertakings, as well as non-compete provisions, which prohibit employees, advisors and consultants from acting contrary to our interests during the period of their relationship with us.

Despite our efforts to preserve the secrecy of our trade secrets and confidential information, we may not have adequate remedies to preserve our trade secrets or to compensate us fully for our loss if employees, consultants or corporate partners breach confidentiality agreements with us. We cannot give assurances that our trade secrets will provide any competitive advantage, as they may become known to, or be independently developed by, competitors, regardless of the success of any measures we may take to try to preserve their confidentiality.

Any failure or inability to protect any of our IP or confidential information, or to enforce our rights against any infringement or misappropriation of our IP or confidential information, could have a material adverse effect on our business, financial condition and results of operations. Additionally, we may be forced to litigate to enforce or defend our IP, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence and/or outcome of any such litigation could harm our business.

We may face risks of claims for IP infringement.

Our competitors or other persons may have already obtained or may in the future obtain patents or other rights relating to one or more aspects of our technology. Because we have not conducted a formal freedom to operate analysis for patents related to our technology, we may not be aware of issued patents that a third party might assert are infringed by our current or any future technology, which could materially impair our ability to commercialize our current or any future technology. Even if we diligently search third-party patents for potential infringement by our current or any future technology, we may not successfully find patents that our current or any future technology may infringe. If we are unable to secure and maintain freedom to operate, others could preclude us from commercializing our current or future technology. We may in the future become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current and any future technology, whether or not we are actually infringing, misappropriating or otherwise violating the rights of third parties. If we are sued for patent or other intellectual property right infringement, we may be forced to incur substantial costs in defending our self.

If litigation were to result in a judgment that we infringed a valid and enforceable patent or other intellectual property right, a court may order us to pay substantial damages to the owner of the patent or other intellectual property right and to stop using any infringing technology or products. This could cause a significant disruption in our business and force us to incur substantial costs to develop and implement alternative, non-infringing technology or products, or to obtain a license from the patent or other intellectual property right owner.

We cannot give assurance that we would be able to develop non-infringing alternatives at a reasonable cost that would be commercially acceptable, or that we would be able to obtain a license from any patent or other intellectual property right owner on commercially reasonable terms, if at all.

We may be unable to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. The area of bioelectronic medicine, specifically, is a nascent and emerging industry. To the extent we demonstrate novel means to manage physiological functions, the nature and degree of intellectual property protection we can obtain throughout the world may vary. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop infringement of our foreign patents, if obtained, or the misappropriation of our other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the enforceability of patents against certain third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of our intellectual property.

Risks Related to Our Stock and this Offering

We expect that our stock price may fluctuate significantly and investors may not be able to resell their shares at or above the initial public offering price. An active trading market for our common stock may never develop.

Prior to this offering, you could not buy or sell our common stock publicly. Although we have applied to have our common stock listed on the Nasdaq Capital Market, no assurance can be given that our application will be approved. Even if our application is approved and our common stock is listed on the Nasdaq Capital Market, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop or is not maintained, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for the shares, or at all. An inactive trading market may also impair our ability to raise capital to continue to fund operations by selling additional shares of our common stock and may impair our ability to acquire other companies or technologies by using shares of our common stock as consideration.

The initial public offering price of our common stock will be determined through negotiations with the underwriters. This determined price may not reflect the price at which investors in the market will be willing to buy and sell our shares following this offering. You may be unable to sell your shares of common stock at or above the initial offering price. The market price of shares of our common stock following this offering could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	the effect of the COVID-19 pandemic on our business and operations and on market conditions generally;

•	the success of our products and of competitive products or technologies;

•	regulatory or legal developments in the United States and other countries;

•	the level of expenses related to our products or development programs;

•	announcements by us, our partners or our competitors of new products or therapies, significant contracts, strategic partnerships, joint ventures, collaborations, commercial relationships or capital commitments;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts or recommendations for our stock;

•	disputes or other developments related to proprietary rights (including patents), litigation matters, and our ability to obtain patent protection for our technologies;

•	commencement of, or our involvement in, litigation;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	manufacturing disputes or delays;

•	any future sales of our common stock or other securities;

•	any change to the composition of the board of directors or key personnel;

•	general economic conditions and slow or negative growth of our markets;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	announcement or expectation of additional debt or equity financing efforts; and

•	other factors described in this section of the prospectus.

These and other market and industry factors may cause the market price and demand for our common stock to fluctuate substantially, regardless of our actual operating performance. In addition, the stock market in general, and medical device companies in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In the past, when the market price of a stock has been volatile, holders of that stock have on occasion instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, the defense and disposition of the lawsuit could be costly and divert the time and attention of our management and harm our operating results.

We do not expect to pay any cash dividends for the foreseeable future.

We do not expect to pay dividends to our stockholders at any time in the foreseeable future. Anyone considering investing in our stock should not rely on such investment to provide dividend income. Instead, we plan to retain any earnings to establish, maintain and expand our operations and product offerings. In addition, any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our stock. Accordingly, investors must rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any return on their investment.

Future issuances of stock or other securities could dilute the holdings of stockholders and could materially affect the price of the shares of stock being issued in connection with this offering.

We anticipate that we will issue shares of capital stock in conjunction with future funding requirements. Any issuance of new shares of stock, or securities exercisable for or convertible into shares of stock, for the purpose of securing capital will result in the dilution of the ownership interests of our existing stockholders.

We have used and intend to continue to use equity incentives for employees, advisors, directors, key consultants and select affiliates. Any issuance of stock upon the conversion of options and/or incentive rights will result in the dilution of the ownership interests of our existing stockholders.

In addition, we may in the future decide to offer additional stock or other securities in order to finance new capital-intensive projects, in connection with unanticipated liabilities or expenses or for any other purposes. There is no assurance that we will not decide to conduct offerings of securities in the future. Depending on the structure of any future offering, certain existing stockholders may not have the ability to purchase additional equity securities. If we raise additional funds by issuing additional equity securities, the holdings and voting interests of existing stockholders could be diluted.

We are an “emerging growth company” and a “smaller reporting company,” and the reduced public company reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to public companies that are not emerging growth companies. These provisions include, but are not limited to: being permitted to have only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure; an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”); not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements and proxy statements; and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We intend to take advantage of certain of the exemptions discussed above.

In addition, we are currently a “smaller reporting company,” as defined in the Securities Exchange Act of 1934, as amended (“Exchange Act”), and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to the Sarbanes-Oxley Act and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have more than $250 million in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock), annual revenues of more than $100 million during the most recently completed fiscal year.

As a result, the information we provide will be different than the information that is available with respect to other public companies. In this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and the market price of our common stock may be more volatile.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our second annual report on Form 10-K, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act. The process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation is time consuming, costly and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to assert that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could decline, and we could also become subject to investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

A significant portion of our total outstanding shares of common stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Subject to certain exceptions, without the prior written consent of ThinkEquity LLC, as representative of the underwriters, our current stockholders, during the period ending 6 months after the date of this prospectus, and our officers and directors and, during the period ending 12 months after the date of this prospectus, have agreed not to: (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock; (ii) file any registration statement with the Securities and Exchange Commission (“SEC”) relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or (iii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of common stock, subject to certain exceptions. ThinkEquity, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. See the section of this prospectus entitled “Underwriting.”

The market price of our common stock may decline significantly when the restrictions on resale by our existing stockholders lapse. A decline in the market price of our common stock might impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

If our operating and financial performance in any given period does not meet any guidance that we provide to the public, the market price of our common stock may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our common stock may decline. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.

Investors in this offering will experience immediate and substantial dilution

The initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our pro forma net tangible book value per share after this offering. Based on the assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $3.91 per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the initial public offering price. In addition, if the underwriters exercise their option to purchase additional shares, or outstanding options and warrants are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section of this prospectus entitled “Dilution.”

Participation in this offering by our existing stockholders and/or their affiliated entities may reduce the public float of our common stock.

To the extent certain of our existing stockholders and their affiliated entities participate in this offering, such purchases would reduce the non-affiliate public float of our shares, meaning the number of shares of our common stock that are not held by officers, directors and controlling stockholders. A reduction in the public float could reduce the number of shares that are available to be traded at any given time, thereby adversely impacting the liquidity of our common stock and depressing the price at which you may be able to sell shares of common stock purchased in this offering.

We will have broad discretion in the use of the net proceeds to us from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds to us from this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variety of factors that will determine our use of the net proceeds from this offering, our ultimate use may vary substantially from our currently intended use. Investors will need to rely upon the judgment of our management with respect to the use of proceeds. Pending use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government that may not generate a high yield for our stockholders. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, results of operations, and prospects could be harmed, and the market price of our common stock could decline.

Anti-takeover provisions in our charter documents, which will be effective upon completion of this offering, and under Delaware law, could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that:

•	authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights, and preferences determined by our board of directors that may be senior to our common stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the chairperson of our board of directors, our Chief Executive Officer or our President (in the absence of a Chief Executive Officer);

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	prohibit cumulative voting in the election of directors;

•	establish that our board of directors will be divided into three classes—Class I, Class II, and Class III—with each class serving staggered three-year terms;

•	provide that, so long as our board of directors is classified, directors may only be removed for cause;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•	require the approval of our board of directors or the holders of two-thirds of our outstanding shares of voting stock to amend our bylaws and certain provisions of our certificate of incorporation.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our common stock in an acquisition.

Our amended and restated certificate of incorporation and amended and restated bylaws, to be in effect upon the completion of this offering, will provide that the Court of Chancery of the State of Delaware or the federal district court for the District of Delaware will be the exclusive forum for certain disputes between us and our stockholders, which could result in increased costs for our stockholders to bring a claim and could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation and amended and restated bylaws, both of which will be in effect upon consummation of this offering, will provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is the exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or our stockholders, creditors or other constituents; (iii) any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws; or (v) or any action asserting a claim against us that is governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, or the Company consents in writing to the selection of an alternative forum, such action may be brought in another state or federal court sitting in the State of Delaware. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act or Exchange Act. Nothing in our amended and restated certificate of incorporation or amended and restated bylaws will preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, this choice of forum provision could result in increased costs for our stockholders to bring a claim and could may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the choice of forum provision that will be contained in our amended and restated certificate of incorporation and amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

General Risk Factors

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, the market price and trading volume of our common stock could decline.

The market price and trading volume of our common stock following the completion of this offering will be heavily influenced by the way analysts interpret our financial information and other disclosures. We do not have control over these analysts. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, our stock price would be negatively affected. If securities or industry analysts do not publish research or reports about our business, downgrade our common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our common stock.

We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company, which could lower our profits or make it more difficult to run our business.

As a public company, we will incur significant legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also have incurred and will continue to incur costs associated with the Sarbanes-Oxley Act, and related rules implemented by the SEC, and the exchange our securities will be listed on. The expenses generally incurred by public companies for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, other regulatory action and potentially civil litigation.

Actual or perceived failures to comply with applicable data privacy and security laws, regulations, policies, standards, contractual obligations and other requirements related to data privacy and security and changes to such laws, regulations, standards, policies and contractual obligations could adversely affect our business, financial condition and results of operations.

The global data protection landscape is rapidly evolving, and there has been an increasing focus on privacy and data protection issues with the potential to affect our business. We are subject to numerous state, federal and foreign laws, requirements and regulations governing the collection, transmission, use, disclosure, storage, retention and security of personal and personally-identifying information, such as information that we may collect in connection with conducting our business in the United States and abroad. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards or perception of their requirements may have on our business. This evolution may create uncertainty in our business; affect our ability to operate in certain jurisdictions; or to collect, store, transfer use and share personal information; necessitate the acceptance of more onerous obligations in our contracts; result in liability or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any failure or perceived failure by us to comply with federal, state or foreign laws or regulation, our internal policies and procedures, or our contracts governing our processing of personal information could result in negative publicity, government investigations and enforcement actions, fines, imprisonment of company officials and public censure, claims by third parties, damage to our reputation and loss of goodwill, any of which could have a material adverse effect on our business, financial condition and results of operations.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

U.S. generally accepted accounting principles (“GAAP”) and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws could subject us to criminal or civil liability and harm our business, financial condition, and results of operations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), U.S. domestic bribery laws, the UK Bribery Act 2010, and other anti-corruption and anti-money laundering laws in the countries in which we conduct business. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we increase our international sales and business and sales to the public sector, we may engage with business partners and third-party intermediaries to market our products and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with such laws, there is a risk that our employees and agents will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we expand internationally, our risks under these laws may increase.

Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, financial condition, and results of operations could be harmed.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus may contain certain “forward-looking” statements as such term is defined by the SEC in its rules, regulations and releases, which represent our expectations or beliefs, including but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intent,” “could,” “estimate,” “might,” “plan,” “predict” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, the operations of the Company and its subsidiaries, volatility of stock price, commercial viability of our product candidates and any other factors discussed in this and other registrant filings with the SEC.

These risks and uncertainties and other factors include, but are not limited to those set forth under “Risk Factors” of this prospectus. Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as otherwise required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus or in the documents we incorporate by reference, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

This prospectus contains forward-looking statements, including statements regarding, among other things:

•	our ability to continue as a going concern;

•	our anticipated needs for working capital;

•	our ability to secure additional financing;

•	we have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the level of expenses related to our product development and operations; and

•	our efforts to expand our products and our business.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. We caution you not to place undue reliance on these forward-looking statements. In addition to the information expressly required to be included in this prospectus, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

USE OF PROCEEDS

Assuming a public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our common stock in this offering will be approximately $12.9 million (or $15.0 million if the representative of the underwriters exercises its over-allotment option in full), after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed public offering price would increase (decrease) the net proceeds to us from this offering by approximately $2.5 million (or $2.9 million if the representative of the underwriters exercises its over-allotment option in full), assuming the number of shares we sell, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Similarly, an increase (decrease) of 0.5 million shares offered would increase (decrease) the net proceeds to us from this offering by approximately $2.5 million, assuming the assumed public offering price remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock and thereby enable access to the public equity markets for us and our stockholders. We currently anticipate our use of the net proceeds from this offering, together with our existing resources, will include:

•	approximately $5.8 million to expand our sales and marketing efforts, including (i) expanding advertising and public relations; (ii) growing our social media presence; (iii) upgrading and optimizing ecommerce infrastructure, online/website design; and (iv) other initiatives to grow sales of ClearUP and to market Tivic Health as a trusted brand for evidence-based health bio-electronic health devices and services based on bioelectronic medicine;

•	approximately $2.2 million to expand clinical research and development activities to identify and validate new product candidates, move them through pre-clinical and clinical development, and develop go-to-market strategies;

•	approximately $0.5 million to build and launch the next generation of ClearUP Gen 2; and

•	the balance for working capital, business development opportunities, general corporate purposes, including expanding our insurance, legal, finance, and compliance investments to support operating as a public company.

Although we may, from time to time, evaluate potential strategic investments and acquisitions, we do not have any definitive agreements in place to make any such acquisitions at this current time. We will have broad discretion in the way that we use the net proceeds of this offering. See “Risk Factors—Risks Related to our Stock and this Offering.”

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development and any unforeseen cash needs. As a result, our management will have broad discretion over how these proceeds are used. Proceeds held by us will be invested in short-term investments until needed for the uses described above.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, and current and anticipated cash needs. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Pursuant to our existing certificate of incorporation, the holders of our preferred stock are entitled to receive dividends prior to and in preference to any dividends on common stock, when and if declared by our board of directors. Any additional dividends will be paid ratably to holders of common and preferred stock, with the holders of preferred stock participating on an as-converted basis. Our existing certificate of incorporation also provides that we may not pay or set aside any dividends on shares of any class or series of capital stock without the prior written consent of the holders of a majority of the outstanding shares of preferred stock. All outstanding shares of our preferred stock, however, will be converted into shares of common stock immediately prior to the completion of this offering.

CAPITALIZATION

The following table sets forth our cash, cash equivalents, debt securities and other investments available for sale and securities and our capitalization as of June 30, 2021:

•	on an actual basis;

•	on a pro forma basis to give effect to (i) the issuance of an aggregate of 346,979 shares of our common stock upon exercise of stock options by certain holders in August 2021, resulting in aggregate net proceeds to the Company of approximately $56,000; (ii) the issuance of 112,500 restricted shares of common stock to our Chief Financial Officer in July 2021; (iii) the automatic conversion of all our outstanding convertible promissory notes in the aggregate principal amount of approximately $4,429,721, plus accrued interest of approximately $59,733 (as of September 1, 2021), as described herein, into 1,088,333 shares of common stock, based on an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed conversion price of $4.125 per share (75% of the assumed initial public offering price per share); (iv) the conversion of all our outstanding convertible preferred stock described herein into 2,227,116 shares of common stock, which will occur immediately prior to the completion of this offering; (v) our issuance of certain convertible notes payable (collectively, the “Notes”) in the aggregate principal amount of $517,500 (resulting in net proceeds to the Company of $450,000 after recording an original issue discount of $67,500) in July 2021; and (vi) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering; and

•	on a pro forma as adjusted basis to give effect to the pro forma adjustments and to give further effect to the sale of 2,727,272 shares of our common stock in this offering, assuming an initial public offering price of $5.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

All share and per share data has been retrospectively adjusted to reflect the 1-for-4 reverse stock split of our issued and outstanding shares of common stock, which was effected on August 31, 2021. The pro forma and pro forma as adjusted information below is illustrative only, and our capitalization following the corporate conversion and the completion of this offering will depend on the actual initial public offering price and other terms of this offering determined at pricing. You should read the following information together with the information contained under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the accompanying notes appearing elsewhere in this prospectus.

As of June 30, 2021
	Actual	Pro Forma(1)	Pro Forma As Adjusted(1)(2)
		(unaudited)	(unaudited)
	(in thousands, except share and per share amounts)
Cash, cash equivalents and short-term investments	$1,623	$2,124	$15,049
Deferred offering costs	$363	$363	$-
Convertible notes payable, accrued interest (3)	$38	$-	$-
Current portion of convertible notes payable, net of debt discount(4)	$1,962	$-	$-
Conversion feature derivative liability	$1,823	$-	$-
Convertible notes payable, net of debt discount (5)	$857	$-	$-
Stockholders’ equity (deficit):
Convertible preferred stock, $0.0001 par value, 10,113,621 shares authorized, 8,908,600 shares issued and outstanding, actual; 10,000,000 shares authorized and no shares outstanding, pro forma and pro forma as adjusted	$1	$-	$-
Common stock, $0.0001 par value, 25,000,000 shares authorized, 2,374,479 issued and outstanding, actual; 200,000,000 shares authorized, 6,149,407 shares issued and outstanding, pro forma (unaudited); 8,876,679 shares issued and outstanding, pro forma as adjusted (unaudited)	$-	$1	$1
Additional paid-in capital	$9,898	$16,201	$28,764
Accumulated deficit	$(13,502)	$(14,625)	$(14,625)

Total stockholders’ equity (deficit)	$(3,603)	$1,578	$14,140

Total capitalization	$1,077	$1,578	$14,140

(1)	This pro forma and pro forma as adjusted information is illustrative only and will depend on the actual initial public offering price and other terms of this offering determined at pricing.

(2)	Each $1.00 increase or decrease in the assumed initial public offering price of $5.50 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease, as applicable, the pro forma as adjusted amounts of each of our cash, cash equivalents, and short-term investments, common stock and additional paid-in capital, total stockholders’ equity (deficit), and total capitalization by approximately $2,495,000, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 0.5 million shares in the number of shares offered by us would increase or decrease, as applicable, the pro forma as adjusted amounts of each of our cash, cash equivalents, and short-term investments, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $2,516,000, assuming the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)	Convertible notes payable accrued interest of $38,000 is included in the other accrued liabilities of $311,000 reflected in the Company’s balance sheet for the six months ended June 30, 2021.

(4)	Current portion of convertible notes payable, net of debt discount reflects convertible notes payable issued in 2020 at a face value of $1,987,500, less unamortized debt discount of $25,085 as of June 30, 2021.

(5)	Convertible notes payable, net of debt discount reflect convertible notes payable issued in June 2021 at a face value of $1,924,721, less unamortized debt discount of $1,067,476 as of June 30, 2021.

The number of shares of common stock issued and outstanding, pro forma and pro forma as adjusted in the table above is based on (i) 2,374,479 shares of our common stock outstanding as of June 30, 2021; (ii) 346,979 shares of our common stock issued upon exercise of stock options by certain holders in August 2021; (iii) 112,500 restricted shares of common stock issued to our Chief Financial Officer in July 2021; (iv) 2,227,116 shares of common stock issuable upon conversion of 8,908,600 shares of our outstanding preferred stock immediately prior to the completion of this offering; and (v) 1,088,333 shares of common stock issuable upon conversion of outstanding convertible notes in the principal amount of approximately $4,429,721, with approximately $59,733 of additional accrued interest (as of September 30, 2021), based on an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed conversion price of $4.125 per share (75% of the assumed initial public offering price per share). The number of shares of common stock issued and outstanding, pro forma and pro forma as adjusted in the table above excludes the following:

•	376,970 shares of common stock issuable upon exercise of options to purchase shares of common stock outstanding as of September 1, 2021, with a weighted-average exercise price of $0.80 per share;

•	100,000 shares of common stock issuable upon exercise of warrants to purchase shares of common stock, all with an exercise price of approximately $1.04 per share, 50,000 of which warrants were issued to a consultant on July 1, 2021 and 50,000 of which warrants shall be issued to the same consultant as soon as reasonably practicable after consummation of this offering;

•	shares of common stock issuable upon exercise of warrants to be issued to the representative of the underwriters as compensation in connection with this offering;

•	70,342 shares of common stock reserved for future issuance as of September 1, 2021 under our 2017 Plan (the 2017 Plan will terminate effective upon consummation of this offering, after which date no additional shares, options or other equity interests may be issued thereunder); and

•	937,500 shares of common stock to be reserved for future issuance under our 2021 Plan, which will be effective upon the completion of this offering.

DILUTION

If you invest in our common stock, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of common stock then issued and outstanding.

Our historical net tangible book value of our common stock as of June 30, 2021 was $(3,966,000), or $(1.67) per share (as adjusted to reflect the 1-for-4 reverse stock split of our issued and outstanding shares of common stock, which was effected on August 31, 2021).

The pro forma net tangible book value of our common stock as of June 30, 2021 was $1,215,000 or $0.20 per share, after giving effect to (i) the issuance of an aggregate of 346,979 shares of our common stock upon exercise of stock options by certain holders in August 2021, resulting in aggregate net proceeds to the Company of approximately $56,000; (ii) the issuance of 112,500 restricted shares of common stock to our Chief Financial Officer in July 2021; (iii) the automatic conversion of all our outstanding convertible promissory notes in the aggregate principal amount of approximately $4,429,721, plus accrued interest of approximately $59,733 (as of September 1, 2021), as described herein, into 1,088,333 shares of common stock, based on an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed conversion price of $4.125 per share (75% of the assumed initial public offering price per share); (iv) the conversion of all our outstanding convertible preferred stock described herein into 2,227,116 shares of common stock, which will occur immediately prior to the completion of this offering; (iii) our issuance of certain convertible notes payable in the aggregate principal amount of $517,500 (resulting in net proceeds to the Company of $450,000 after recording an original issue discount of $67,500) in July 2021; and (v) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering.

After giving further effect to the receipt of the net proceeds from our sale of shares of common stock in this offering at an assumed public offering price of $5.50 per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2021, would have been $14,401,000, or $1.59 per share. This represents an immediate increase in pro forma net tangible book value of $18,106,000 to our existing stockholders and an immediate dilution of $3.91 per share to investors purchasing common stock in this offering.

We calculate dilution per share to new investors by subtracting the pro forma net tangible book value per share from the public offering price paid by the new investor. The following table illustrates the dilution to new investors on a per share basis:

Assumed initial public offering price per share		$5.50
Historical net tangible book value per share as of June 30, 2021	$(1.67)
Pro forma increase per share attributable to the pro forma transactions described in the preceding paragraphs	1.87
Pro forma net tangible book value per share as of June 30, 2021	$0.20
Increase in net tangible book value per share attributable to this offering	$1.39
Pro forma as adjusted net tangible book value per share after giving effect to this offering		$1.59
Dilution per share to new investors in this offering		$3.91

Each $1.00 increase (decrease) in the assumed public offering price of $5.50 would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $1.87 per share and the dilution to new investors by $3.63 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) of 0.5 million shares offered would increase (decrease) the pro forma as adjusted net tangible book value by $1.78 per share and the dilution to new investors by $3.72 per share, assuming the assumed public offering price remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the representative of the underwriters’ option to purchase 409,090 additional shares to cover over-allotments is exercised in full, the pro forma as adjusted net tangible book value per share after giving effect to this offering would be $1.74 per share, representing an immediate increase to existing stockholders of $1.55 per share, and immediate dilution to new investors in this offering of $3.76 per share, in each case assuming an initial public offering price of $5.50 per share.

Unless otherwise indicated, the foregoing calculations:

•	assume no exercise by the representative of the underwriters of its over-allotment option;

•	give effect to the 1-for-4 reverse stock split with respect to our issued and outstanding shares of common stock effected on August 31, 2021;

•	Exclude 376,970 shares of common stock issuable upon exercise of options to purchase shares of common stock outstanding as of September 1, 2021, with a weighted-average exercise price of $0.80 per share;

•	exclude 100,000 shares of common stock issuable upon exercise of warrants to purchase shares of common stock, all with an exercise price of approximately $1.04 per share, 50,000 of which warrants were issued to a consultant on July 1, 2021 and 50,000 of which warrants shall be issued to the same consultant as soon as reasonably practicable after consummation of this offering;

•	excludes shares of common stock issuable upon exercise of warrants to be issued to the representative of the underwriters as compensation in connection with this offering at an exercise price equal to 125% of the initial offering price of the common stock;

•	70,342 shares of common stock reserved for future issuance as of September 1, 2021 under our 2017 Plan (the 2017 Plan will terminate effective upon consummation of this offering, after which date no additional shares, options or other equity interests may be issued thereunder); and

•	exclude 937,500 shares of common stock reserved for future issuance pursuant to our 2021 Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Financial Data” and the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” and in other parts of this prospectus.

Overview

We are a bioelectronic device company delivering non-invasive neuromodulation products for treatment of inflammatory conditions. Bioelectronic medicine, also referred to as electroceuticals or neuromodulation, is the treatment of disease and conditions by preferentially activating electrical functions of the body to modify central or peripheral nerve activity.

Business Developments

Since our formation in September 2016, we have devoted substantially all of our efforts to research and development, to regulatory clearance and to early market development and testing for our first product, released September 2019 in the United States. We are not profitable and have incurred losses in each year since our inception. Our net loss was $2,450,000, $3,639,000 and $4,148,000 for the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019, respectively. As of June 30, 2021, we had an accumulated deficit of $13,502,000. We currently have one product approved for sale with two United States indications and CE Mark. We expect to incur sales and marketing costs to drive adoption and market access in the United States market, with later expansion under the CE Mark. We expect to incur additional research and development expenses related to extending the indications for our product(s). We expect to incur additional general and administrative expenses related to scaling our operations and operating as a public company.

In February 2018, we initiated the FDA pivotal trial for ClearUP Sinus Pain Relief, a handheld neuromodulation device targeting the symptoms of sinus inflammation, and secured FDA clearance in January 2019. In February 2020, we were granted the CE Mark for ClearUP and in March 2021, the FDA extended the use of ClearUP to allow broader marketing. We expect that our operating expenses will increase significantly as we discover, acquire, validate and develop additional product candidates; seek regulatory approval and, if approved, proceed to commercialization of new products; obtain, maintain, protect and enforce our intellectual property portfolio; and hire additional personnel. Furthermore, we have incurred and will continue to incur additional costs associated with operating as a public company that we did not experience as a private company. We expect to continue to incur significant losses for the foreseeable future.

We have funded our operations primarily from the issuance and sale of convertible preferred stock and convertible notes payable and the sale of our products. As of June 30, 2021, we had $1,623,000 in cash and cash equivalents.

We currently generate sales revenue through both owned channels and third-party online retailers. Our ability to grow sales revenue will depend on successfully executing a comprehensive marketing campaign to drive additional sales through existing and new channels. Long-term growth will be commensurate with our ability to successfully identify, develop, and secure regulatory approval of one or more additional product candidates beyond ClearUP. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through private or public equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources of financing. Adequate funding may not be available to us on acceptable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of our products and/or future product candidates.

We rely heavily on third-party service providers, including marketing agencies, clinical research organizations and academic research partnerships, finance and accounting support, legal support, and contract manufacturing organizations to carry out our operations. We expect to increase headcount selectively, but will continue to rely significantly on third-party service providers with specialized expertise and/or facilities.

Components of Results of Operations

Revenue

Revenue is generated by the sale of our products. In 2019, our sales came primarily through pre- and post-launch sales on product discovery platforms and our owned and operated website, with sales initiated on Amazon.com in late 2019. In 2020, revenue came through our owned and operated websites, Amazon.com and online retail.

Cost of Sales

Cost of sales consists primarily of the materials and services to manufacture our products, the internal personnel costs to oversee manufacturing and supply chain functions, and the shipment of goods to customers. A significant portion of our cost of sales is currently in fixed and semi-fixed expenses associated with the management of manufacturing and supply chain. Cost of sales is expected to increase on an absolute basis as sales volume increases. Cost of sales is expected to decrease as a proportion of revenue with (1) the release of our second generation ClearUP design, optimized for mass manufacturing, and (2) the allocation of fixed and semi-fixed expenses over increasing unit sales volume.

Gross Margin

Our gross margin has been and will continue to be affected by a variety of factors, including sales volumes, product and channel mix, pricing strategies, costs of finished goods, and product return rates. We expect our gross margin to increase with the launch of ClearUP Gen 2 and increasing sales volume over which fixed and semi-fixed costs are allocated. Any increase in gross margin will likely fluctuate from quarter to quarter as we continue to introduce new products, new manufacturing and suppliers and adopt new technologies.

Operating Expenses

Research and Development Expenses

Our research and development expenses consist primarily of costs incurred to conduct research, including the discovery, development and validation of product candidates. Research and development expenses include personnel costs, including stock-based compensation expense, third-party contractor services, including development and testing of prototype devices, and maintenance of limited in-house research facilities. We expense research and development costs as they are incurred. We expect research and development expenses to increase with the discovery and validation of new product candidates.

Sales and Marketing Expenses

Sales and marketing expenses include personnel costs and expenses for advertising and other marketing services. Personnel costs consist of salaries, bonuses, benefits and stock-based compensation. We expect sales and marketing expenses to increase as we expand the marketing of our products and pursue sales growth.

General and Administrative Expenses

General and administrative expenses include personnel costs, expenses for outside professional services and other expenses. Personnel costs consist of salaries, bonuses, benefits and stock-based compensation. Outside professional services consist of legal, finance, accounting and audit services, and other consulting fees. We expect general and administrative expenses to increase as we build our operational infrastructure. We expect general and administrative expenses will decrease as a proportion of revenue as revenue scales against fixed and semi-fixed administrative expenses.

Other Income / Expense, Net

Other expense, net primarily consists of the fair value adjustments related to the derivative liability for conversion rights, amortization of debt discount included in interest expense and the loss from the extinguishment of debt from the conversion of the convertible notes to preferred stock.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 and 2020

	Six Months Ended June 30,
Statement of operations data:	2021	2020	Change
	(unaudited)	(unaudited)
Revenue	$547	$246	$301
Cost of sales	602	333	269
Gross loss	(55)	(87)	32
Operating expenses:
Research and development	399	386	13
Sales and marketing	605	517	88
General and administrative	1,053	595	458
Total operating expenses	2,057	1,498	559
Loss from operations	(2,112)	(1,585)	(527)
Other income (expense):
Interest expense	(497)	(15)	(482)
Change in fair value of derivative liabilities	1	-	1
Other income	159	13	146
Total other income (expense)	(337)	(2)	(335)
Loss before provision for income taxes	(2,449)	(1,587)	(862)
Provision for income taxes	1	-	1
Net loss	$(2,450)	$(1,587)	$(863)

Revenue

Revenue increased $301,000 (122%) from $246,000 for the six months ended June 30, 2020 to $547,000 for the six months ended June 30, 2021, primarily attributable to increased unit sales of 114% and a reduction in consumer pricing incentives during the six months ended June 30, 2021 from the six months ended June 30, 2020 in response to COVID-19. Our unit sales were significantly adversely impacted starting in February 2020 as COVID-19 responses in our major channel (Amazon) compromised fulfillment of orders and disrupted our largely digital launch campaigns resulting in increased consumer pricing incentives during the six months ended June 30, 2020.

Cost of Sales

Cost of sales for the six months ended June 30, 2021 was $602,000 compared to $333,000 for the six months ended June 30, 2020, an increase of $269,000 or 81%. The period over period increase was primarily attributable to higher unit sales of 114% in the six months ended June 30, 2021 as compared to the six months ended March 2020.

The Company sells to retail channel partners at discounted pricing as compared to our direct to consumer sales. While all retail channel unit product sales exceed our cost per unit, gross margins on units sold through our retail channel partners will be lower. Gross loss for the six months ended June 30, 2021 was $(55,000) or negative 10% compared to $(87,000) or negative 35% as a percentage of revenue for the six months ended June 30, 2020. Gross margin improved primarily due to a reduction in consumer pricing incentives during the six months ended June 30, 2021 from the six months ended June 30, 2020 when incentives were offered in response to COVID-19 and due to higher volume absorbing fixed costs of third-party logistics support and allocated costs of Company personnel. We expect our gross margins to remain negative given the growth in sales to our retail channel partners and the allocation of fixed and semi-fixed expenses (including, without limitation, non-cash allocation of Company personnel and monthly minimum management, storage and processing fees from our third party logistics provider) over increasing unit sales volume until the launch of ClearUP Gen 2 planned for in 2022.

Research and Development Expenses

Research and development expenses increased by $13,000 from $386,000 for the six months ended June 30, 2020 compared to $399,000 for the six months ended June 30, 2021. The emphasis of activity in 2020 was primarily related to completion of a four-week at home clinical study supporting the application for a CE Mark for ClearUP. Activity in 2021 was primarily focused on developing the next generation of product, ClearUP Gen 2, and preparation for seeking FDA approval for a second indication for the ClearUP product line.

Sales and Marketing Expenses

Sales and marketing expenses increased to $605,000 for the six months ended June 30, 2021, compared to $517,000 for the six months ended June 30, 2021. The increase of $88,000 was due to increased expenditures for optimization services related to the Company’s e-commerce platform.

General and Administrative Expenses

General and administrative expenses were $1,053,000 for the six months ended June 30, 2021, compared to $595,000 for the six months ended June 30, 2020. The increase of $458,000 was primarily due to audit fees, consulting fees and other professional services to upgrade the accounting and finance function and to obtain an audit.

Other Income (Expense), Net

Other income (expense), net for the six months ended June 30, 2021 is primarily due to amortization of debt discount of $469,000 and the fair value remeasurement of the convertible feature derivative liability of $1,000. There were no similar expenses in the six months ended June 30, 2020 as there was no convertible debt activity during this period.

Comparison of the Years Ended December 31, 2020 and 2019

The following table summarizes our results of operations (in thousands):

	Year Ended December 31,
Statement of operations data:	2020	2019	Change
Revenue	$860	$420	$440
Cost of sales	1,085	709	376
Gross loss	(225)	(289)	64
Operating expenses:
Research and development	659	990	(331)
Sales and marketing	1,306	1,191	115
General and administrative	1,014	1,173	(159)
Total operating expenses	2,979	3,354	(375)
Loss from operations	(3,204)	(3,643)	439
Other income (expense):
Interest expense	(423)	(443)	20
Change in fair value of derivative liabilities	(27)	(75)	48
Other income	15	15	-
Total other income (expense)	(435)	(503)	68
Loss before provision for income taxes	(3,639)	(4,146)	507
Provision for income taxes	-	2	(2)
Net loss	$(3,639)	$(4,148)	$509

Revenue

Revenue increased $440,000 (105%) from $420,000 for the year ended December 31, 2019 to $860,000 for the year ended December 31, 2020. The increase is attributable to a full year of sales in the year ended December 31, 2020 and the addition of new sales channels. We commenced sales in September 2019, and therefore revenue for the year ended December 31, 2019 includes only four months of sales. Our product sales were significantly adversely impacted in the first half of 2020 as COVID-19 responses in our major channel (Amazon) compromised fulfillment of orders and disrupted the Company’s largely digital launch campaigns. Approximately 72% of sales were secured in the second half of 2020 after the Company launched new sales channel relationships with online retailers.

Cost of Sales

Cost of sales for the year ended December 31, 2020 was $1,085,000 compared to $709,000 for the year ended December 31, 2019, an increase of $376,000 or 53%. The increase in cost of sales was due to higher sales volume in 2020. Gross margin is negative due to the cost of third-party logistics support and Company personnel exceeding the contribution from the low volume of revenue. Cost of sales as a proportion of revenue decreased by 42% with allocation of these expenses across a larger sales volume.

Research and Development Expenses

Research and development expenses decreased by $331,000 from $990,000 for the year ended December 31, 2019 compared to $659,000 for the year ended December 31, 2020. The emphasis of activity in 2019 was primarily related to completion of pre-launch clinical studies supporting the release of ClearUP in September 2019. Activity in 2020 was primarily focused on product improvement and obtaining additional regulatory clearances, including an FDA De Novo grant for treatment of moderate to severe congestion and a CE Mark for treatment of sinus pain, pressure, and congestion.

Sales and Marketing Expenses

Sales and marketing expenses increased to $1,306,000 for the year ended December 31, 2020, compared to $1,191,000 for the year ended December 31, 2019. The increase of $115,000 was due to selective advertising campaigns used to drive increased revenue.

General and Administrative Expenses

General and administrative expenses were $1,014,000 for the year ended December 31, 2020, compared to $1,173,000 for the year ended December 31, 2019. The decrease of $159,000 was primarily due to higher level of legal and other professional services incurred prior to the release of the initial production model in 2019 offset by higher compensation in 2020.

Other Income (Expense), Net

Other income (expense), net decreased by $68,000 from $503,000 expense in the year ended December 31, 2019 to $435,000 for the year ended December 31, 2020. The decrease is due to a lower expense from the fair value remeasurement of the convertible feature derivative liability of $48,000 and lower amortization of debt discount of $20,000.

Liquidity and Capital Resources

Sources of Liquidity

From our inception through June 30, 2021, we have generated $1,827,000 revenue from product sales and have incurred operating losses and negative cash flows from our operations. As of June 30, 2021, we had cash and cash equivalents of $1,623,000, a working capital deficit of $3,139,000 and an accumulated deficit of $13,502,000. We have financed our operations to date primarily through issuances of SAFE instruments, convertible notes and convertible preferred stock. In 2019, we sold an aggregate of 2,787,854 shares of our convertible preferred stock to accredited investors, generating net proceeds of $3,843,000, and borrowings from convertible notes payables issued to investors in the amount of $1,710,000. In 2020, we borrowed $1,573,000 by issuing convertible notes and issued notes payable to borrow $195,000. During the six months ended June 30, 2021, we borrowed $2,163,000 by issuing convertible notes payable.

During the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019, we incurred net losses of $2,450,000, $3,639,000 and $4,148,000, respectively, and used $1,571,000, $3,027,000 and $3,670,000 of cash for operations, respectively. Management expects to incur substantial additional operating losses for at least the next two years to expand our markets, complete development of new products, obtain regulatory approvals, launch and commercialize our products and continue research and development programs.

Recent Developments

In April 2021, we issued a convertible note payable for total proceeds of $115,000. The note is unsecured, has interest accrued at a rate of 3% per annum and has a term of thirteen months.

On May 11, 2021, the SBA approved forgiveness of our PPP Loan, including accrued interest. The amount forgiven by the SBA was $157,000.

Effective as of June 7, 2021, the Company reincorporated as a Delaware corporation.

From June 2021 through July 2021, we issued convertible notes payables for total proceeds of $1,866,000, of which proceeds a total of $450,000 was not received by us until July 2021. The notes were issued at an original issue discount of $244,000 with principal outstanding of $2,110,000. The notes are unsecured, have a term of twenty-three months, and accrue interest at a rate of 3% per annum.

In June 2021, we issued convertible notes payable for total proceeds of $232,000. The notes are unsecured, have a term of twenty-three months, and accrue interest at a rate of 3% per annum.

In June 2021, we issued a convertible notes payable to our Chief Executive Officer for total proceeds of $100,000. The note is unsecured, has a term of twenty-three months, and accrues interests at a rate of 3% per annum.

In August 2021, after receiving Board approval of the same on July 29, 2021, holders of a majority of our issued and outstanding securities authorized our Board, acting in its sole discretion without further approval of our stockholders, to effect a reverse split of our issued and outstanding common stock, at a ratio of not less than 1-for-2, but not more than 1-for-15, at any time on or before July 29, 2021. On August 29, 2021, our Board approved a reverse split ratio of 1-for-4, and on August 31, 2021, we filed a Certificate of Amendment to our Certificate of Incorporation to implement the reverse stock split.

We intend to raise additional capital through the issuance of additional equity and debt. If financing is not available at adequate levels, we may need to reevaluate our operating plans. Based on projected activities, management projects that cash and cash equivalents on hand are not sufficient to support operations for at least the next 12 months following issuance of the financial statements for fiscal year ended December 31, 2020, which raises substantial doubt about the Company’s ability to continue as a going concern.

Plan of Operation and Future Funding Requirements

We use our capital resources primarily to fund operating expenses, primarily marketing and advertising for ClearUP and general operating expenses. We plan to increase our marketing and advertising investments to drive sales of ClearUP through existing and new channels. Our advertising investments will focus principally on driving adoption of the second generation version of ClearUP. We plan to increase our research and development investments to identify and validate new product candidates, move them through pre-clinical and clinical development, and develop go-to-market strategies that leverage our existing sales channels and call points. At this time, due to the inherently unpredictable nature of research and new product adoption, we cannot reasonably estimate the costs we will incur and the timelines that will be required to complete development, obtain marketing approval and commercialize future product candidates, if at all. For the same reasons, we are also unable to predict how quickly we will ramp-up revenue from ClearUP product sales or whether, or when, if ever, we may achieve profitability from the sales of one or more products. Clinical and preclinical development timelines, the probability of success, and sell-in costs can differ materially from expectations. In addition, we cannot forecast which product candidates may be best developed and/or monetized through future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements.

We have generated operating losses in each period since inception. We have incurred an accumulated deficit of $13,502,000 through June 30, 2021. We expect to incur additional losses in the future as we expand both our marketing and research and development activities. Based on our current plans, we expect that proceeds from the initial public offering will be sufficient to fund the company for 18 months. We have based this estimate on assumptions that may prove to be wrong, however, and we could use our capital resources sooner than we expect.

The timing and amount of our operating expenditures will depend largely on:

•	the timing and progress of sales initiatives driving top-line revenue;
•	the timing and adoption rate of ClearUP Gen 2 at lower cost of goods;
•	the payment terms and timing of commercial contracts entered into for manufacturing and sales of our products to and through third-party retailers;
•	the timing and progress of preclinical and clinical development activities;
•	the number and scope of preclinical and clinical programs we decide to pursue;
•	the timing and amount of milestone payments we may receive under any future collaboration agreements;
•	our ability to source new business opportunities through licenses and research and development programs and to establish new collaboration arrangements;
•	the costs involved in prosecuting and enforcing patent and other intellectual property claims;
•	the cost and timing of additional regulatory approvals beyond those currently held by us; and
•	our efforts to enhance operational systems and hire additional personnel, including personnel to support finance, sales, marketing, operations and development of our product candidates and satisfy our obligations as a public company.

Until such time, if ever, as we can generate substantial revenue from product sales, we expect to fund our operations and capital funding needs through equity and/or debt financings. We may also consider entering into collaboration arrangements or selectively partnering with third parties for clinical development and commercialization. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of additional debt would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations or our ability to incur additional indebtedness or pay dividends, among other items. If we raise additional funds through governmental funding, collaborations, strategic partnerships and alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are not able to secure adequate additional funding, we may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially and adversely affect our business, financial condition, results of operations and prospects.

Cash Flows

The following table summarizes our cash flows for the period indicated (in thousands):

	Year Ended		Six Months Ended
	December 31,		June 30,
	2020	2019	2021	2020
			(unaudited)	(unaudited)
Cash used in operating activities	$(3,027)	$(3,670)	$(1,571)	$(1,952)
Cash used in investing activities	-	(31)	-	-
Cash provided by financing activities	1,760	5,553	2,150	376
Net increase (decrease) in cash and cash equivalents	$(1,267)	$1,852	$579	$(1,576)

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2021 was $1,571,000, which consisted primarily of net loss of $2,450,000 decreased by non-cash charges of $319,000 and increased by a net change of $560,000 in our net operating assets. The non-cash charges primarily consisted of debt discount amortization of $469,000 and stock-based compensation of $18,000 offset by forgiveness of the PPP loan of $157,000. The change in our net operating assets and liabilities was primarily due to an increase in accounts payable and accrued expenses of $974,000 offset by an increase in accounts receivable, inventory, prepaid expenses and other current assets and deferred offering costs of $414,000.

Net cash used in operating activities for the six months ended June 30, 2020 was $1,952,000, which consisted primarily of net loss of $1,587,000 decreased by non-cash charges of $69,000 and decreased by a net change of $434,000 in our net operating assets. The non-cash charges primarily consisted of stock-based compensation of $48,000 and amortization of debt discount of $15,000. The change in our net operating assets and liabilities was primarily due to an increase in accounts receivable, inventory and prepaid expenses and other current assets of $107,000 and a decrease in accounts payable and accrued expenses of $327,000.

Net cash used in operating activities for the year ended December 31, 2020, was $3,027,000, which consisted primarily of net loss of $3,639,000 decreased by non-cash charges of $568,000 and decreased by a net change of $44,000 in our net operating assets. The non-cash charges primarily consisted of debt discount amortization of $411,000, stock-based compensation of $78,000, and change in fair value remeasurement of derivative liabilities of $27,000. The change in our net operating assets and liabilities was primarily due to an increase in inventory, accompanied by a decrease in accrued liabilities in 2020.

Net cash used in operating activities for the year ended December 31, 2019, was $3,670,000, which consisted primarily of net loss of $4,148,000 decreased by non-cash charges of $546,000 and increased by a net change of $68,000 in our net operating assets. The non-cash charges primarily consisted of debt discount amortization of $351,000, change in fair value remeasurement of derivative liabilities of $75,000, and noncash interest of $93,000. The change in our net operating assets and liabilities was primarily due to an increase in current assets of $637,000 offset by increased payables and accrued liabilities of $569,000 in 2019.

Investing Activities

We had no investing activities during the six month periods ended June 30, 2021 and 2020.

Our investing activities used $31,000 of cash during the year ended December 31, 2019, which consisted of purchases of property and equipment. We had no investing activities during the year ended December 31, 2020.

Financing Activities

Our financing activities provided $2,150,000 of cash during the six months ended June 30, 2021, which consisted primarily of convertible notes payable borrowings of $2,163,000 offset by repayment of notes payable borrowings of $19,000.

Our financing activities provided $376,000 of cash during the six months ended June 30, 2020, which consisted primarily of convertible notes payable borrowings of $210,000, PPP loan borrowing of $156,000 and proceeds from the issuance of our convertible preferred stock of $10,000.

Our financing activities provided $1,760,000 of cash during the year ended December 31, 2020, which consisted primarily of convertible notes payable borrowings of $1,573,000, borrowings of $156,000 in the form of the federal Paycheck Protection Program and borrowings of $39,000 to finance our insurance policies.

Our financing activities provided $5,553,000 of cash during the year ended December 31, 2019, which consisted primarily of proceeds from the issuance of our convertible preferred stock of $3,843,000, and convertible notes payable borrowings of $1,710,000.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

Contractual Obligations and Commitments

Convertible Promissory Notes

From June 2020 through December 2020, we issued unsecured convertible promissory notes (the “2020 Bridge Notes”) in the amount of approximately $1.57 million to accredited investors pursuant to the terms of a Note Purchase Agreement dated June 1, 2020, as amended in October 2020. The 2020 Bridge Notes have a maturity date of June 1, 2022, and are generally convertible into the Company’s equity securities at a per share conversion price that will be computed on the basis of a Cap of $40 million or a Discount Rate of 25%, whichever results in the issuance of a greater number of equity securities to the investors. In August 2021, the 2020 Bridge Notes were amended to provide that, in addition to the foregoing conversion terms, in the event that the Company consummates an initial public offering of its common stock prior to the occurrence of a Qualified Financing, a Change of Control or the Maturity (all as defined in the 2020 Bridge Note), then the outstanding principal amount and, at the election of the Company, all accrued but unpaid interest thereon as of the date of conversion shall be converted into shares of common stock as of immediately prior to the consummation of the initial public offering at a per share price equal to the lesser of (i) 75% of the per share public offering price and (ii) the quotient resulting from dividing the $40 million Cap by the Company’s capitalization on a fully diluted basis, as of immediately prior to closing of the initial public offering.

From March 2021 through April 2021, we issued unsecured convertible promissory notes in the amount of approximately $0.4 million to accredited investors. These notes were issued as part of the same offering as the 2020 Bridge Notes, accrue interest at a rate of 3% per annum, and mature on June 1, 2022.

The 2020 Bridge Notes, including those issued from March to April 2021, having aggregate principal amount of approximately $1,987,500, will convert into an aggregate of approximately 493,160 shares of our common stock in connection with this offering, based on accrued interest of $46,833 through September 1, 2021, an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed conversion price of $4.125 per share (75% of the assumed initial public offering price per share).

From June 2021 through July 2021, we issued convertible notes payables for total proceeds of approximately $1.86 million to accredited investors, of which proceeds a total of $0.45 million was not received by the Company until July 2021. The notes were issued at an original issue discount of approximately $0.24 million with principal outstanding of approximately $2.11 million. The notes are unsecured, have a term of twenty-three months, and accrue interest at a rate of 3% per annum.

In June 2021, we issued a convertible note payable to our Chief Executive Officer for total proceeds of $0.10 million. The note is unsecured, has a term of twenty-three months, and accrues interests at a rate of 3% per annum.

In June 2021, we issued convertible notes payable for total proceeds of approximately $0.23 million. The notes are unsecured, have a term of twenty-three months, and accrue interest at a rate of 3% per annum.

All of the convertible notes payable issued in June 2021 (collectively, the “2021 Notes”) are generally convertible into the Company’s equity securities at a per share conversion price that will be computed on the basis of a Cap of $40 million or a Discount Rate of 25%, whichever results in the issuance of a greater number of equity securities to the investors. In the event that the Company consummates an initial public offering of its common stock prior to the occurrence of a Qualified Financing, a Change of Control or the Maturity (all as defined in the 2021 Notes), then the outstanding principal amount and, at the election of the Company, all accrued but unpaid interest thereon as of the date of conversion shall be converted into shares of common stock as of immediately prior to the consummation of the initial public offering at a per share price equal to the lesser of (i) 75% of the per share public offering price and (ii) the quotient resulting from dividing the $40 million Cap by the Company’s capitalization on a fully diluted basis, as of immediately prior to closing of the initial public offering. The 2021 Notes, having aggregate principal amount of approximately $2,442,221, will convert into an aggregate of approximately 595,173 shares of our common stock in connection with this offering, based on accrued interest of $12,900 through September 1, 2021, an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed conversion price of $4.125 per share (75% of the assumed initial public offering price per share).

Warrants

In July 2021, we entered into a consulting agreement, pursuant to which 50,000 warrants to purchase common stock were granted and an additional 50,000 warrants to purchase common stock are to be granted as soon as practicable following consummation of our initial public offering, pursuant to upon an effective registration agreement. The warrants, including those to be issued in the future, are exercisable upon issuance, have an exercise price of $1.04 per share and have a term of five years. The consulting agreement is effective as of February 2021, has a monthly fee of $5,000 and a term of two years.

Office Lease

We lease office space in Newark, California under a cancelable operating lease agreement. Rent expense recorded during the six months ended June 30, 2021 and 2020 was $10,000 and $35,000, respectively. Rent expense recorded during the years ended December 31, 2020 and 2019 was $55,000 and $67,000, respectively.

We enter into contracts in the normal course of business with our contract manufacturer and other vendors to assist in the manufacturing of our products and performance of our research and development activities and other services for operating purposes. These contracts generally provide for termination on notice, and therefore are cancelable contracts and not included in the table of contractual obligations and commitments.

Critical Accounting Policies and Significant Judgments and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.

We believe that the accounting policies described below involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of our operations.

Revenue Recognition

The Company recognizes revenue from product sales in accordance with Financial accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“Topic 606”). The standard applies to all contracts with customers, except contracts that are within scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments.

Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are in within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inceptions, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company sells its products through direct sales and third-party retailers. Revenue is recognized when control of the promised goods is transferred to the customers or retailer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods and services. Revenue associated with products holding rights of return are recognized when the Company concludes there is not a risk of significant revenue reversal in the future periods for the expected consideration in the transaction.

Based on the Company’s assessment, it was determined that there were no contract assets as of June 30, 2021 and December 31, 2020 and 2019 because receivables outstanding are unconditional and only the passage of time is required before payment of that consideration is due. The Company may receive payments at the onset of the contract and before goods have been delivered. In such instances, the Company records a deferred revenue liability. The Company recognizes these contract liabilities as sales after the revenue criteria are met.

The Company relies on third parties to have procedures in place to detect and prevent credit card fraud, as the Company has exposure to losses from fraudulent charges. The Company records the losses related to chargebacks as incurred.

The Company has also elected to exclude from the measurement of the transaction price sales taxes remitted to governmental authorities.

Stock-Based Compensation

We measure all stock options and other stock-based awards granted to our employees, directors, consultants and other non-employee service providers based on the fair value on the date of the grant. Compensation expense related to awards to employees and directors with service-based vesting conditions is recognized on a straight-line basis based on the grant date fair value over the associated service period of the award, which is typically the vesting term. Compensation expense related to awards to employees with performance-based vesting conditions is recognized based on grant date fair value over the requisite service period using the accelerated attribution method to the extent achievement of the performance condition is probable. Non-employee option awards are measured at the earlier of the commitment date for performance by the counterparty or the date when the performance is complete, and compensation expense is recognized in the same manner as if we had paid cash for goods or services.

We classify stock-based compensation expense in our statement of operations in the same way the award recipient’s payroll costs are classified or in which the award recipients’ service payments are classified.

We use the Black-Scholes option pricing model to estimate the fair value of stock options on the date of grant. Using the Black-Scholes option pricing model requires management to make significant assumptions and judgments. We determined these assumptions for the Black-Scholes option-pricing model as discussed below.

•	Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. As we do not have sufficient historical experience for determining the expected term of the stock option awards granted, we based our expected term for awards issued to employees and non-employees using the simplified method which is presumed to be the midpoint between the vesting date and the end of the contracted term.

•	Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for zero-coupon U.S. Treasury constant maturity notes with terms approximately equal to the stock-based awards’ expected term.

•	Expected Volatility—Since we do not have a trading history of common stock, the expected volatility was derived from the average historical stock volatilities of the common stock of several public companies within the industry that we consider to be comparable to our business over a period equivalent to the expected term of the stock-based awards.

•	Dividend Rate—The expected dividend rate is zero as we have not paid and do not anticipate paying any dividends in the foreseeable future.

•	Fair Value of Common Stock—Prior to our initial public offering (“IPO”), the fair value of the shares of common stock underlying the stock-based awards was determined by our board of directors with input from management. Because there was no public market for our common stock, our board of directors determined the fair value of our common stock at the time of grant of the stock-based award by considering a number of objective and subjective factors, including having valuations of the common stock performed by a third-party valuation specialist, as further described below.

As of June 30, 2021, the total compensation cost related to nonvested service-based awards not yet recognized is $65,000. The weighted-average period over which the nonvested awards is expected to be recognized is 1.9 years. The aggregate intrinsic value of stock options outstanding as of June 30, 2021 was $717,000, of which $618,000 related to vested options and $99,000 related to unvested options.

Common Stock Valuations

The fair value of the shares of common stock underlying our stock-based awards prior to our IPO was determined by our board of directors with input from management and contemporaneous third-party valuations. We believe that our board of directors had the relevant experience and expertise to determine the fair value of our common stock prior to our IPO. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors include:

•	contemporaneous valuations of our common stock performed by independent third-party specialists;

•	the prices, rights, preferences and privileges of our convertible preferred stock relative to those of our common stock;

•	the prices of common or convertible preferred stock sold to third-party investors by us;

•	lack of marketability of our common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	hiring of key personnel and the experience of our management;

•	the history of the company and notable milestones;

•	our stage of development;

•	likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our company given prevailing market conditions;

•	the market performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions.

In valuing our common stock, our board of directors determined the equity value of our business using the hybrid method with input from management and contemporaneous third-party valuations. The hybrid method is based upon the probability-weighted value across two scenarios, being (i) successfully consummating an initial public offering and (ii) alternative scenarios in which an initial public offering is not consummated. The hybrid method can be a useful alternative to explicitly modeling all probability-weighted expected return scenarios in situations when the company has transparency into one or more near term exits but is unsure about what will occur if current plans do not materialize. In the first scenario, the potential exit date, the probability exit value and the likelihood of interim financings were considered. In the second scenario, which was assigned the residual probability, the potential exit date, the equity volatility, the assumed interest rate, the dividend yield and equity inflection points at which the allocation of proceeds changes were considered. The valuation method considers the total number of shares authorized and outstanding, as well as recent issuances of both preferred and common stock.

Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding the time to the liquidation event and volatility. Changes in these estimates and assumptions or the relationships between these assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of common stock.

Following our IPO, the fair value of each share of underlying common stock will be based on the closing price of our common stock as reported by the Nasdaq Capital Market, or such other national securities exchange that our common stock is listed on, on the date of grant or as otherwise provided in the proposed 2021 Equity Incentive Plan. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.

Derivative Instruments

The Company issued certain convertible notes in 2018, 2019 and 2020, which notes contained put options. These embedded put options are not considered clearly and closely related to the debt host and result in embedded derivatives that must be bifurcated and accounted for separately from the debt host. Accordingly, the Company has recorded these as a derivative financial liability.

Derivative financial liabilities are initially recorded at fair value, with gains and losses arising for changes in fair value recognized in the statement of operations at each period end while such instruments are outstanding. The liability is being valued using a probability weighted expected return model. The derivative financial liability related to convertible notes issued in 2018 and 2019 was derecognized upon conversion of the convertible notes in 2019.

Recent Accounting Pronouncements

For a description of recent accounting pronouncements, see Note 2 of the notes to our audited financial statements for the year ended December 31, 2020, included elsewhere in this prospectus.

BUSINESS

Business Overview

Tivic Health Systems, Inc. is a commercial-phase bioelectronic medicine company focused on inflammation. Our first product, ClearUP™ Sinus Relief (ClearUP), is a patented handheld device that uses ultra-low current electrical waves to relieve symptoms of sinus and nasal inflammation. ClearUP is a US FDA Class II and EU Class IIa medical device that has received three regulatory clearances: (US FDA 510(k) number K182025, US FDA De Novo number DEN200006 and EU CE Mark Certificate number CE 704687). ClearUP consistently gets high ratings from consumers across multiple sales platforms.

McKinsey & Co estimates that bioelectronic medicine “represents a multibillion dollar opportunity even with modest penetration.” Bioelectronic medicine treats disease and conditions by modulating the electrical signals carried along various nerve pathways. The field grew out of the multi-billion-dollar neuromodulation industry and relied, historically, on implantable devices (e.g. pacemakers, spinal implants, deep brain stimulators). We have shown that ClearUP, a non-invasive bioelectronic therapy, can safely and comfortably deliver therapeutic benefits with a favorable safety profile.

We have brought bioelectronic medicine to the home treatment market for nasal allergies, sinus infections, chronic sinusitis, cold and flu. This $9.9 billion U.S. market is dominated by pharmaceuticals. However, through a market research study commissioned by the Company, in which 600 individuals who reported ongoing sinus conditions were electronically surveyed, we discovered that:

•	70% of sufferers are not completely satisfied with over the counter treatment options;

•	90% are interested in treatments that reduce use of medications; and

•	66% are concerned about side effects.

We conducted two published clinical studies with leading research institutions. The first clinical study was a randomized controlled double-blind trial conducted by the Standard University Sinus Center consisting of 71 subjects suffering from sinus pain and congestion, each of whom used either ClearUP or a sham device. The second clinical study was a 30-person study on the use of ClearUP over a period of four weeks conducted by the Allergy and Asthma Associates of Santa Clara Valley Research Center. These studies demonstrated that ClearUP is highly effective at treating sinus pain from allergic rhinitis and moderate to severe congestion with no substantive side effects. ClearUP has received customer validation over 500 4- and 5-star reviews across multiple sales platforms.

We are currently preparing a second generation version of ClearUP, ClearUP Gen 2, for market. Covered by the same patents, our ClearUP Gen 2 version of ClearUP is designed to lower cost for high-volume manufacturing and distribution. Based on our analysis of regulatory guidance and approval by our designated EU Notified Body (an organization designated by an EU member state to assess the conformity of certain products prior to their release in the EU market), we have determined that ClearUP Gen 2 is covered by the same regulatory clearances as ClearUP, and therefore will not require separate approvals from the U.S. Food and Drug Administration (“FDA”) prior to commercialization. However, it is possible the FDA could determine that ClearUP Gen 2 is not covered by the same regulatory clearances as our existing ClearUP device. If the FDA were to make such a determination, we could be forced to cease distribution of ClearUP Gen 2 until we obtain regulatory clearance or approval, and we could be subject to additional enforcement action by the FDA.

Core Technology

We combine proprietary algorithms, programmable stimulation parameters, and a patented monopolar delivery mechanism to modulate the nerve signals that control inflammation-driven symptoms like pain and congestion. we are researching the clinical utility of this stimulation approach for other clinical conditions. This platform has the potential to accelerate new product development by: (i) extending the existing device platform to other clinical areas, thereby reducing research and development time, and (ii) continuing to benefit from low risk non-invasive device designations and regulatory pathways by the FDA, which typically result in shorter time to approval when compared with invasive devices or new drugs. While it is our intention to bring new products to market, medical device development is inherently uncertain and there is no guarantee that our research and development efforts will lead to approved products for other clinical indications.

Key elements of our platform include:

•	a proprietary algorithmic means of detecting areas of dense nerve innervation and blood vessels, which help guide a user to the optimal treatment locations;

•	a proprietary algorithmic means of adapting treatment currents and detection to the unique physiological attributes of the technology’s user at the time of use;

•	a proprietary algorithmic means of dynamically adjusting treatment levels to maintain both efficacy and comfort;

•	programmability of the stimulation protocols via firmware to deliver varied stimulation protocols for different physical and disease targets, providing accelerated opportunities for new product applications; and

•	a unique monopolar design that enables ultra-low currents to pass through skin and tissue while maintaining nearly imperceptible current levels.

This combination creates a platform for non-invasively influencing peripheral activity with an ultra-low current level.

Numerous inflammatory conditions are associated with peripheral nerve activity of the face, including:

•	chronic quality-of-life conditions such as migraines (39 million U.S.) and tinnitus (50 million U.S.);

•	severe, life-altering conditions such as trigeminal neuralgia (150,000 U.S., severe condition); and

•	acute conditions such as ear infections (50% of children) and pain and swelling from facial and sinus surgeries (600,000 functional endoscopic surgeries annually, U.S.).

Each of these applications would involve regulation of pain and inflammation-related mediators like those seen in sinus and nasal inflammation.

First Product in Market

Our first product in market, based on our core technology, is ClearUP™ Sinus Relief (“ClearUP”). ClearUP has received FDA clearance for treating various symptoms of allergic rhinitis (nasal allergies), sinusitis and cold and flu. It is available without prescription.

Since launching in late 2019 and through June 30, 2021, we sold over 20,000 units of ClearUP through our own websites, Amazon.com, Walgreens.com, BestBuy.com, Walmart.com, FSAStore.com and other specialty online retailers.

Market Opportunity

The FDA initially gave ClearUP 510(k) clearance as an allergy treatment in January 2019. As a treatment for allergy-related sinus pain, we believe that the available market for ClearUP is approximately 45 million U.S. adults.

Factors such as industrialization, climate change, and changing lifestyles are increasing the prevalence of allergic rhinitis, making this a large and growing segment.

The FDA granted ClearUP a subsequent De Novo clearance in March 2021, which expanded ClearUP’s label, enabling marketing of ClearUP for allergies, sinusitis, cold, flu, and any inflammatory condition involving congestion. With this De Novo clearance, we believe that the available market for ClearUP expands to over 200 million U.S. adults. Based upon our market research (conducted by a national sampling company, which electronically surveyed 600 individuals reporting ongoing sinus conditions) indicating that 27% of consumers are willing to pay the current retail price for ClearUP, we estimate an available U.S. market of approximately $8 billion.

According to Mintel Group Ltd., over-the-counter allergy, cough, cold and flu treatments were a $9.9 billion market in 2019 in the U.S. alone. According to our research, among recurring sufferers (those who reported having an ongoing chronic sinus condition), 90% are interested in treatments that reduce use of medications, 66% are concerned about the side effects of pharmaceutical choices, and over 43% are concerned about addiction. We commissioned this research, and it was conducted by a national sampling company, which electronically surveyed 600 individuals reporting ongoing sinus conditions. Only subjects who reported having an ongoing chronic sinus condition were eligible to participate in the study.

In clinical research studies pertaining to ClearUP:

•	82% of participants indicated that they prefer it to their current treatments;(1) and

•	77% of participants indicated that they would recommend ClearUP.(2)

(1) Data from a 71-person randomized controlled study conducted by a third-party academic research center.

(2) Data from a 30-person open label trial conducted by a third-party clinical research organization.

Additionally, we have received a CE Mark for international marketing. The CE Mark for ClearUP covers an equally broad set of conditions related to sinonasal inflammation with the symptoms pain, pressure and congestion. The CE Mark allows sales in the European Union, United Kingdom, Australia, New Zealand and numerous other countries that recognize the CE Mark for regulatory governance. We believe that ClearUP is an international opportunity.

Competitive Landscape

Pharmaceutical Treatments

Sinus pain and congestion can be caused by allergic rhinitis (allergies), rhinosinusitis, sinus infections, cold and flu and are most often treated with over-the-counter products targeted symptomatically.

•	Sinus pain/pressure is usually managed with analgesic medications (e.g., ibuprofen/Advil, acetaminophen/Tylenol, naproxen sodium/Aleve). Analgesic medications provide short periods of relief and are often associated with side effects including stomach pain, bleeding, ulcers, constipation, diarrhea, gas, bloating, heartburn, nausea, vomiting, dizziness, headache, nervousness, and rash.

•	Congestion is treated with a variety of approaches:

o	Antihistamine medications are often a first-line therapy for allergy-related symptoms and research indicates that they are effective for treating allergy symptoms such as itchiness, but are less effective for congestion. Antihistamine medications (e.g., loratadine/Claritin) are generally well-tolerated but may have side-effects including headache, sleepiness, fatigue, dry mouth, and sore throat.

o	Oral decongestants (e.g., phenylephrine/Sudafed) used to treat congestion have been demonstrated to exert poor to moderate efficacy, and are associated with nervousness, restlessness, insomnia, dizziness, tachycardia, heart palpitations, syncope, headache, sweating, nausea or vomiting, trembling, paleness, and weakness.

o	Intranasal decongestants (e.g., oxymetazoline/Afrin) are more effective than oral decongestants. However, they have reduced effectiveness and rebound effects after three days of use and can lead to the development of a serious condition, rhinitis medicamentosa. Additionally, intranasal decongestants cause side effects including nose irritation or burning, sneezing, dizziness, increased blood pressure, tachycardia, heart palpitations, restlessness and insomnia.

o	Intranasal glucocorticoids (e.g., fluticasone propionate/Flonase) have been shown to have the most significant benefits, with some studies showing a 34% reduction in congestion severity after one week of use. Intranasal glucocorticoids have several side effects including epistaxis, dryness, stinging, burning in nose, headache, nausea, vomiting, diarrhea, dizziness, sore throat, and cough.

Examples of companies developing drugs for pain and congestion include GlaxoSmithKline, Bayer, and Johnson & Johnson.

Limitations on Use of Pharmaceutical Treatments

Due to the side effect profiles of pharmaceuticals, many of the above-mentioned treatments carry warnings to discontinue use after two weeks or less according to the U.S. National Library of Medicine. Additionally, some carry warnings regarding use with certain medications or diseases such as high blood pressure.

Non-pharmaceutical Treatments

According to Mintel Group Ltd., consumers are increasingly seeking natural, non-pharmaceutical treatment options.

o	Nasal irrigation with saline, rinsing the nasal passages with saline solution, is the most common non-pharmaceutical treatment, representing approximately $706 million in sales in the U.S. Example products include Sinus Rinse and Navage Nasal Care. Nasal irrigation is understudied, but there is some evidence of improved quality of life and clearance of mucus. However, saline can irritate an already inflamed sinonasal tissue and nasal irrigation using tap water has been found to carry risk of parasite-driven encephalitis.

o	Bioelectronic devices. ClearUP is the only FDA-cleared bioelectronic device for self-treatment of sinus pain and congestion.

Examples of companies developing non-drug products for sinus pain and congestion include NeilMed, Rhinosystems Inc., and Vapore LLC.

Principal Competitors

Over the counter pharmaceuticals have historically had the greatest market share for sinus pain and congestion treatments; however, according to Mintel Group Ltd.’s 2020 report on Cough, Cold, Flu, and Allergy Remedies, there is increasing interest among consumers to reduce reliance on drugs and to find non-drug solutions. For this reason, other companies selling non-pharmaceutical treatments, specifically nasal irrigation products, represent our closest competitors. ClearUP is an emerging new product offering in the non-drug category and currently has small market share.

Clinical Research on ClearUP

Allergic rhinitis is an inflammatory disease driven by IgE-mediated reactions to inhaled indoor or seasonal outdoor allergens. The resulting sinus and nasal inflammation may cause symptoms including sinus pain and pressure, nasal congestion, runny nose, sneezing, and nasal itching. Allergic rhinitis affects a significant number of U.S. adults, of which a vast majority experience sinus pain, pressure and congestion as a result of inflammation of the nasal and sinus mucosa.

Key Technical Features

•	Treatment Point Detection. ClearUP employs an advanced treatment point detection algorithm that dynamically personalizes to each user. Haptic vibration indicates to the user to hold the device over these points to facilitate stimulation in areas that maximize therapeutic benefit. We have innovated by integrating dynamic measurement with neuromodulation technology to create this novel therapy. (Issued patents: US10625076, US10537738; 10 patents pending)

•	Monopolar Circuit. ClearUP delivers microcurrent stimulation via a monopolar circuit in which the rounded tip of the device is the active electrode and the conductive housing of the device serves as the return electrode. The monopolar design of ClearUP is a significant improvement over typical bipolar approaches to neuromodulation engineering and facilitates deeper delivery of current and sensitive treatment point detection. (Issued patents: US10625076, US10596374; 7 patents pending)

•	Proprietary Waveform Delivery. ClearUP delivers a specific frequency, waveform shape, and amplitude of microcurrent that was empirically determined to have fast-acting therapeutic effects on users with common sinonasal symptoms like pain and congestion. Additionally, we have developed an adaptive algorithm that ensures consistent and comfortable delivery of microcurrent treatment on different parts of the face that can have varying electrical properties. (Issued patents: US10625076, US10537738; 10 patents pending)

•	Ergonomic Design and Ease of Use. ClearUP’s design ensures the product is comfortable to hold and that the hand will always be in contact with the conductive housing of the monopolar circuit. The device shape has also been refined so that the user can navigate the treatment path with ease. Additionally, the single-button control and intuitive indicators make ClearUP Sinus Relief simple to use. Greater than 95% of users report that applying ClearUP Sinus Relief treatment is easy. (Issued patents: US10596374, US10576280; 3 patents pending)

Two separate clinical trials have demonstrated the safety and efficacy of ClearUP Sinus Relief in treating sinus pain from allergic rhinitis and moderate to severe congestion.

Pivotal Study: randomized, placebo-controlled, double-blinded clinical trial

In July 2018, the Stanford University Sinus Center conducted a double-blind randomized controlled clinical trial using the ClearUP bioelectronic device. 71 subjects suffering from sinus pain and congestion used either ClearUP or a sham device. The sham device was identical to ClearUP in every way except that it used a continuous DC output instead of the pulsed AC stimulation used by ClearUP.

Each subject used the real or sham device for a single five-minute treatment. Before and ten minutes after treatment, subjects completed questionnaires to quantify their symptoms. Subjects treated with ClearUP reported a rapid and clinically meaningful reduction in sinus pain (-29.6%) and congestion (-35%) at ten minutes after treatment.

Data represented as mean ± SEM. **p < 0.01, two-tailed unpaired t-test.

This magnitude of change was significantly greater than that observed in sham device-treated subjects.

PUBLICATION: Maul, X. A., Borchard, N. A., Hwang, P. H., & Nayak, J. V. (2019, April). Microcurrent technology for rapid relief of sinus pain: a randomized, placebo-controlled, double-blinded clinical trial. In International forum of allergy & rhinology (Vol. 9, No. 4, pp. 352-356).

Open-label Prospective Trial

The Allergy and Asthma Associates of Santa Clara Valley Research Center conducted a 30-person study on the use of ClearUP over four weeks. Subjects with sinus pain and congestion used the ClearUP device for five minutes during the study visit and then took the device home with them with instructions to use the device one to four times daily for five minutes per treatment as needed for four weeks. Subjects rated their symptoms weekly using a questionnaire. After the first five-minute treatment with ClearUP, subjects reported reduced sinus pain that remained six hours later, the longest time interval tested in the study. Additionally, subjects reported that after four weeks of use, they experienced an average of 43% reduction in sinus pain and 44% reduction in congestion. This magnitude of change was equivalent to efficacy seen in studies of fluticasone propionate after two-weeks of use.

Data represented as mean ± SEM. **p < 0.01, ****p < 0.0001, repeated measures one-way ANOVA with Dunnett correction for multiple comparisons or paired two-sided t-test.

PUBLICATION: Goldsobel, A. B., Prabhakar, N., & Gurfein, B. T. (2019). Prospective trial examining safety and efficacy of microcurrent stimulation for the treatment of sinus pain and congestion. Bioelectronic medicine, 5(1), 1-9.

Safety

In the clinical studies and post-market surveillance, there have been no reports of any significant side effects and very few reports of minor side effects. Minor side effects have included reddening of skin (0.02%), eyelid twitch (0.01%), and headache (0.01%), all of which resolved without intervention.

Customers

We sell our products either direct-to-consumer through our own websites and through platforms such as Amazon.com or to major U.S. online retailers (such as BestBuy.com, FSAStore.com, Walgreens.com, Walmart.com). Retailers also purchase directly from us and/or through our authorized representatives. We plan to expand our customer base to include additional online and instore retailers in both the U.S. and internationally, who may purchase directly from us and/or through authorized representatives.

Sales and Marketing

Purchase Motivation

ClearUP’s main consumer benefits as supported by our clinical studies, include the following:

•	Efficacious drug-free alternative with no significant side effects.

•	Efficacy for 74% of trial subjects within ten minutes of first treatment.

•	Efficacy for 92% of trial subjects with use over four-weeks.

•	Continued reduction of sinus pain and congestion with regular use.

•	Unlike many pharmaceutical alternatives, no recommendations to discontinue use after a specified period of time or limitations on the number of times per day ClearUP can be used.

Sales Channels

ClearUP is sold over-the-counter without a prescription. When launched in late 2019, we initially sold ClearUP through our own websites and Amazon.com. In 2020, we began selling ClearUP on Walgreens.com, FSAStore.com, BestBuy.com, and other specialty online retailers. We recently obtained approval to begin selling ClearUP on Walmart.com’s seller-managed platform, and implementation is in progress.

The expansion of our ClearUP sales channels has been gradual and measured in order to maintain pricing integrity, cultivate consumer acceptance and establish strong channel relationships. With this foundation in place, we believe we are poised to accelerate sales through the expansion of our advertising and marketing efforts.

As of June 30, 2021, we have sold in excess of 20,000 units of ClearUP. This represents a penetration rate of <0.1% of the market for allergic rhinitis and <0.02% penetration of the market available under our second FDA clearance for congestion.

We project that there is a significant growth opportunity for ClearUP with expanded advertising and additional channel reach.

Marketing and Advertising Strategies

Over the years, we have tested and refined an omnichannel marketing approach to raise consumer awareness of ClearUP and convert consumers to purchasers. We plan to invest in what we believe are the most effective, scalable strategies for guiding a consumer from awareness to purchase, including video-based advertising (television, cable, online) paired with digital marketing support and public relations.

We also use a variety of strategies to attract potential customers to our websites. We believe meaningful and timely content encourages sharing, builds the organic searchability of the website and increases credibility. In 2020, the first year following the launch of ClearUP, our website attracted 236,000 visitors, of which 33% originated from organic searches.

We believe that we have laid the groundwork to grow our sales through expanded investment in marketing and advertising of ClearUP.

New Product Introductions

We are currently developing a second generation of ClearUP, ClearUP Gen 2, that we believe will be better optimized for high volume manufacturing.

ClearUP Gen 2 has the same functionality as the original ClearUP product and we believe that ClearUP Gen 2 will be covered by our existing regulatory clearances and patents. Designed for high-volume manufacturing, total product design has been developed with input from potential retail channel partners and we believe will allow us to meet the target pricing for instore retail introductions

Research Initiatives: New Product Candidates

We combine proprietary algorithms, programmable stimulation parameters, and a patented monopolar delivery mechanism to modulate the nerve signals that control inflammation-driven symptoms like pain and congestion. This design has proven effective in treating sinus and nasal inflammatory conditions and we are researching the clinical utility of this stimulation approach for other clinical conditions. This platform has the potential to accelerate new product development by: (i) extending the existing device platform to other clinical areas, thereby reducing research and development time, and (ii) continuing to benefit from low risk non-invasive device designations and regulatory pathways by the FDA, which typically result in shorter time to approval when compared with invasive devices or new drugs.

Numerous inflammatory conditions are associated with peripheral nerve activity of the face, including:

•	chronic quality-of-life conditions such as migraines (39 million U.S.), temporomandibular joint disorder (31 million U.S.), and tinnitus (50 million U.S.);

•	severe, life-altering conditions such as trigeminal neuralgia (150,000 U.S., severe condition); and

•	acute conditions such as ear infections (50% of children) and pain and swelling from facial and sinus surgeries (600,000 functional endoscopic surgeries annually, U.S.).

Each of these applications would involve regulation of pain and inflammation-related mediators like those seen in sinus and nasal inflammation. Firmware programming allows various stimulation protocols to be used for different disease and neural targets, providing accelerated opportunities for new product candidates at varying price points.

For example, we completed a ten-person pilot study with the U.S. Institute for Advanced Sinus Care and Research (Cleveland, OH) to evaluate a new device for the treatment of postoperative pain after functional endoscopic sinus surgery (“FESS”). Of the ten individuals who participated in the study, only nine successfully completed it. Outcomes included a decrease in the numeric rating scale for pain reported by participants, indicating pain relief; a decrease in the amount of opioid medication used by participants, as quantified in the participants’ medication diaries; and feasibility for at-home use of the device, as reported by the participants in user feedback questionnaires completed by the participants. The pilot study was conducted to establish clinical feasibility and identify trends and was, therefore, not designed (powered) to establish conclusive, statistically significant results. The trends observed, while not statistically significant, indicated further investigation is warranted. We are developing a controlled clinical study with a top tier academic collaborator to further test the clinical merit of a product candidate in this area.

We have also carried out research and development in the area of migraine headache, which affects 1 billion people worldwide and 39 million people in the U.S. As part of our development activities for migraine, we have engaged with the FDA via their pre-submission process to determine an appropriate regulatory path.

Additional product development activities are ongoing for two product candidates: (i) npdPP, an at home-use device for treating postoperative pain after sinus surgery, and (ii) npdMI, an at home-use device for treating migraine headaches. These product candidates are still in early stages of development, and will require additional studies and regulatory clearances prior to bringing them to market.

We plan to pursue other research activities in 2022 and 2023, including the feasibility of our platform for treatment of one or more disease candidates using peripheral nerve stimulation, including those listed in “Future Potential Use Cases for Peripheral Nerve Stimulation” below. Each of these applications would involve regulation of pain and inflammation-related mediators like those seen in sinonasal inflammation.

We believe our commitment to non-invasive bioelectronic medicine simplifies clinical trial approaches, improves the safety profile important in regulatory matters, and lowers barriers to adoption once in the market. These factors could afford us a unique opportunity for a rapid pace of innovation relative to most medical product companies. While it is our intention to bring new products to market, medical device development is inherently uncertain and there is no guarantee that our research and development efforts will lead to approved products for other clinical indications.

Future Potential Use Cases for Peripheral Nerve Stimulation

The facial area presents numerous opportunities for our non-invasive, ultra-low-current bioelectronic platform. Inflammatory conditions associated with peripheral nerves of the face include:

•	Temporomandibular joint disorder (31 million annually);

•	Otitis media (50% of children);

•	Tinnitus (50 million); and

•	Trigeminal neuralgia (150,000, severe condition).

Manufacturing

The ClearUP device uses conventional, off-the-shelf electronic components. Suppliers must be registered with the FDA and certified for manufacturing of products of the class of product. Suppliers that meet these certifications are abundant. Our products require no specialty manufacturing capabilities or unique, sole-source components. This reduces our dependence on any single manufacturer.

Our electronic components are sourced primarily from China. To increase predictability in sourcing and pricing of electronic components used in our products, we maintain an agreement with Future Electronics, Inc., one of the largest global electronics components’ distributors. The contract has an initial term of 12 months that automatically renews for additional 12-month periods, subject to annual review, and provides for extended payment terms. Future Electronics may terminate the agreement upon 30 days prior written notice if it determines, in its sole discretion, that we are not meeting our minimum purchase requirement or we are otherwise not performing our obligations under the agreement.

Packaging production is divided between North America and China. The plastic enclosure components and sub-assemblies are produced in China. Materials for both packaging and plastics are commonly available and can be sourced from multiple vendors with minimal lead times.

Electronic components are assembled onto printed circuit boards in the San Francisco Bay Area, near our final assembly and test house. ClearUP is assembled, tested, and warehoused at, and distributed from the San Francisco Bay Area.

We are currently investing in development of a second-generation version of ClearUP to reduce manufacturing costs in volume manufacturing.

Intellectual Property / Barriers to Entry

Intellectual Property

Our success depends in part on our ability to obtain and maintain proprietary protection for our product candidates and other discoveries, inventions, trade secrets and know-how that are critical to our business operations. Our success also depends in part on our ability to operate without infringing the proprietary rights of others, and in part, on our ability to prevent others from infringing our proprietary rights. A comprehensive discussion on risks relating to intellectual property is provided under the section of this prospectus titled “Risk Factors—Risks Related to Our Intellectual Property.”

We rely primarily on a combination of patent, copyright, trademark, and trade secret laws, as well as contractual provisions with employees and third parties, to establish and protect our intellectual property rights. Our patent strategy is to pursue broad protection for key technologies, supplemented by additional patent filings covering conceptual methods, specific aspects of current and proposed products, and forward-looking applications and technological developments. We also engage in strategic analysis of our owned patent assets, and pursue additional patent claims from our existing portfolio that may provide us with market advantages. We do not rely heavily on trade secret protection, but do maintain a certain amount of in-house know-how that is not disclosed publicly.

Our intellectual property portfolio currently consists of:

•	4 issued U.S. patents.

•	18 patents pending in the U.S. and abroad.

•	Several non-provisional patents have been filed in:

o	the U.S. (5);

o	China (2);

o	Europe (2);

o	Australia (2); and

o	India (2).

•	4 provisional patent applications have been filed in the U.S.

•	7 trademarks granted in the U.S. and China.

Our intellectual property portfolio includes a large number of disclosures that cover enhanced cost and manufacturability, performance, ergonomics, comfort, ease of use, system expansion, and treatments performed.  Identity is protected by way of trademarks. Various aspects of design and function that cannot be readily reverse engineered are held as trade secrets.

Our patents and pending patent applications are detailed in the table below.

Jurisdiction	Patent / Application No.	Filing Date	Status	Issue/Grant Date	Expiration Date	Product/Product Candidate
US	US 10,625,076 B	04/24/2018	Issued	4/21/2020	04/24/2038	ClearUP; Postoperative Pain Device
US	16/664,051	10/25/2019	Pending			ClearUP; Postoperative Pain Device
AU	2018258221	10/28/2019	Pending			ClearUP; Postoperative Pain Device
CN	2018800278808	10/28/2019	Pending			ClearUP; Postoperative Pain Device
IN	201917043650	10/28/2019	Pending			ClearUP; Postoperative Pain Device
EP	18791846.1	10/28/2019	Pending			ClearUP; Postoperative Pain Device
US	US 10,596,374 B2	4/24/2018	Issued	3/24/2020	4/24/2038	ClearUP; Postoperative Pain Device
US	16/664,061	10/25/2019	Pending			ClearUP; Postoperative Pain Device
US	US 10,576,280 B2	9/17/2018	Issued	3/3/2020	9/17/2038	ClearUP; Postoperative Pain Device
US	16/664,072	10/25/2019	Pending			ClearUP; Postoperative Pain Device
US	US 10,537,738 B2	4/24/2018	Issued	1/21/2020	4/24/2038	ClearUP; Postoperative Pain Device
US	16/664,085	10/25/2019	Pending			ClearUP; Postoperative Pain Device
AU	2018258223	10/28/2019	Pending			ClearUP; Postoperative Pain Device
CN	2018800278935	10/28/2019	Pending			ClearUP; Postoperative Pain Device
IN	201917043652	10/28/2019	Pending			ClearUP; Postoperative Pain Device
EP	18789787.1	10/28/2019	Pending			ClearUP; Postoperative Pain Device
US	16/983,592	8/3/2020	Pending			ClearUP; Postoperative Pain Device
WO	PCT/US2021/034926	5/28/2021	Pending			ClearUP; Postoperative Pain Device
US	63/189,004	5/14/2021	Pending			TMJ Treatment Device
US	63/189,867	5/18/2021	Pending			Migraine Device
US	63/189,948	5/18/2021	Pending			Migraine Device
US	63/190,034	5/18/2021	Pending			TMJ Treatment Device

In most jurisdictions in which we file, the patent term is 20 years from the earliest date of filing of a non-provisional patent application. However, the term of U.S. patents may be extended for delays incurred due to compliance with FDA requirements or by delays encountered during prosecution that are caused by the United States Patent and Trademark Office (“USPTO”). We intend to seek patent term extensions in any jurisdiction where these are available and where we also have a patent that may be eligible; however, there is no guarantee that the applicable authorities will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions.

Other Barriers to Entry

We have published high quality clinical research in high-impact peer reviewed journals. We are building relationships with the clinical community including key opinion leaders in the fields of ear, nose and throat (“ENT”) and allergy medicine, establishing Tivic Health as an evidence-based company. Our first-to-market position has secured a high volume and proportion of positive reviews on our websites and other ecommerce channels. We believe that each of these assets, in addition to our regulatory clearances, will create barriers to entry and adoption by consumers.

Government Regulation

Regulation by the FDA

In the United States, the Federal Food, Drug, and Cosmetic Act (“FD&C Act”), as well as FDA regulations and other federal and state statutes and regulations, govern medical device design and development, preclinical and clinical testing, device safety, premarket clearance, grant, and approval, establishment registration and device listing, manufacturing, labeling, storage, record-keeping, advertising and promotion, sales and distribution, export and import, recalls and field safety corrective actions, and post-market surveillance, including complaint handling and medical device reporting of adverse events.

The FDA classifies medical devices into three classes (Class I, II or III) based on the degree of risk associated with a device and the level of regulatory control deemed necessary to ensure its safety and effectiveness. Class I devices are those for which safety and effectiveness can be assured by adherence to the FDA’s general controls for medical devices. Class II devices are subject to the FDA’s general controls and any other special controls the FDA deems necessary to ensure the safety and effectiveness of the device. Class III devices are those that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury.

De Novo classification is a risk-based classification process. The De Novo process provides a pathway to classify novel medical devices for which general controls alone, or general and special controls, provide reasonable assurance of safety and effectiveness for the intended use, but for which there is no legally marketed predicate device. De Novo classified devices fall either into Class I or Class II and may be marketed and used as predicates for future premarket notification 510(k) submissions.

The FDA classifies our peripheral nerve stimulation platform as a Transcutaneous Electrical Nerve Stimulator (“TENS”) regulated as a Class II medical device.

ClearUP sinus relief was cleared under 510(k) number K182025 based on clinical data supporting its safety and efficacy for the temporary relief of sinus pain associated with allergic rhinitis. We were subsequently granted the rights to market ClearUP for the temporary relief of moderate to severe congestion under De Novo number DEN200006.

Labeling

All TENS devices commercially distributed in the U.S. must comply with specific FDA labeling requirements. These requirements address the labeling (e.g., device label, Instruction for Use, package label, etc.) that must be affixed to the device or packaging and provided to all users of the device. Our ClearUP labeling has been reviewed by the FDA as part of our regulatory clearances and our quality management system provides for control of documents to prevent changes that might invalidate FDA’s review.

Quality System Regulation

The TENS devices that we commercially distribute in the U.S. are subject to pervasive and continuing regulation by the FDA and certain state agencies. This includes product listing and establishment registration requirements, which facilitate FDA inspections and other regulatory actions. We adhere to applicable current good manufacturing practice, or cGMP, requirements, as set forth in the 21 CFR 820 QSR, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all phases of the design and manufacturing process. We are also required to verify that our suppliers maintain facilities, procedures and operations that comply with applicable quality and regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of contractors. FDA regulations also require investigation and correction of any deviations from the QSR and impose reporting and documentation requirements upon us and our third-party manufacturers.

Post-market surveillance

We must also comply with post-market surveillance regulations, including medical device reporting (“MDR”), requirements which require that we review and report to the FDA any incident in which our products may have caused or contributed to a death or serious injury, and any incident in which our device has malfunctioned if that malfunction would likely cause or contribute to a death or serious injury if it were to recur. We must also comply with medical device correction and removal reporting regulations, which require manufacturers to report to the FDA corrections and removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FD&C Act that may present a risk to health. Although we may undertake recall actions voluntarily, we must submit detailed information on any recall action to the FDA, and the FDA can order a medical device recall in certain circumstances.

In addition to post-market quality and safety actions, labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the FTC. Medical devices approved, cleared, or granted by the FDA may not be promoted for outside their respective Indication for Use, otherwise known as “off-label” promotion.

Other healthcare laws and regulations

The healthcare industry is also subject to federal and state fraud and abuse laws, including anti-kickback, self-referral, false claims and physician payment transparency laws, as well as patient data privacy and security and consumer protection and unfair competition laws and regulations. Our operations are also subject to certain state and local laws, including manufacturing license, sales and marketing practices, interactions with consumers, consumer incentive and other promotional programs, and state corporate practice and fee-splitting prohibitions.

Currently, ClearUP is not reimbursed by any government or private healthcare program, limiting our exposure under certain laws such as the Sunshine Act.

CE Mark – European Union, United Kingdom, and other jurisdictions that recognize the CE Mark

In 2020 we secured the CE Mark CE 704687 allowing sales and marketing of ClearUP in the European Union, United Kingdom and in any country that recognizes CE Mark certificate for relief of sinus pain, pressure and congestion, without regard to the cause of pain, pressure and congestion. Sales in such jurisdictions will expose our operations to additional regulations.

To the extent that any of our products are sold in a foreign country, we may become subject to foreign laws, which may include, for example, applicable post-marketing requirements, including post-market clinical follow up, safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals. We must operate our business within the requirements of these laws.

Coverage and reimbursement

Our current product is purchased on a cash-pay basis and is not covered by government healthcare programs and other third-party payors. However, we monitor federal and state legislations and regulatory changes that could affect our results of operations.

Privacy and security

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their implementing regulations, imposes privacy, security and breach reporting obligations with respect to individually identifiable health information upon “covered entities” (health care providers, health plans and health care clearinghouses), and their respective business associates, individuals or entities that create, received, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity.

Even when HIPAA does not apply, according to the FTC, failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards.

In addition, certain states and non-U.S. laws, such as the GDPR govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, California recently enacted the California Consumer Privacy Act, or CCPA, which took effect on January 1, 2020. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information.

Environmental Matters

Our operations, properties and products are subject to a variety of U.S. and foreign environmental laws and regulations governing, among other things, use of manufacturing components containing substances below established threshold, air emissions, wastewater discharges, management and disposal of hazardous and non-hazardous materials and waste and remediation of releases of hazardous materials. We believe, based on current information that we are in material compliance with environmental laws and regulations applicable to us and rely heavily on our outsourced design and manufacturing partners to assist in maintaining compliance.

Facilities

Our registered office is located at 750 Menlo Avenue, Suite 200, Menlo Park, California 94025. Our principal executive office is located in Newark, California at 39899 Balentine Drive, Suite 200, Newark, California 94560, which space we lease on a month-to-month basis.

Human capital resources

As of December 31, 2020, we had eight full-time employees and five contractors. None of our employees are represented by a labor union, and we consider our employee relations to be good. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Legal proceedings

We are not currently a party to any material legal proceedings. We may, however, in the ordinary course of business face various claims brought by third parties, and we may, from time to time, make claims or take legal actions to assert our rights, including intellectual property rights as well as claims relating to employment matters and the safety or efficacy of our products. Any of these claims could subject us to costly litigation. If this were to happen, the payment of any such awards could have a material adverse effect on our business, financial condition and results of operations. Additionally, any such claims, whether or not successful, could damage our reputation and business.

MANAGEMENT

The following table sets forth the names, ages, and positions of our executive officers and directors:

Name	Age	Position
Jennifer Ernst	53	Chief Executive Officer and Director
Briana Benz	60	Chief Financial Officer and Secretary
Blake Gurfein, PhD	38	Chief Scientific Officer
Ryan Sabia	35	VP of Sales and Operations
Sheryle Bolton	75	Chair of the Board
Karen Drexler	61	Director
Dean Zikria	53	Director

Executive Officers

Jennifer Ernst is a co-founder and has served as our Chief Executive Officer and as a director since September 2016, and served as our Chief Financial Officer from September 2016 to July 2021. Previously, Ms. Ernst served as the Chief Executive Officer of the U.S. subsidiary of Thin Film Electronics ASA from April 2011 to December 2015. Ms. Ernst also served as the Chief Strategy Officer of Thin Film Electronics ASA from January 2015 to December 2015, where she established and guided the strategic planning process across all business functions and four separate product lines. Ms. Ernst also worked for Xerox PARC for over 20 years, where she held multiple go-to-market roles, including as the Director of Business Development. Ms. Ernst previously served as a director of FlexTech Alliance, the U.S. national consortium for flexible and printed electronics, for three years, including one year as the Chair. Ms. Ernst earned her Master of Business Administration degree from Santa Clara University. We believe Ms. Ernst is qualified to serve on our Board of Directors because of the perspective and experience she provides as our co-founder and Chief Executive Officer, as well as her significant experience as an executive in the technology and electronics industries and her experience in product development and commercialization.

Briana Benz has served as our Chief Financial Officer since July 2021. Ms. Benz has over 30 years of broad based financial, investment banking and growth company experience. Prior to her recent sabbatical, Ms. Benz worked at Campus Televideo, Inc., the nation’s largest private cable operator dedicated exclusively to the college and university market, where she served as Chief Financial Officer from March 2002 to November 2003, both Chief Financial Officer and Chief Operating Officer from November 2003 to December 2005, and Chief Executive Officer, President, Chief Financial Officer and board member from December 2005 to July 2015. Prior to that, Ms. Benz served in various roles, including Chief Financial Officer, SVP Finance and Chief Financial Officer, from January 1998 to August 2001, at Onsite Access, Inc., one of the largest building-centric integrated communication companies in the United States and Canada. Prior to that, Ms. Benz held Chief Financial Officer positions with several venture capital backed ventures and was an Investment Banker with Merrill Lynch Capital Markets, a leveraged buyout fund. Ms. Benz was previously a Certified Public Accountant. Ms. Benz earned her Bachelor’s degree in Business Administration from State of University of New York at Polytechnic Institute, Master’s degree in Accounting from State of University of New York at Albany, and Master of Business Administration from Columbia Business School.

Blake Gurfein, PhD serves as our Chief Scientific Officer, a role that he has held since March 2019, prior to which he served as our Vice President of Research commencing in January 2018. Dr. Gurfein leads our clinical and scientific research. In addition to his full-time role with the Company, he has also served as an Adjunct Assistant Professor of Medicine at the University of California San Francisco since 2012. Dr. Gurfein is an expert in neuromodulation device development and has served as a research executive and consultant for several medical device and pharma companies, including as Chief Scientific Officer of Rio Grande Neurosciences from 2014 to 2017 and as a Medical Writer for EMD Serono/Pfizer in 2012. Dr. Gurfein’s prior research in neuroscience and immunology has been funded by the National Institutes of Health and philanthropic donors, yielding high-impact journal publications. Dr. Gurfein has a Ph.D. in Neuroscience from the Icahn School of Medicine at Mount Sinai and an Sc.B. in Neuroscience from Brown University.

Ryan Sabia serves as our Vice President of Sales and Operations, a role that he has held since March 2021. Mr. Sabia has 18 years of experience in global supply chain, systems infrastructure, and sales operations in industries that range from automotive, medical supply, and consumer electronics. From June 2019 to April 2021, Mr. Sabia served as Global Director of Strategic Operations for Mars, Inc. From July 2015 to December 2018, he served as General Manager of Operations for Medelita, LLC, a medical apparel design and manufacturing company. Prior to that, he worked as Senior Director of Operations for Pinpoint Resources Group, a software technology consulting and staffing company, from January 2013 to July 2015, and as a Hedge Fund Financial Reporting Analyst for J.P. Morgan from August 2012 to January 2013. Mr. Sabia is seasoned in environments that range from Fortune 500 companies (J.P. Morgan, BestBuy, and Toyota) to bootstrap startups, while specializing in scaling for global omnichannel logistics and e-commerce marketplaces. As a result of his finance and accounting background, Mr. Sabia drives a data-focused approach while leveraging modern technologies for business analytics and resource planning. Mr. Sabia graduated from Suffolk University Sawyer Business School with a Bachelor of Science in Finance.

Non-Employee Directors

Sheryle Bolton has served as a director since July 16, 2019, and as Chair of the Board since August 18, 2021. She is an experienced serial technology entrepreneur, public company CEO, corporate executive, speaker, board member, and investor. Ms. Bolton has been a corporate executive in financial services, media, and health care and has served on the boards of private and public corporations, ranging from large groups of mutual funds to technology and finance companies, as well as non-profits, including an NGO, where she served as Chair of the Audit Committee, focused on financing small businesses in Asia and Sub-Saharan Africa and Berry College, a private college with an internationally known work-study program. Ms. Bolton worked in private equity investing as an investment banker at Merrill Lynch Capital Markets, as Director of Strategy at Home Box Office and in asset management at Rockefeller & Co. As CEO, she raised significant funding for several start-ups from angels, venture capital, and the public and institutional markets. She was CEO of Scientific Learning Corporation, a health care and educational technology company, where she led the company from pre-product to IPO with venture funding from Warburg Pincus. She was also CEO and Chair of the public company. She has served as a board member for more than forty Scudder-Kemper mutual funds. From 2015 to 2021, Ms. Bolton was an adjunct Professor of Practice at Hult International Business School, where she taught entrepreneurship and finance courses in graduate and undergraduate programs. She has also been an invited speaker on business and entrepreneurship in the US, Asia, the Pacific Rim, Latin America, and Europe. Harvard Business School recognized Ms. Bolton as one of its most influential female graduates in Silicon Valley and the San Francisco Bay Area. She was a recipient of the first Springboard All-Women’s IPO Class award, a former Chair of Watermark, the largest organization in Silicon Valley for female executives and entrepreneurs, and a recipient of the “A Woman Who Made Her Mark” award, among many other honors and recognition. Ms. Bolton started her career as a Peace Corps Volunteer in Africa. She holds a Bachelor of Arts. and a Master of Arts in Linguistics from the University of Georgia and a Master of Business Administration from Harvard Business School. We believe that Ms. Bolton is qualified to serve as a member of our Board of Directors due to her experience as an entrepreneur, as a CEO taking a company public, and as a public company CEO and director.

Karen Drexler has served as a director since July 16, 2019. Ms. Drexler is a serial entrepreneur with expertise in the fields of digital health, medical devices and diagnostics. From June 2016 until June 2020, she was the CEO and a board member of Sandstone Diagnostics, Inc., a private company developing instruments and consumables for point-of-care medical testing. Ms. Drexler also serves on the boards of ResMed (NYSE: RSMD), OutSet Medical (NASDAQ: OM), VIDA Health, a leading company in Al-powered lung intelligence solutions and analytics, and Bone Health Technologies, a company developing vibration-based solutions to avoid and treat bone loss. From 2011 to 2017, she served as chair of the board of Hygieia, Inc., a digital insulin therapy company, and remains involved as an advisor to the CEO. She also acts as a senior strategic advisor for other early-stage companies and spent 11 years on the board of the Keller Center for Innovation in Engineering Education at Princeton University. Ms. Drexler has served on numerous private company boards in the fields of diagnostics, medical devices, and digital health. She is an active mentor and advisor with Astia, a global nonprofit that supports high-potential female founders. She is a founding member of Astia Angels, a network of individual investors who fund such founders, and a lead mentor with StartX, the Stanford University incubator. She is also on the Life Science and Women’s Health Councils for Springboard, an accelerator for women-led technology-oriented companies. Through her work with Astia, Springboard, and StartX, she interacts with many promising young medtech companies. Ms. Drexler was founder, president, and CEO of Amira Medical Inc., a private company focused on minimally invasive glucose monitoring technology, from 1996 until it was sold to Roche Holding AG in 2001. Before Amira Medical, she held management roles at LifeScan and played a key role in its sale to Johnson & Johnson (NYSE: JNJ). Ms. Drexler graduated magna cum laude with a Bachelor of Science in Chemical Engineering from Princeton University and earned a Master of Business Administration with honors from the Stanford University Graduate School of Business. Ms. Drexler’s executive and board experience in the medical diagnostics and medical device industries, and particularly her experience in digital health, technology and data security, and out-of-hospital care models, led our Board to conclude she should serve as a director.

Dean Zikria has served as a director since July 10, 2019. Mr. Zikria brings deep industry experience in allergy and asthma as well as other chronic diseases to the Board. Most recently, commencing on June 1, 2021, he has been serving as the Chief Commercial Officer at Intuity Medical Inc., a Silicon Valley MedTech company launching a highly disruptive glucose meter in the diabetes industry. In addition, he has served as Chairman of DZ Advisors, LLC, a company founded by Mr. Zikria in 2017 that provides consulting and advisory services to the med-tech, bio-tech, digital health and pharmaceutical industries, since inception, where he also served as President from December 2017 until May 31, 2021. Mr. Zikria also sits on the boards of the following privately held companies: AsthmaTek, Inc., a startup digital health company in the asthma space, Paneau Inc., a technology company placing targeted advertising in ride shares, Brev.Dev, Inc., a technology company developing a disruptive platform to aid developers, and Mind Machine LLC, a marketing and advertising agency focused on the MedTech industry. Mr. Zikria is also on the scientific advisory board of Bailard, Inc., a multi-billion dollar independent wealth and investment management firm. From 2019 to 2021, Mr. Zikria served as the CEO of Mind Machine LLC, a marketing/advertising agency, where he was also the Founder and continues to serve as Chairman. He has previously served as CEO of Spirosure Inc., a FeNO detection company for asthma diagnostics, from 2014 to 2017. He has also previously served as head of global marketing for Johnson & Johnson’s Animas Corporation within their medical device & diagnostics division. He was head of strategy for Pfizer Pharmaceuticals U.S. Cardiovascular Unit, a division with approximately $7 billion in annual revenues. Mr. Zikria brings experience in strategic planning, scenario planning and analysis, and mergers and acquisitions, including sourcing, transactions and integration. We believe that Mr. Zikria is qualified to serve as a member of our Board of Directors due to his experience in the allergy and asthma industries, as well as his experience in strategic planning, scenario planning and analysis, and mergers and acquisitions.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Corporate Governance

Composition of our Board of Directors

Our business and affairs are managed under the direction of our board of directors (“Board”). The number of directors will be fixed by our Board, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws, which will include a requirement that the number of directors be fixed exclusively by a resolution adopted by directors constituting a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. The size of our Board is currently fixed at five directors, with one vacancy.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Corporate Governance Profile

Effective upon the filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, which will occur immediately prior to the completion of this offering, our corporate governance will be structured in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure will include the following:

•	we expect that a majority of our directors will satisfy the Nasdaq listing standards for independence;

•	generally, all matters to be voted on by stockholders will be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class;

•	we intend to comply with the requirements of the Nasdaq rules, including having committees comprised solely of independent directors; and

•	we do not have a stockholder rights plan.

Our directors will stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Classified Board of Directors

In accordance with the terms of our amended and restated certificate of incorporation, which will occur immediately prior to the completion of this offering, our Board will be divided into three staggered classes of directors and each will be assigned to one of the three classes, Class I, Class II and Class III. Each class of directors will be elected for a three-year term, except that the initial term for Class I directors will expire in 2022, the initial term for Class II directors will expire in 2023, the initial term for Class III directors will expire in 2024. Effective upon the closing of this offering, our directors will be divided among the three classes as follows:

•	the Class I director will be Karen Drexler, and her term will expire at our first annual meeting of stockholders following this offering;

•	the Class II director will be Dean Zikria, and his term will expire at our second annual meeting of stockholders following this offering; and

•	the Class III directors will be Sheryle Bolton and Jennifer Ernst, and their terms will expire at our third annual meeting of stockholders following this offering.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Leadership Structure and Risk Oversight

Currently, Ms. Ernst serves as our Chief Executive Officer and Ms. Bolton serves as Chair of our Board. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chair of the Board, as our Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board.

The Board actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, and regulatory risks. The Board committees will assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee will assist the Board with its oversight of the Company’s major financial risk exposures. The Compensation Committee will assist the Board with its oversight of risks arising from the Company’s compensation policies and programs. The Corporate Governance and Nominating Committee will assist the Board with its oversight of risks associated with board organization, board independence, and corporate governance. While each committee will be responsible for evaluating certain risks and overseeing the management of those risks, the entire Board will continue to be regularly informed about the risks.

Director Independence

The Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominations committees be independent, or, if a listed company has no nominations committee, that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the board’s independent directors. The Nasdaq rules further require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.

Prior to the completion of this offering, our Board undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board has affirmatively determined that each of Dean Zikria, Sheryle Bolton and Karen Drexler qualify as an independent director, as defined under the applicable corporate governance standards of Nasdaq. These rules require that our Audit Committee be composed of at least three members, one of whom must be independent on the date of listing on  Nasdaq, a majority of whom must be independent within 90 days of the effective date of the registration statement containing this prospectus, and all of whom must be independent within one year of the effective date of the registration statement containing this prospectus.

Board Committees and Meetings

Upon completion of this offering, the Board will have three standing committees, the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, to assist it with the performance of its responsibilities. The Board will designate the members of these committees and the committee chairs based on the recommendation of the Corporate Governance and Nominating Committee. The Board has adopted written charters for each of these committees, effective upon completion of this offering, which can be found at the investor relations section of our corporate website upon completion of this offering. The chair of each committee develops the agenda for that committee and determines the frequency and length of committee meetings.

Audit Committee

Our Board has established an Audit Committee which, effective upon completion of this offering, will consist of three independent directors, Dean Zikria, Sheryle Bolton and Karen Drexler, with Sheryle Bolton serving as the Chairperson. The Board has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 of the Exchange Act, and the applicable rules of Nasdaq, and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The committee’s primary duties upon completion of this offering will include:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	reviewing and discussing with management and our independent auditor our annual and quarterly financial statements and related disclosures, including disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the results of the independent auditor’s audit or review, as the case may be;

•	reviewing our financial reporting processes and internal control over financial reporting systems and the performance, generally, of our internal audit function;

•	overseeing the audit and other services of our independent registered public accounting firm and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee;

•	providing an open means of communication among our independent registered public accounting firm, management, our internal auditing function and our Board;

•	reviewing any disagreements between our management and the independent registered public accounting firm regarding our financial reporting;

•	preparing the Audit Committee report for inclusion in our proxy statement for our annual stockholder meetings;

•	establishing procedures for complaints received regarding our accounting, internal accounting control and auditing matters; and

•	approving all audit and permissible non-audit services conducted by our independent registered public accounting firm.

The Board has determined that Sheryle Bolton is an “audit committee financial expert,” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2012. The Board has further determined that each of the members of the Audit Committee is financially literate and that at least one member of the committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment.

Compensation Committee

Our Board has established a Compensation Committee which, effective upon completion of this offering, will consist of three independent directors (as defined under the general independence standards of Nasdaq and our Corporate Governance Guidelines): Dean Zikria, Sheryle Bolton and Karen Drexler are each a “non-employee director” (within the meaning of Rule 16b-3 of the Exchange Act). Karen Drexler will serve as Chairperson of the Compensation Committee. The committee’s primary duties will include:

•	reviewing all overall compensation policies and practices;

•	approving corporate goals and objectives relevant to executive officer compensation and evaluate executive officer performance in light of those goals and objectives;

•	determining and approving executive officer compensation, including base salary and incentive awards;

•	reviewing and approving, or making recommendations to the Board regarding, compensation plans; and

•	administering our equity incentive plan, subject to Board approval.

Our Compensation Committee determines and approves elements of executive officer compensation, except that compensation of our Chief Executive Officer and Chief Financial Officer will be subject to review and approval by the Board. It also provides recommendations to the Board with respect to non-employee director compensation. The Compensation Committee may not delegate its authority to any other person, other than to a subcommittee.

Corporate Governance and Nominating Committee

Our Board has also established a Corporate Governance and Nominating Committee which, effective upon completion of this offering, will consist of Dean Zikria, Sheryle Bolton and Karen Drexler, with Karen Drexler serving as Chairperson. The committee’s primary duties will include:

•	recruiting new directors, consider director nominees recommended by stockholders and others and recommend nominees for election as directors;

•	reviewing the size and composition of our Board and committees;

•	overseeing the evaluation of the Board;

•	recommending actions to increase the Board’s effectiveness; and

•	developing, recommending and overseeing our corporate governance principles, including our Code of Business Conduct and Ethics and our Corporate Governance Guidelines.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting, which will be effective upon completion of this offering. Upon the completion of this offering, our Code of Business Conduct and Ethics will be available on the investor relations section of our corporate website. We intend to disclose any amendments to the code, or any waivers of its requirements, on our corporate website or in a Current Report on Form 8-K.

Legal Proceedings

To our knowledge, (i) no director or executive officer has been a director or executive officer of any business that has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years; (ii) no director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years; (iii) no director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years; and (iv) no director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth, for the fiscal years ended December 31, 2019 and December 31, 2020, the dollar value of all cash and noncash compensation earned by any person that was our principal executive officer (“PEO”) during the last fiscal year and the two most highly compensated individuals other than our PEO who were serving as executive officers during the last fiscal year.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plane Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Totals ($)
Jennifer Ernst,	2019	205,154	-	-	-	-	-	15,599	220,753
CEO and Director	2020	181,125	-	-	-	-	-	16,317	197,442
Blake Gurfein, PhD	2019	226,038	-	-	-	-	-	15,229	241,267
Chief Scientific Officer	2020	226,250	-	-	-	-	-	16,276	242,526

(1)	Briana Benz was appointed as our Chief Financial Officer in July 2021, and has therefore been omitted from this table.

(2)	Includes the cost of health insurance coverage and benefits paid for by us for each named executive officer that is not reimbursed.

Narrative to the summary compensation table

Employment Agreements/Arrangements

As of the year ended December 31, 2020, we had not entered into any written employment agreements with our named executive officers. Subsequent to the year ended December 31, 2020, we entered into executive offer letters with Jennifer Ernst, our Chief Executive Officer, and Briana Benz, who was appointed as our Chief Financial Officer in July 2021. A summary of the terms of Ms. Ernst’s and Ms. Benz’s executive offer letters is set forth below.

In addition, Blake Gurfein is currently subject to a standard, at-will offer letter. We intend to enter into a more formal, written employment agreement or offer letter with Dr. Gurfein prior to the completion of this offering.

Currently, the annual compensation of each of the executive officers is fixed by the Board. The named executive officers are also entitled to participate in the Company’s benefit plans, which such benefits are generally available to all full-time employees.

Executive Offer Letter with Jennifer Ernst

On July 31, 2021, we entered into an executive offer letter with Jennifer Ernst. Pursuant to her executive offer letter, effective July 31, 2021, Ms. Ernst is entitled to a base salary of $275,000 and, commencing with the 2022 calendar year (payable in the first quarter of 2023), will be eligible to receive, at the sole discretion of the Board, an annual end-of-year incentive bonus in amount up to 40% of her base salary. The annual end-of-year incentive bonus, if earned, will be determined by the Board, in its sole discretion, and will be dependent upon the achievement of certain Company milestones and profitability, and such other milestones as the Board deems appropriate.

Ms. Ernst’s employment is “at will,” meaning that either she or the Company are entitled to terminate Ms. Ernst’s employment at any time and for any reason, with or without cause. In the event that her employment with the Company is terminated for any reason before December 31 of any given year, she will not be entitled to receive an annual end-of-year bonus. In the event that (i) Ms. Ernst elects to terminate her employment with the Company other than for good reason, (ii) the Company terminates her employment for cause, or (iii) her employment is terminated as a result of her death of complete disability, then Ms. Ernst will not be entitled to receive any separation benefits. In the event that Ms. Ernst terminates her employment for good reason or the Company terminates her employment without cause, Ms. Ernst shall be entitled to receive 1/12 of her base salary for a period of six months after termination.

Executive Offer Letter with Briana Benz

On July 29, 2021, we entered into an executive offer letter with Briana Benz. Pursuant to her executive offer letter, effective July 16, 2021, Ms. Benz is entitled to a base salary of $250,000 and will be eligible to receive, at the sole discretion of the Board, an annual end-of-year incentive bonus in amount up to 25% of her base salary. The annual end-of-year incentive bonus, if earned, will be determined by the Board, in its sole discretion, and will be dependent upon the achievement of certain Company milestones and profitability, and such other milestones as the Board deems appropriate. In connection with Ms. Benz’s appointment as our Chief Financial Officer, Ms. Benz was issued 112,500 restricted shares of our common stock pursuant to a restricted stock purchase agreement. All shares that were issued are initially subject to a repurchase option in favor of the Company, which repurchase option shall lapse at a rate of 1/48th per month, commencing September 1, 2021, subject to Ms. Benz’s continued employment with the Company. In addition, the Company’s repurchase option shall lapse as to all of the shares in the event of a termination of service without cause in connection with or within 12 months following a Change of Control (as defined in the 2021 Plan).

In addition to the foregoing compensation, subject to and contingent upon the Company’s closing of its initial public offering, Ms. Benz shall be entitled to receive a $100,000 cash bonus as soon as practicable after closing of the initial public offering.

Ms. Benz’s employment is “at will,” meaning that either she or the Company are entitled to terminate Ms. Benz’s employment at any time and for any reason, with or without cause. In the event that her employment with the Company is terminated for any reason before December 31 of any given year, she will not be entitled to receive an annual end-of-year bonus. In the event that (i) Ms. Benz elects to terminate her employment with the Company other than for good reason, (ii) the Company terminates her employment for cause, or (iii) her employment is terminated as a result of her death of complete disability, then Ms. Benz will not be entitled to receive any separation benefits. In the event that Ms. Benz terminates her employment for good reason or the Company terminates her employment without cause, Ms. Benz shall be entitled to receive the following severance payments: (i) in the event that she has been employed by the Company for a period between three months and twelve months, then she shall be entitled to receive 1/12 of her base salary for a period of three months after termination, and (ii) in the event that she has been employed by the Company for more than twelve months, then she shall be entitled to receive 1/12 of her base salary for a period of six months after termination; provided, however, that if Ms. Benz terminates her employment for good reason or the Company terminates her employment without cause after the closing of the Company’s initial public offering, then she will be entitled to receive 1/12 of her base salary for a period of six months after termination regardless of the amount of time she has been employed by the Company.

Outstanding equity awards at fiscal year-end

The following table provides information regarding the outstanding equity awards held by our named executive officers as of December 31, 2020. All awards were granted pursuant to the 2017 Plan. See “Equity Incentive Plans–2017 Equity Incentive Plan” below for additional information.

Name and principal position	Grant Date	Vesting Commencement Date	Number of securities underlying unexercised options (#) (exercisable)		Number of securities underlying unexercised options (#) (unexercisable)	Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Jennifer Ernst	04/04/2018	04/01/2018	83,334	(1)	41,666
CEO
Blake Gurfein, PhD	04/04/2018	01/01/2018	54,688	(2)	20,312
Chief Scientific Officer	06/28/2018	06/28/2018	36,459	(3)	13,541

(1)	Ms. Ernst exercised her options with respect to 67,500 shares of common stock in August 2021.

(2)	Dr. Gurfein exercised his options with respect to 50,000 shares of common stock in March 2021 and another 17,188 shares of common stock in August 2021.

(3)	Dr. Gurfein exercised his options with respect to 44,792 shares of common stock in August 2021.

Equity Incentive Plans

2017 Equity Incentive Plan

The Board adopted the 2017 Plan on April 13, 2017. The principal purpose of the 2017 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The material terms of the 2017 Plan are summarized below. In August 2021, the Board adopted and our stockholders approved the 2021 Plan, which will become effective upon the completion of this offering. Upon the effectiveness of the 2021 Plan, it will replace the 2017 Plan, except with respect to awards outstanding under the 2017 Plan, and no further awards will be available for grant under the 2017 Plan.

Share reserve. Under the 2017 Plan, 981,269 shares of our common stock were reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, restricted stock awards, and other stock-based awards. With respect to the share reserve under the 2017 Plan:

•	to the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2017 Plan; and

•	to the extent that shares of our common stock are repurchased by us prior to vesting so that shares are returned to us, such shares will be available for future grants under the 2017 Plan.

Administration. Following completion of this offering, the Compensation Committee of the Board is expected to administer the 2017 Plan unless the Board assumes authority for administration.

Subject to the terms and conditions of the 2017 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2017 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2017 Plan. The Board may at any time remove the Compensation Committee as the administrator and revest in itself the authority to administer the 2017 Plan.

Eligibility. Options, restricted stock and all other stock-based and cash-based awards under the 2017 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options (“ISOs”).

Awards. The 2017 Plan provides that the administrator may grant or issue stock options, restricted stock, other stock- or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award, which will indicate the type, terms and conditions of the award.

•         Incentive stock options. ISOs will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2017 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•         Nonstatutory stock options. Nonstatutory Stock Options, or NSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/ or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

•         Restricted stock. Restricted stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for No consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

•         Other stock-based awards. Other stock-based awards are awards of fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Change in control. In the event of a change in control, to the extent that an award (i) is vested, (ii) the terms of an award provide for acceleration of vesting upon a change in control, or (iii) the administrator elects to accelerate the vesting of the award in connection with the change in control, the plan administrator may elect to provide for the purchase or exchange of an award for cash or other property in an amount equal to the difference between (x) the value of cash or other property the optionee would receive in connection with such change in control if the optionee exercised the award, and (y) the aggregate exercise price of the vested portion of the award. If the award is not purchased or exchanged as provided above, then the award will be terminated and cease to be exercisable unless the award is expressly assumed or substituted by the acquirer.

Adjustments of awards. In the event of any stock dividend or other distribution, stock split, reverse stock split, reorganization, combination or exchange of shares, merger, consolidation, split-up, spin-off, recapitalization, repurchase or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock that would require adjustments to the 2017 Plan or any awards under the 2017 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to: (i) the aggregate number and type of shares subject to the 2017 Plan; (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and (iii) the grant or exercise price per share of any outstanding awards under the 2017 Plan. In connection with the 1-for-4 reverse stock split of our issued and outstanding shares of common stock that was effected on August 31, 2021, the terms of certain awards granted under our 2017 Plan were equitably adjusted in accordance with the provisions thereof.

Amendment and termination. The administrator may terminate, amend or modify the 2017 Plan at any time and from time to time. However, we must generally obtain stockholder approval to amend or modify the 2017 Plan to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.

No ISOs may be granted pursuant to the 2017 Plan after the tenth anniversary of the effective date of the 2017 Plan. Any award that is outstanding on the termination date of the 2017 Plan will remain in force according to the terms of the 2017 Plan and the applicable award agreement.

2021 Equity Incentive Plan

In August 2021, the Board adopted and our stockholders approved the 2021 Plan, which will become effective upon the completion of this offering. Upon the effectiveness of the 2021 Plan, it will replace the 2017 Plan, except with respect to awards outstanding under the 2017 Plan, and no further awards will be made under the 2017 Plan. Additionally, any awards that are cancelled or expire under the 2017 Plan will not be reissued. The principal purpose of the 2021 Plan is to attract, retain and incentivize the Company’s employees and other service providers through the granting of certain stock-based awards, including performance-based awards. The material terms of the 2021 Plan, as it is currently contemplated, are summarized below.

Share reserve. Under the 2021 Plan, 937,500 shares of our common stock will be reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, restricted stock awards, restricted stock units, stock bonus awards and performance-based awards. With respect to the share reserve under the 2021 Plan:

•	to the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2021 Plan; and

•	to the extent that shares of our common stock are repurchased by us at the original purchase price, such shares will be available for future grants under the 2021 Plan.

Share Counting. For purposes of counting the number of shares available for the grant of stock awards under the 2021 Plan, all shares covered by any stock award shall be counted against shares available under the 2021 Plan on a “one for one” basis. Notwithstanding the foregoing, (i) awards that may be settled only in cash shall not be so counted, and (ii) while any performance-based award is outstanding, the maximum number of shares issuable under such award shall be counted against available shares under the 2021 Plan, and upon final settlement of such performance-based award, any shares not issued to the holder due to failure to achieve any related performance goal(s) shall again be available for grant and issuance under the 2021 Plan.

Administration. Following completion of this offering, the Compensation Committee of the Board has been authorized to administer the 2021 Plan unless the Board subsequently assumes authority for administration. The Compensation Committee must consist of at least two members of the Board, each of whom is intended to qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of the applicable stock exchange, or other principal securities market on which shares of our common stock are traded. The term Administrator refers to either the Board or the Compensation Committee, as applicable.

Additionally, the Board or Compensation Committee may delegate certain functions under the 2021 Plan to designate employees who are not Officers to be recipients of awards under the 2021 Plan, and to determine the number of shares subject to awards granted to such employees.

Subject to the terms and conditions of the 2021 Plan, the Administrator has the authority to construe and interpret the 2021 Plan and awards granted under it and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award. All decisions, determinations and interpretations by the Administrator regarding the 2021 Plan shall be final and binding on all participants or other persons claiming rights under the 2021 Plan or any award.

Awards. The 2021 Plan provides that the Administrator may grant or issue stock options, restricted stock, restricted stock units, other stock-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Eligibility. Options, restricted stock, restricted stock units and all other stock-based awards under the 2021 Plan may be granted to individuals who are then our officers, employees, directors or consultants or are the officers, employees or consultants of certain of our subsidiaries. Only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs. No ISO may be granted under the 2021 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which ISOs are exercisable for the first time by a participant during any calendar year (under the 2021 Plan and all other such plans of the Company and its affiliates) may not exceed $100,000. ISOs are not transferable except by will or by the laws of descent and distribution, provided that a participant may designate a beneficiary who may exercise an option following the participant’s death.

•         Stock Options. Options granted under the 2021 Plan may become exercisable in cumulative increments (“vest”) as determined by the Administrator. Such increments may be based on continued service to the Company over a certain period of time, the occurrence of certain performance milestones, or other criteria. Options granted under the 2021 Plan may be subject to different vesting terms. Except as to a maximum of five percent (5%) of the number of shares reserved and available for grant and issuance under the 2021 Plan, any options that vest on the basis of the participant’s continued service will have a minimum vesting period of one year. In addition, the Administrator may not use discretion to accelerate the vesting of options (subject to a maximum five percent (5%) of shares under the 2021 Plan that may be accelerated) other than in connection with a death, disability or a change in control (where a participant terminates employment in certain situations or equity awards are not assumed or substituted for in the transaction).

To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, or by such other method as may be set forth in the option agreement. The maximum term of options under the 2021 Plan is 10 years, except that in certain cases (see Eligibility) the maximum term of certain incentive stock options is five years. Options under the 2021 Plan generally terminate sixty (60) days after termination of the participant’s service unless (i) such termination is due to the participant’s disability, in which case the option may, but need not, provide that it may be exercised at any time within 6 months of such termination; (ii) the participant dies before the participant’s service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised within 12 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. If an optionee’s service with the Company, or any affiliate of the Company, ceases with cause, the option will terminate at the time the optionee’s service ceases. In no event may an option be exercised after its expiration date.

•         Stock Bonuses and Restricted Stock Awards. Stock bonus awards and restricted stock awards are granted through a stock bonus award agreement or restricted stock award agreement. The purchase price for a stock purchase award (if any) may be payable in cash, or any other form of legal consideration approved by the Administrator. Stock bonus awards may be granted in consideration for the recipient’s past services for the Company. Common stock issued under a restricted stock or stock bonus award agreement may be subject to a share repurchase option or forfeiture right in our favor, each in accordance with a vesting schedule and subject to the minimum vesting requirement. If a recipient’s service relationship with us terminates, we may reacquire or receive via forfeiture all of the shares of our Common Stock issued to the recipient pursuant to a restricted stock or stock bonus award that have not vested as of the date of termination. Rights under a stock bonus or restricted stock bonus agreement may be transferred only as expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement.

•         Restricted Stock Units. Restricted stock unit awards are issued pursuant to a restricted stock unit award agreement. The consideration for a stock unit award shall be determined by the Administrator and may be payable in any form acceptable to the Administrator and permitted under applicable law. The Administrator may impose any restrictions or conditions upon the vesting of restricted stock unit awards, or that delay the delivery of the consideration after the vesting of stock unit awards, that it deems appropriate consistent with the minimum vesting requirement. Restricted stock unit awards may be settled in cash or shares of the Company’s common stock, as determined by the Administrator. No dividends payments will be made on unvested restricted stock unit awards, but instead any dividends will be deferred until awards become vested. If a restricted stock unit award recipient’s service relationship with the Company terminates, any unvested portion of the restricted stock unit award is forfeited upon the recipient’s termination of service.

•        Performance-Based Award. Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals. Generally, such pre-established performance goals consist of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Administrator.

Certain Corporate Transactions. In the event of a merger, sale of all or substantially all of the assets of the Company or other change of control transaction, unless otherwise determined by the Board, all outstanding awards will be subject to the agreement governing such merger, asset sale or other change of control transaction. Such agreement need not treat all such awards in an identical manner, and it will provide for one or more of the following with respect to each award: (i) the continuation of the award, (ii) the assumption of the award, (iii) the substitution of the award, or (iv) the payment of the excess of the fair market value of the shares subject to the award over the exercise price or purchase price of such shares. In the event the successor corporation refuses to either continue, assume or substitute the shares subject to the award pursuant to the terms of the 2021 Plan, or pay the excess of the fair market value of the shares subject to the award over the exercise price or purchase price of such shares, then outstanding awards shall vest and become exercisable as to 100% of the shares subject thereto contingent upon the consummation of such change of control transaction.

Adjustments Provisions. Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, recapitalization, reincorporation, reclassification, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, or a change in corporate structure may change the type(s), class(es) and number of shares of common stock subject to the 2021 Plan and outstanding awards. In that event, the 2021 Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of Common Stock subject to the 2021 Plan, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of Common Stock subject to such awards.

Amendment and termination. The administrator may terminate, amend or modify the 2021 Plan at any time and from time to time. However, we must generally obtain stockholder approval to amend or modify the 2021 Plan to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.

Compensation of Directors

The Company has not yet implemented a formal compensation plan for its directors but plans to do so prior to the completion of this offering. However, during the year ended December 31, 2020, the Company granted each of its non-employee directors options to purchase 6,250 shares of Company common stock as considerations for their services as directors on the Company’s Board.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below the transactions and series of similar transactions, since January 1, 2019, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent (1%) of the average of our total assets for the last two (2) fiscal years; and

•	any of our directors, executive officers, holders of more than 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements with directors and executive officers, which are described where required under the section above entitled “Executive and Director Compensation.”

Subinoy Das is both a consultant and investor in the Company. We entered into a consulting agreement with Dr. Das on May 1, 2019 to provide us with support for research and clinical activities. We expensed and accrued $42,000 included in ‘Other accrued liabilities’ at December 31, 2019 for his services. On December 30, 2020, the Board granted Dr. Das 28,323 non-statutory stock options to replace amounts accrued for his services for fiscal years ended December 31, 2020 and 2019. The fair value of this grant is $13,000 and was expensed in fiscal year ended December 31, 2020. We recognized a gain on settlement of $117,000 which is included in research and development expense for the year ended December 31, 2020.

In June 2021, we issued a convertible note payable to our Chief Executive Officer for total proceeds of $100,000. The note is unsecured, has a term of two years, and accrues interest at a rate of 3% per annum. This note will convert into approximately 24,389 shares of our common stock in connection with this offering, based on an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock and preferred stock as of September 1, 2021 by: (i) each of our directors, (ii) each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act), (iii) all of our directors and named executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of each class of our outstanding voting securities. As of September 1, 2021, there were 6,149,407 shares of our common stock issued and outstanding, after giving effect to (i) the conversion of all 8,908,600 outstanding shares of our preferred stock into an aggregate of 2,227,116 shares of our common stock on a four-for-one basis (with any fractional shares resulting from the conversion to be cashed out by the Company) immediately prior to completion of this offering, and (ii) the conversion of all of our outstanding convertible notes in the aggregate principal amount of approximately $4,429,721, with approximately $59,733 of additional accrued interest as of September 1, 2021, into an aggregate of 1,088,333 shares of common stock, based on an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed conversion price of $4.125 per share (75% of the assumed initial public offering price per share).

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding preferred stock, options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse. The Company does not know of any arrangements the operation of which may at a subsequent date result in a change of control of the Company.

	Common Stock		Series Seed Preferred Stock(14)		Percentage of Shares of Common Stock Beneficially Owned(15)
Name of Beneficial Owner (1)	Shares Beneficially Held	Percent of Class	Shares Beneficially Held	Percent of Class	Before Offering	After Offering
Certain Stockholders
John Claude(2)	1,196,000	19.4%	-	-	19.4%	13.5%
Subinoy Das(3)	305,610	5.0%	899,981	10.1%	5.0%	3.4%
Murahari Amarnath(10)	225,336	3.7%	901,346	10.1%	3.7%	2.5%
Sand Hill Angels XVIII, LLC(11)	181,725	3.0%	726,902	8.2%	3.0%	2.0%
Astia Angels Tivic LLC(12)	170,006	2.8%	680,027	7.6%	2.8%	1.9%
GS Tivic Health LLC(13)	140,307	2.3%	561,228	6.3%	2.3%	1.6%
Directors and Executive Officers
Jennifer Ernst(4)	1,241,759	20.0%	5,566	*	20.0%	13.9%
Briana Benz(9)	112,500	1.8%		-	1.8%	1.3%
Blake Gurfein, PhD(5)	119,792	1.9%		-	1.9%	1.3%
Ryan Sabia	-	-		-	-	-
Dean Zikria(6)	3,255	*		-	*	*
Sheryle Bolton(7)	3,255	*		-	*	*
Karen Drexler(8)	9,505	*		-	*	*
All officers and directors as a group (7 persons)	1,490,066	24.0%		*	24.0%	16.7%

*	Less than 1%

(1)	Unless otherwise indicated, the address for each beneficial owner listed is c/o Tivic Health Systems, Inc., 39899 Balentine Drive, Suite 200, Newark, California 94560.

(2)	Includes 1,196,000 shares of common stock held by Mr. Claude. Mr. Claude is a former director of the Company.

(3)	Includes 899,981 shares of Series Seed Preferred Stock that are convertible into 224,995 shares of common stock held by Dr. Das, as well as options to purchase 80,615 shares of common stock that are vested and exercisable (or will be vested and exercisable within 60 days of September 1, 2021). The address of Dr. Das is 770 Jasonway Ave Suite 1B, Columbus Ohio 43214.

(4)	Includes 1,171,500 shares of common stock held by Ms. Ernst, 5,566 shares of Series Seed Preferred Stock that are convertible into 1,391 shares of common stock, options to purchase 44,479 of common stock that are vested and exercisable (or will be vested and exercisable within 60 days of September 1, 2021), and 24,389 shares of common stock issuable upon conversion of an unsecured convertible promissory note in the principal amount of $100,000 held by Ms. Ernst (based on an assumed conversion price of $4.125 per share and an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus).

(5)	Includes 111,979 shares of common stock held by Dr. Gurfein, as well as options to purchase 7,813 shares of common stock that are vested and exercisable (or will be vested and exercisable within 60 days of September 1, 2021).

(6)	Includes options to purchase 3,255 shares of common stock that are vested and exercisable (or will be vested and exercisable within 60 days of September 1, 2021).

(7)	Includes options to purchase 3,255 shares of common stock that are vested and exercisable (or will be vested and exercisable within 60 days of September 1, 2021).

(8)	Includes options to purchase 9,505 shares of common stock that are vested and exercisable (or will be vested and exercisable within 60 days of September 1, 2021).

(9)	Includes 112,500 shares of restricted common stock issued to Ms. Benz pursuant to a restricted stock purchase agreement. Ms. Benz was appointed as the Company’s Chief Financial Officer in July 2021 and has been included herein, although not listed as a “named executive officer” under the “Executive Compensation” section of this preliminary prospectus due to the fact that she was appointed after the last completed fiscal year.

(10)	Includes 901,346 shares of Series Seed Preferred Stock that are convertible into 225,336 shares of common stock held by Murahari Amarnath. The address of Murahari Amarnath is 505 Hamilton Ave., #100, Palo Alto, CA 94301.

(11)	Includes 726,902 shares of Series Seed Preferred Stock that are convertible into 181,725 shares of common stock held by Sand Hill Angels XVIII, LLC. The address of Sand Hill Angels XVIII, LLC is 1060 La Avenida St., Mountain View, CA 94043.

(12)	Includes 680,027 shares of Series Seed Preferred Stock that are convertible into 170,006 shares of common stock held by Astia Angels Tivic LLC. The address of Astia Angels Tivic LLC is c/o Astia, 2164 Hyde Street, Suite 714 , San Francisco, CA 94109.

(13)	Includes 561,228 shares of Series Seed Preferred Stock that are convertible into 140,307 shares of common stock held by GS Tivic Health LLC. The address of GS Tivic Health LLC is c/o Golden Seeds, FDR Station, Box 642, New York, NY 10150.

(14)	Our class of Series Seed Preferred Stock consists of: (i) 2,794,979 shares of Seed-1 Preferred Stock; (ii) 774,894 shares of our Seed-2 Preferred Stock issued and outstanding; (iii) 3,615,580 shares of our Seed-3 Preferred Stock issued and outstanding; and (iv) 1,723,147 shares of our Seed-4 Preferred Stock issued and outstanding (collectively, the “Series Seed Preferred Stock”). All 8,908,600 shares of our outstanding Series Seed Preferred Stock will convert on a 4:1 basis (with any fractional shares resulting from the conversion to be cashed out by the Company) into an aggregate of 2,227,116 shares of our common stock immediately prior to the completion of this offering.

(15)	The applicable percentage ownership is based on 6,149,407 shares of common stock outstanding at September 1, 2021, after giving effect to (i) the conversion of all 8,908,600 outstanding shares of our preferred stock into an aggregate of 2,227,116 shares of our common stock immediately prior to completion of this offering, and (ii) the conversion of all of our outstanding convertible notes in the aggregate principal amount of approximately $4,429,721, with approximately $59,733 of additional accrued interest as of September 1, 2021, into an aggregate of 1,088,333 shares of common stock, based on an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed conversion price of $4.125 per share (75% of the assumed initial public offering price per share). The percentage of shares beneficially owned after the offering also gives effect to the issuance by us of 2,727,272 shares of common stock in this offering.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

General

Upon completion of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which will be undesignated. Based on our shares outstanding as of September 1, 2021, upon completion of the offering, we will have (i) approximately 8,649,407 shares of common stock issued and outstanding, after giving effect to (y) the conversion of all 8,908,600 outstanding shares of our preferred stock into an aggregate of 2,227,116 shares of our common stock on a four-for-one basis (with any fractional shares resulting from the conversion to be cashed out by the Company) immediately prior to completion of this offering, and (z) the conversion of all of our outstanding convertible notes in the aggregate principal amount of approximately $4,429,721, with approximately $59,733 of additional accrued interest as of September 1, 2021, into an aggregate of 1,088,333 shares of common stock, based on an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed conversion price of $4.125 per share (75% of the assumed initial public offering price per share), and (ii) no shares of preferred stock issued and outstanding.

In August 2021, after receiving Board approval of the same on July 29, 2021, holders of a majority of our issued and outstanding securities authorized our Board, acting in its sole discretion without further approval of our stockholders, to effect a reverse split of our issued and outstanding common stock, at a ratio of not less than 1-for-2, but not more than 1-for-15, at any time on or before July 29, 2021. On August 29, 2021, our Board approved a reverse split ratio of 1-for-4, and on August 31, 2021, we filed a Certificate of Amendment to our Certificate of Incorporation to implement the reverse stock split.

As of September 1, 2021, there were (i) 2,833,958 shares of our common stock issued and outstanding, held by approximately eleven stockholders of record; (ii) 2,794,979 shares of our Seed-1 Preferred Stock issued and outstanding; (iii) 774,894 shares of our Seed-2 Preferred Stock issued and outstanding; (iv) 3,615,580 shares of our Seed-3 Preferred Stock issued and outstanding; and (v) 1,723,147 shares of our Seed-4 Preferred Stock issued and outstanding. All 8,908,600 shares of our outstanding preferred stock will convert into an aggregate of 2,227,116 shares of our common stock immediately prior to the completion of this offering.

We reincorporated in the State of Delaware effective as of June 7, 2021. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the completion of this offering, are summaries of material terms and provisions and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The descriptions of our common stock and convertible preferred stock reflect the content of the amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the completion of this offering.

Common Stock

Upon completion of this offering, we will be authorized to issue one class of common stock. Holders of our common stock will be entitled to one vote for each share of common stock held of record for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Our directors are elected by a plurality of the votes cast by the stockholders entitled to vote at our annual meeting of stockholders, and will not be entitled to cumulative voting rights. Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor. The payment of dividends, if any, on shares of our common stock will be subject to the prior payment of dividends on any outstanding preferred stock, of which there will be none immediately following completion of this offering. Upon our liquidation or dissolution, the holders of our common stock will be entitled to receive a pro rata portion of all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock outstanding at that time. The holders of our common stock will have no preemptive, subscription or redemption rights, and will have no rights to convert their common stock into any other securities. The absence of preemptive rights could result in a dilution of the interest of the existing stockholders should additional shares of our common stock be issued. In addition, the rights of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

No shares of preferred stock will be outstanding upon completion of this offering. Upon completion of this offering, our Board will be authorized, without action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. Our Board will have the right to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of designated preferred stock. Our Board will be able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Stock Options

As of June 30, 2021, 763,793 shares of common stock were issuable upon the exercise of outstanding stock options, at a weighted-average exercise price of approximately $0.50 per share. For additional information regarding terms of our equity incentive plans, see the section of this prospectus entitled “Executive and director compensation—Equity Incentive Plans.”

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Effective as of June 7, 2021, we reincorporated as a Delaware corporation. Certain provisions of Delaware law, as well as our amended and restated certificate of incorporation and our amended and restated bylaws, both of which will become effective upon completion of this offering, will contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, such negotiation could result in an improvement of the terms of such proposals.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Certain provisions set forth in our amended and restated certificate of incorporation, our amended and restated bylaws (both of which will become effective upon completion of this offering), and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Classified Board of Directors

Upon completion of this offering, our Board will be divided into three classes serving three-year terms, with one class being elected each year by a plurality of the votes cast by the stockholders entitled to vote on the election.

Proposals of business and nominations.

Our amended and restated bylaws will generally regulate proposals of business and nominations for election of directors by stockholders. In general, Section 2.5 will require stockholders intending to submit proposals or nominations at a stockholders meeting to provide the Company with advance notice thereof, including information regarding the stockholder proposing the business or nomination as well as information regarding the proposed business or nominee. Sections 2.4 and 2.5 will provide a time period during which business or nominations must be provided to the Company that will create a predictable window for the submission of such notices, eliminating the risk that the Company finds a meeting will be contested after printing its proxy materials for an uncontested election and providing the Company with a reasonable opportunity to respond to nominations and proposals by stockholders.

Blank Check Preferred Stock.

Our Board will have the right to issue preferred stock in one or more series and to determine the designations, rights, preferences of such preferred stock without stockholder approval.

Board Vacancies.

Our amended and restated bylaws will generally provide that only our Board (and not the stockholders) may fill vacancies and newly created directorships.

While the foregoing provisions of our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board, and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Anti-Takeover Statute

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”) regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset, stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of Section 203 to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Listing

We have applied to list our common stock on the Nasdaq Capital Market under the ticker symbol “TIVC.” No assurance can be given that our application will be approved. The closing of this offering is contingent upon the successful listing of our common stock on the Nasdaq Capital Market or another national securities exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company. The transfer agent’s principal business address is 90 Park Avenue, 25th Floor, New York, NY 10016, and its telephone number is 800-468-9716.

SHARES ELIGIBLE FOR FUTURE SALE

Before the completion of this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital.

Based on our shares outstanding as of September 1, 2021, assuming (i) the automatic conversion of all our convertible promissory notes (as described herein) in the aggregate principal amount of approximately $4,429,721, with approximately $59,733 of additional accrued interest as of September 1, 2021, into an aggregate of 1,088,333 shares of common stock, based on an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed conversion price of $4.125 per share (75% of the assumed initial public offering price per share), and (ii) the conversion of all our convertible preferred stock (described herein) into 2,227,116 shares of common stock immediately prior to the completion of this offering, upon the completion of this offering, a total of approximately 8,876,679 shares of common stock will be outstanding. Of these shares, all of the common stock sold in this offering by us, plus any shares sold by us on exercise of the representative of the underwriters’ option to purchase additional common stock, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining shares of common stock will be, and shares of common stock subject to stock options will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act’s Rules 144 or 701, which Rules are summarized below. Restricted securities may also be sold outside of the U.S. to non-U.S. persons in accordance with Rule 904 of Regulation S.

Subject to the lock-up agreements described below and the provisions of Rule 144 and 701 or Regulation S under the Securities Act, as well as our insider trading policy, these restricted securities will be available for sale in the public market after the date of this prospectus.

Rule 144

In general, under Rule 144 (as currently in effect), once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described below.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares upon the expiration of the lock-up agreements described below. Beginning 90 days after the date of this prospectus and subject to any lock-up agreement, within any three-month period, such stockholders may sell a number of shares that does not exceed the greater of:

•

1% of the number of shares of common stock then outstanding, which will equal approximately 86,494 shares immediately after this offering, assuming no exercise of the representative of the underwriter’s option to purchase additional shares of common stock from us; or

•

the average weekly trading volume of our common stock on the Nasdaq Capital Market or other relevant national securities exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares under Rule 701, and any such proposed sales shall remain subject to the expiration of the lock-up agreements described below.

Form S-8 Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our common stock that are issuable under our existing or planned stock option and incentive plans. These registration statements will become effective immediately upon filing with the SEC. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below, and Rule 144 limitations applicable to affiliates.

Lock-up Arrangements

Pursuant to “lock-up” agreements, we, our executive officers, directors and our stockholders (including holders of our common stock to be received upon conversion of our outstanding convertible notes payable and convertible preferred stock) have agreed, without the prior written consent of the representative of the underwriters, not to (i) directly or indirectly offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock; (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock; (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours; or (iv) publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of six months after the date of this prospectus (twelve months in the case of our officers and directors). The representative of the underwriters may, in its sole discretion, release any of the securities subject to these lock-up agreements at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of certain U.S. federal income tax considerations applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation or any other foreign organization taxable as a corporation for U.S. federal income tax purposes; or

•	a foreign estate or trust, the income of which is not subject to U.S. federal income tax on a net income basis.

This discussion does not address the tax treatment of partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons that hold their common stock through partnerships or other pass-through entities. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its tax advisor regarding the tax consequences of holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.

This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (“Code”), existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus. There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, which is generally property held for investment.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances including the alternative minimum tax, or the Medicare tax on net investment income, the timing of income accruals required under Section 451(b) of the Code, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code and any election to apply Section 1400Z-2 of the Code to gains recognized with respect to shares of our common stock. This discussion also does not address any U.S. state, local or non-U.S. taxes or any other aspect of any U.S. federal tax other than the income tax. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt or governmental organizations;

•	banks or other financial institutions;

•	brokers or dealers in securities or currencies;

•	regulated investment companies and real estate investment trusts;

•	retirement plans, including tax-qualified retirement plans;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	Pension plans, including “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities wholly-owned by a “qualified foreign pension fund”;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and partners and investors therein);

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

•	persons who have elected to mark securities to market;

•	persons who have a functional currency other than the U.S. dollar;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	expatriates or long-term residents of the United States.

This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

Distributions on our common stock

In general, distributions (including constructive distributions), if any, on our common stock to non-U.S. holders will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on sale or other taxable disposition of our common stock.” Any such distributions will also be subject to the discussions below under the sections entitled “Backup withholding and information reporting” and “Withholding and information reporting requirements — FATCA.”

Subject to the discussion in the following two paragraphs in this section, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. If we or another withholding agent apply over-withholding or if a non-U.S. holder does not timely provide us with the required certification, the non-U.S. holder may be entitled to a refund or credit of any excess tax withheld by timely filing an appropriate claim with the IRS.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) to the applicable withholding agent and satisfy applicable certification and other requirements. Non-U.S. holders are urged and expected to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may be entitled to obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the IRS.

Gain on sale or other taxable disposition of our common stock

Subject to the discussions below under “Backup withholding and information reporting” and “Withholding and information reporting requirements — FATCA,” a non-U.S. holder generally will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale or other taxable disposition of shares of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed-base maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on a net income basis at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on our common stock” also may apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•	we are, or have been, at any time during the five-year period preceding such sale or other taxable disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Backup withholding and information reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “Distributions on our common stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.

Withholding and information reporting requirements — FATCA

Sections 1471 through 1474, inclusive, of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,”) generally imposes a U.S. federal withholding tax at a rate of 30% on payments of dividends on our common stock paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. Under applicable U.S. Treasury regulations, withholding under FATCA currently applies to payments of dividends on our common stock. Currently proposed U.S. Treasury Regulations provide that FATCA withholding does not apply to gross proceeds from the disposition of property of a type that can produce U.S. source dividends or interest; however, prior versions of the rules would have made such gross proceeds subject to FATCA withholding. Taxpayers (including withholding agents) can generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of this withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

The preceding discussion of U.S. federal income tax considerations is for general information only and does not constitute tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

ThinkEquity LLC is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
ThinkEquity LLC
Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to              additional shares of our common stock at a public offering price of $              per share, solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares of common stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Discounts, Commissions and Reimbursement

The underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $                 per share of common stock. If all of the shares of common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

	Per Share	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (7.5%)	$	$	$
Proceeds, before expenses, to us	$	$	$
Non-accountable expense allowance (1%)(1)	$	$	$

(1)	The non-accountable expense allowance will not be payable with respect to the representative’s exercise of the over-allotment option, if any.

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the completion of the offering. The non-accountable expense allowance of 1% is not payable with respect to any shares sold upon exercise of the representative’s over-allotment option. We have paid an expense deposit of $35,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We have also agreed to pay certain of the representative’s expenses relating to the offering, including (i) all filing fees and communication expenses relating to the registration of the shares of common stock to be sold in the offering (including the shares subject to the representative’s over-allotment option) with the SEC; (ii) all filing fees and expenses associated with the review of the offering by FINRA; (iii) all fees and expenses relating to the listing of such public securities on the Nasdaq Capital Market, or such other national securities exchange on which our common stock may be listed, including any fees charges by The Depository Trust for new securities; (iv) all fees, expenses and disbursements relating to background checks of our officers, directors and entities, not to exceed $15,000; (v) all fees, expenses and disbursements relating to the registration or qualification of the shares of our common stock under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate; (vi) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares of our common stock under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (vii) the costs of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, any blue sky surveys and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (viii) the costs and expenses of a public relations firm; (ix) the costs of preparing, printing and delivering certificates representing the common stock; (x) fees and expenses of the transfer agent for the shares of common stock; (xi) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from us to the underwriters; (xii) the fees and expenses of our accountants; (xiii) the fees and expenses of our legal counsel and other agents and representatives; (xiv) the $29,500 cost associated with the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for the offering; (xv) fees and expenses of the underwriter’s legal counsel, not to exceed $125,000; (xvi) $10,000 for data services and communications expenses; and (xvii) up to $30,000 of the underwriters’ actual accountable “road show,” market making and trading, and clearing firm settlement expenses for the offering.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $          .

Representative’s Warrants

Upon completion of this offering, we have agreed to issue to the representative as compensation warrants to purchase up to           shares of common stock (5% of the aggregate number of shares of common stock sold in this offering inclusive of the over-allotment option, or the representative’s warrants). The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four and one half year period commencing 180 days following the commencement of sales of the securities issued in this offering.

The representative’s warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering. In addition, the representative’s warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain stockholders, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of twelve months in the case of our executive officers and directors, and six months in the case of us and certain existing stockholders, after the date of this prospectus.

Right of First Refusal

Until 18 months from the closing date of this offering, the representative will have an irrevocable right of first refusal, in its sole discretion, to act as sole and exclusive investment banker, sole and exclusive book-runner, and/or sole and exclusive placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such 18 month period for us, or any successor to our company or any subsidiary of our company, on terms and conditions customary to the representative. The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of common stock offered hereby to any accounts over which they have discretionary authority.

National Exchange Listing

We have applied to have our common stock approved for listing on the Nasdaq Capital Market under the symbol “TIVC.” No assurance can be given that our listing application will be approved. The completion of this offering is contingent upon the successful listing of our common stock on the Nasdaq Capital Market or another national securities exchange.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the underwriters. Factors considered in determining the public offering price of the shares include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Other Relationships

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares of common stock, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no common stock has been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

•	to legal entities which are qualified investors as defined under the Prospectus Regulation;

•	by the underwriters to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Procopio, Cory, Hargreaves & Savitch LLP, San Diego, California, has acted as our Company’s legal counsel and will pass upon the validity of the securities, other than the Representative’s Warrants, offered by this prospectus. Carter Ledyard & Milburn LLP, New York, New York, has acted as special New York counsel to our Company by providing an opinion on the validity of Representative’s Warrants offered by this prospectus. Certain legal matters will be passed upon for the underwriters by Gracin & Marlow, LLP, New York, New York.

EXPERTS

Rosenberg Rich Baker Berman, P.A., independent registered public accounting firm, has audited our financial statements at December 31, 2020 and 2019, and for the years then ended, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Rosenberg Rich Baker Berman P.A.’s report, given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also, at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We currently do not file periodic reports with the SEC. Upon the completion of our initial public offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

We also maintain a website at www.tivichealth.com. Upon completion of this offering, you may access these materials at our corporate website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our corporate website is not a part of this prospectus and the inclusion of our corporate website address in this prospectus is an inactive textual reference only.

Tivic Health Systems, Inc.

Financial Statements

Tivic Health Systems, Inc.

Table of Contents

December 31, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Tivic Health Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Tivic Health Systems Inc. (the “Company”) as of the years December 31, 2020 and 2019, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that Tivic Health Systems Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, there is substantial doubt about the ability of Tivic Health Systems Inc. to continue as a going concern at December 31, 2020. Management’s evaluation of the events and conditions and management's plans in regard to that matter also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Rosenberg Rich Baker Berman, P.A.

We have served as the Company’s auditor since 2020.

Somerset, New Jersey

May 14, 2021, except for the change in par value of convertible preferred and common stock referenced in Note 1, as to which the date is July 2, 2021, and except for the reverse stock split as described in Note 2, as to which the date is September 9, 2021

Tivic Health Systems Inc.

Balance Sheets

December 31, 2020 and 2019

(in thousands, except share and per share data)

	December 31, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$1,044	$2,311
Accounts receivable, net	52	13
Inventory, net	241	475
Prepaid expenses and other current assets	160	175
Total current assets	1,497	2,974
Property and equipment, net	19	27
Other assets	15	23
Total assets	$1,531	$3,024

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$370	$369
Other accrued liabilities	152	284
Current portion of notes payable	36	-
Conversion feature derivative liability	717	-
Total current liabilities	1,275	653
Notes payable	139	-
Convertible notes payable, net of debt discount	1,294	-
Total liabilities	2,708	653
Stockholders’ equity (deficit)
Convertible preferred stock, $0.0001 par value, 10,113,621 shares authorized;
8,908,600 and 8,901,475 shares issued and outstanding at December 31, 2020
and 2019, respectively	1	1
Common stock, $0.0001 par value, 25,000,000 shares authorized;
2,324,479 and 2,300,000 shares issued and outstanding at December 31, 2020
and 2019, respectively	-	-
Additional paid in capital	9,874	9,783
Accumulated deficit	(11,052)	(7,413)
Total stockholders’ equity (deficit)	(1,177)	2,371
Total liabilities and stockholders’ equity (deficit)	$1,531	$3,024

The accompanying notes are an integral part of these financial statements.

Tivic Health Systems Inc.

Statements of Operations

Years Ended December 31, 2020 and 2019

(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenue	$860	$420
Cost of sales	1,085	709
Gross loss	(225)	(289)
Operating expenses:
Research and development	659	990
Sales and marketing	1,306	1,191
General and administrative	1,014	1,173
Total operating expenses	2,979	3,354
Loss from operations	(3,204)	(3,643)
Other income (expense):
Interest expense	(423)	(443)
Change in fair value of derivative liabilities	(27)	(75)
Other income	15	15
Total other income (expense)	(435)	(503)
Loss before provision for income taxes	(3,639)	(4,146)
Provision for income taxes	-	2
Net loss and comprehensive loss	$(3,639)	$(4,148)
Net loss per share - basic and diluted	$(1.58)	$(1.80)
Weighted-average number of shares - basic and diluted	2,303,237	2,300,000

The accompanying notes are an integral part of these financial statements.

Tivic Health Systems Inc.

Statements of Stockholders’ Equity (Deficit)

Years Ended December 31, 2020 and 2019

(in thousands except share and per share data)

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balances at January 1, 2019	-	$-	2,300,000	$-	$9	$(3,265)	$(3,256)
Issuance of convertible preferred stock, net of issuance costs	2,787,854	-	-	-	3,843	-	3,843
Conversion of convertible notes payable to convertible preferred stock	5,338,727	1	-	-	4,124	-	4,125
Conversion of SAFE arrangements to convertible preferred stock	774,894	-	-	-	870	-	870
Reclassify conversion feature liability to additional paid-in capital	-				927		927
Stock-based compensation expense	-	-	-	-	10	-	10
Net loss	-	-	-	-	-	(4,148)	(4,148)
Balances at December 31, 2019	8,901,475	1	2,300,000	-	9,783	(7,413)	2,371
Issuance of convertible preferred stock, net of issuance costs	7,125	-	-	-	10	-	10
Exercise of stock options	-	-	24,479	-	3	-	3
Stock-based compensation expense	-	-	-	-	78	-	78
Net loss	-	-	-	-	-	(3,639)	(3,639)
Balances at December 31, 2020	8,908,600	$1	2,324,479	$-	$9,874	$(11,052)	$(1,177)

The accompanying notes are an integral part of these financial statements.

Tivic Health Systems Inc.

Statements of Cash Flows

Years Ended December 31, 2020 and 2019

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(3,639)	$(4,148)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	78	10
Depreciation	8	4
Change in fair value of derivative liabilities	27	75
Amortization of debt discount	411	351
Noncash interest	-	93
Accounts receivable allowances	36	13
Reserve for inventory obsolescence	8	-
Changes in operating assets and liabilities:
Accounts receivable	(75)	(26)
Inventory	227	(476)
Prepaid expenses and other current assets	23	(135)
Accounts payable	1	348
Accrued liabilities	(132)	221
Net cash used in operating activities	(3,027)	(3,670)
Cash flows from investing activities
Acquisition of property and equipment	-	(31)
Net cash used in investing activities	-	(31)
Cash flows from financing activities
Proceeds from notes payable borrowings	195	-
Repayment of notes payable borrowings	(21)	-
Proceeds from convertible notes payable borrowings	1,573	1,710
Proceeds from exercise of stock options	3	-
Proceeds from issuance of convertible preferred stock, net of issuance costs	10	3,843
Net cash provided by financing activities	1,760	5,553
Net increase, (decrease) in cash and cash equivalents	(1,267)	1,852
Cash and cash equivalents
Beginning of period	2,311	459
End of period	$1,044	$2,311

Supplemental disclosures of cash flow information
Cash paid for income tax	$1	$2
Cash paid for interest	$1	$-
Noncash transaction
Issuance of conversion feature derivative liability	$699	$302
Conversion of convertible notes payable and accrued interest to convertible preferred stock	$-	$4,125
Conversion of SAFE arrangement to convertible preferred stock	$-	$870
Reclassify conversion feature derivative liability to additional paid in capital	$-	$927

The accompanying notes are an integral part of these financial statements.

1.	Formation and Business of the Company

Tivic Health Systems Inc. (the “Company”), was incorporated in the state of California on September 22, 2016 for the purpose of developing and commercializing microcurrent therapy solutions to address inflammation. Effective as of June 7, 2021, the Company reincorporated as a Delaware corporation, which included establishment of $0.0001 par value for convertible preferred stock and common stock. The financial statements have been retroactively adjusted as if the change in corporation status occurred on January 1, 2019. The Company's primary product, ClearUP, is a medical device intended to relieve sinus and nasal inflammation. The Company is headquartered in Newark, California.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Since commencing principal activities, the Company has been engaged primarily in research and development activities and raising capital.

Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has limited operating history and its prospects are subject to risks, expenses and uncertainties frequently encountered by companies in the pharmaceutical industry. These risks include, but are not limited to, the uncertainty of availability of additional financing and the uncertainty of achieving future profitability.

Since inception, the Company has devoted substantially all of its efforts to research and development activities, regulatory clearance and early market development and testing of our first product released in 2019. The Company has experienced losses and negative cash flows from operations since inception and at December 31, 2020, the Company had an accumulated deficit of $11,052 and cash and cash equivalents of $1,044. During the years ended December 31, 2020 and 2019, the Company incurred net losses of $3,639 and $4,148, respectively and used $3,027 and $3,670 of cash for operations, respectively. Management expects to incur substantial additional operating losses for at least the next two years to expand its markets, complete development of new products, obtain regulatory approvals, launch and commercialize our products and continue research and development programs.

The Company intends to raise additional capital through the issuance of additional equity and debt. If financing is not available at adequate levels, the Company may need to reevaluate its operating plans. Based on projected activities, management projects that cash and cash equivalents on hand are not sufficient to support operations for at least the next 12 months following issuance of these financial statements, which raises substantial doubt about the Company's ability to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The accompanying financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Reverse Stock Split

In August 2021, the Company’s Board of Directors and stockholders approved an amendment to the Company’s certificate of incorporation to effect a 1-for-4 reverse stock split of the issued and outstanding shares of the Company’s common stock which was effected on August 31, 2021. The par value of the common stock was not adjusted as a result of the reverse stock split. Accordingly, all common stock, convertible preferred stock conversion ratios, stock options and related per share amounts in these audited annual and unaudited interim financial statements have been retroactively adjusted for all periods presented to give effect to the reverse stock split.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ materially from those estimates. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate.

Fair Value of Financial Instruments

The Company discloses and recognizes the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

Level 1      Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

Level 2      Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active;

Level 3      Inputs are unobservable in which there is little or no market data available, which require the reporting entity to develop its own assumptions that are unobservable.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at date of purchase to be cash equivalents.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on our assessment of the collectability of accounts. Management regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice, each customer’s expected ability to pay, and the collection history with each customer, when applicable, to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectible are charged against the allowance for doubtful accounts when identified. As of December 31, 2020 and 2019, the allowance for doubtful accounts activity was $5 and $0, respectively.

Inventory

Inventories are stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out (FIFO) basis. Inventories are reviewed periodically to identify slow-moving inventory based on anticipated sales activity.

Property and Equipment

Property and equipment are recorded at cost net of accumulated depreciation. Depreciation is computed on a straight-line method over the estimated useful lives of the assets, four years. Depreciation expense was $8 and $4 for the years ended December 31, 2020 and 2019, respectively. Upon retirement or sale of assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Repairs and maintenance costs that do not improve tor extend the lives of the respective assets are charged to operations as incurred.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of these asset may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. When indications of impairment are present and the estimated undiscounted future cash flows from the use of these assets is less than the assets’ carrying value, the related assets will be written down to fair value. There were no impairments of the Company’s long-lived assets for the periods presented.

Derivative Instruments

The Company issued certain convertible notes in 2018, 2019 and 2020 which contained put options. These embedded put options are not considered clearly and closely related to the debt host and result in embedded derivatives that must be bifurcated and accounted for separately from the debt host. Accordingly, the Company has recorded these as a derivative financial liability.

Derivative financial liabilities are initially recorded at fair value, with gains and losses arising for changes in fair value recognized in the statement of operations at each period end while such instruments are outstanding. The liability is being valued using a probability weighted expected return model. The derivative financial liability related to convertible notes issued in 2018 and 2019 was derecognized upon conversion of the convertible notes in 2019. See Note 9 for further discussion of the convertible notes and the embedded derivative liability.

Debt Discounts

Debt discounts and debt issuance costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense based on the related debt agreements using the effective-interest method.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Revenue Recognition

The Company recognizes revenue from product sales in accordance with Financial accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“Topic 606”). The adoption of this guidance did not have a material impact on the Company’s financial statements. The standard applies to all contracts with customers, except contracts that are within scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments.

Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are in within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inceptions, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company sells its products through direct sales and independent distributors. Revenue is recognized when control of the promised goods is transferred to the customers or distributor, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods and services. Revenue associated with products holding rights of return are recognized when the Company concludes there is not a risk of significant revenue reversal in the future periods for the expected consideration in the transaction.

The Company may offer an extended warranty to its customers. The extended warranty is considered a separate performance obligation. The Company allocates the transaction price based on estimated relative standalone selling prices of the promised product and services underlying each performance obligation. The Company determines standalone selling prices based on the price at which the performance obligation is sold separately. As of December 31, 2020 and 2019, the Company's deferred revenue for unrecognized extended warranties was $14 and $0, respectively, and is included in “Other Accrued Liabilities” on the accompanying balance sheets.

Based on the Company’s assessment, it was determined that there were no contract assets as of December 31, 2020 and 2019 because receivables outstanding are unconditional and only the passage of time is required before payment of that consideration is due. The Company may receive payments at the onset of the contract and before goods have been delivered. In such instances, the Company records a deferred revenue liability. The Company recognizes these contract liabilities as sales after the revenue criteria are met. As of December 31, 2020 and 2019, the contract liability related to the Company’s deferred revenues approximated $2 and $1, respectively, and are included in “Other Accrued Liabilities” on the accompanying balance sheets.

The Company relies on a third party to have procedures in place to detect and prevent credit card fraud as the Company has exposure to losses from fraudulent charges. The Company records the losses related to chargebacks as incurred.

The Company has also elected to exclude from the measurement of the transaction price sales taxes remitted to governmental authorities.

Sales Tax

Sales tax collected from customers and remitted to governmental authorities is accounted for on a net basis and therefore, is excluded from net sales.

Shipping and Handling

Shipping and handling fees paid by customers are recorded within net sales, with the related expenses recorded in cost of sales.

Product Warranty

The Company offers a one-year limited warranty on its products. The Company estimates the costs associated with the warranty obligation using historical data of warranty claims and costs incurred to satisfy those claims. Estimated warranty costs are expensed to cost of sales.

Sales and Marketing Expenses

Sales and marketing expenses are expensed as incurred and consist primarily of merchandising, customer service and targeted online marketing costs, such as display advertising, keyword search campaigns, search engine optimization and social media and offline marketing costs such as television, radio and print advertising. Sales and marketing expenses also include payroll costs and stock-based compensation expense for employees involved in marketing activities. Sales and marketing expenses are primarily related to growing and retaining the customer base. Advertising and other promotional costs to market the Company’s products and services amounted to $688 and $326 for the years ended December 31, 2020 and 2019, respectively.

Research and Development Expenses

Research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of salaries, payroll taxes, employee benefits, materials, supplies, depreciation on and maintenance of research equipment, the cost of services provided by outside contractors, and the allocable portions of facility costs, such as rent, utilities, insurance, repairs and maintenance, depreciation, and general support services. All costs associated with research and development are expensed as incurred.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements with employees and non-employee consultants using a fair value method which requires the recognition of compensation expense for costs related to all stock-based payments, including stock options. The fair value method requires the Company to estimate the fair value of stock-based payment awards to employees and non-employees on the date of grant using an option pricing model.

Stock-based compensation costs are based on the fair value of the underlying option calculated using the Black-Scholes option-pricing model and recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company measures equity-based compensation awards granted to non-employees at fair value as the awards vest and recognizes the resulting value as compensation expense at each financial reporting period.

Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatility, expected dividend yield, expected term, risk-free rate of return, and the estimated fair value of the underlying common stock. Due to the lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The group of representative companies have characteristics similar to the Company, including stage of product development and focus on the life science industry. The Company uses the simplified method, which is the average of the final vesting tranche date and the contractual term, to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company uses an assumed dividend yield of zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock. The Company accounts for forfeitures as they occur.

Segment Reporting

Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the Company’s Chief Executive Officer to make decisions with respect to resource allocation and assessment of performance. To date, the Company has viewed its operations and manages its business as one operating segment.

Net Loss per Common Share

Basic net loss per share is computed using the “two-class” method which includes the weighted average number of shares of common stock outstanding during the period and other securities that participate in dividends (a participating security). The Company’s convertible preferred stock are participating securities as defined by ASC 260-10, Earnings per Share. During the periods where the Company incurs net losses, the Company allocates no loss to participating securities because these securities have no contractual obligation to share in the losses of the Company. Under the two-class method, basic net loss per share applicable to common stockholders is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed similar to basic net loss per share except that the denominator is increased to include the number of additional shares for the potential dilutive effects of warrants, convertible preferred stock and stock options outstanding during the period calculated in accordance with the treasury stock method, or the two-class method, whichever is more dilutive. The Company allocates net earnings on a pari passu (equal) basis to both common and preferred stockholders. Net losses are not allocated to preferred stockholders as they do not have an obligation to share in the Company’s net losses. For all periods presented, basic and diluted net loss per share are the same, as any additional share equivalents would be anti-dilutive.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred taxes to the amounts expected to be realized.

The Company recognizes benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on their technical merit, as the largest amount of benefit that is more likely than not to be realized upon the ultimate settlement. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents. Cash and cash equivalents include a checking account held at one financial institution in the United States. At times, such deposits may be in excess of insured limits. Management believes that the financial institution is financially sound, and accordingly, minimal credit risk exists with respect to the financial institution. The Company has not experienced any losses on its deposits of cash and cash equivalents.

COVID-19

In March 2020, the World Health Organization declared the outbreak of the COVID-19 virus a global pandemic. The pandemic continues to cause major disruptions to businesses and markets worldwide as the virus spreads or has a resurgence in certain jurisdictions. A number of countries as well as many states and cities within the United States have implemented measures in an effort to contain the virus, including physical distancing, travel restrictions, border closures, limitations on public gatherings, work from home and closure of or restrictions on nonessential businesses. The effects of the outbreak are still evolving, and the ultimate severity and duration of the pandemic and the implications on global economic conditions remains uncertain.

Recently adopted accounting standards and recently issued accounting pronouncements

Recently adopted accounting standards:

Adoption of Accounting Standards Update ("ASU") 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement

In August 2018, the FASB issued ASU 2018-13, which eliminates certain disclosures, such as the amount and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and adds new disclosure requirements for Level 3 measurements. The Company adopted this ASU effective January 1, 2020. The adoption of this ASU did not have an impact to the Company’s financial statements.

Recently issued accounting pronouncements:

ASU 2016-02, Leases (Topic 842)

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, which changes how lessees account for leases. For most leases qualified as operating, the standard requires a liability to be recorded on the balance sheet based on the present value of future lease obligations with a corresponding right-of-use asset. For leases classified as operating leases, the Company is now required to recognize lease costs on a straight-line basis based on the combined amortization of the lease obligation and the right-of-use asset. Similar to capital leases under the previous accounting standard, leases are accounted for as finance leases when the relevant criteria are met. On June 3, 2020, the FASB extended the adoption date for all other entities, including emerging growth companies (“EGCs”), as defined by the SEC, that have elected to defer adoption until the standard is effective for non-public business entities, to annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted.  The Company is currently evaluating the impact of the accounting standard update on its financial statements.

ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and Subsequent Amendments

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13 (which was then further clarified in subsequent ASUs), which requires that credit losses for certain types of financial instruments, including accounts receivable, be estimated based on expected credit losses among other changes. This guidance is effective for annual and interim periods beginning after December 15, 2019 for SEC filers, December 15, 2020 for public business entities that are not SEC filers, and December 15, 2021 for all other entities, including EGCs that have elected to defer adoption until the guidance becomes effective for non-public entities, with early adoption permitted. The Company is currently evaluating the impact of the accounting standard update on its financial statements.

ASU 2019-12 - Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued ASU 2019-12 which reduces the complexity of accounting for income taxes by eliminating certain exceptions to the general principles in Accounting Standards Codification ("ASC") 740, Income Taxes. Additionally, the ASU simplifies GAAP by amending the requirements related to the accounting for "hybrid" tax regimes and also by adding the requirement to evaluate when a step up in the tax basis of goodwill should be considered part of the business combination and when it should be considered a separate transaction. Certain of the provisions are to be applied retrospectively with other provisions applied prospectively.

The Company will adopt this new ASU effective January 1, 2021. Provisions related to general intra-period tax allocations, the calculation of income taxes for interim periods, and the effects of changes in tax laws or tax rates will be adopted on a prospective basis. The provision applicable to exceptions to the recognition of deferred taxes for investment ownership changes will be adopted using a modified retrospective approach, with a cumulative adjustment to retained earnings, and the provision for changes in accounting for franchise taxes will be applied either on a retrospective basis or using a modified retrospective approach.

The Company does not expect this change in guidance to have a material impact to its financial statements.

ASU 2021-04 - Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation - Stock Based Compensation (Topic 718), and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40): Issuer's Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options

In May 2021, the FASB issued ASU 2021-04 which clarified an issuer's accounting for modification or exchanges of freestanding equity-classified written call options that remain equity classified after modification or exchange. The provisions of ASU No. 2021-04 are effective for annual reporting periods beginning after December 15, 2021, and interim reporting periods within those annual periods, with early adoption permitted, including adoption in any interim period for public business entities for periods for which consolidated financial statements have not yet been issued or made available for issuance. This ASU shall be applied on a prospective basis. The Company is currently evaluating the impact of the accounting standard update on its financial statements.

3.	Financial Instruments and Fair Value Measurements

The Company’s financial instruments consist of money market funds and conversion right liability. The following tables shows the Company’s cash equivalents and conversion right liability’s carrying value and fair value at December 31, 2020 and 2019:

	As of December 31, 2020
	Carrying Amount	Fair Value	Quoted Priced in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Money market funds	$639	$639	$639	$-	$-
Total assets	$639	$639	$639	$-	$-

Liabilities
Conversion right liability	$717	$717	$-	$-	$717
Total liabilities	$717	$717	$-	$-	$717

	As of December 31, 2019
	Carrying Amount	Fair Value	Quoted Priced in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Money market funds	$2,139	$2,139	$2,139	$-	$-
Total assets	$2,139	$2,139	$2,139	$-	$-

Cash equivalents – Cash equivalents of $639 and $2,139 as of December 31, 2020 and 2019, respectively, consisted of money market funds. Money market funds are classified as Level 1 of the fair value hierarchy because they are valued using quoted market prices in active markets.

Conversion right liability – The fair value of the conversion right liability is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The conversion right liability outstanding when the Preferred Stock Series Seed was issued in July 2019 was reclassified to additional paid-in capital.

Conversion Right Liability
Balance at January 1, 2019	$551
Issuance of convertible rights	301
Changes in fair value	75
Reclassification to additional paid-in capital	(927)
Balance at December 31, 2019	-
Issuance of convertible rights	690
Changes in fair value	27
Balance at December 31, 2020	$717

There have been no changes to the valuation methods utilized by the Company during the years ended December 31, 2020 and 2019. The Company evaluates transfers between levels at the end of each reporting period. There were no transfers of financial instruments between levels during the years ended December 31, 2020 and 2019.

4.	Accounts Receivable Factoring

The Company entered into an accounts receivable factoring arrangement with a financial institution (the “Factor”) in May 2020. Pursuant to the terms of the arrangement, the Company, from time to time, sells to the Factor certain of its accounts receivable balances on a non-recourse basis for credit approved accounts. During fiscal year ended December 31, 2020, the Company factored accounts receivable in the amount of $58 for a factored amount of $54. The fees related to factoring was $5 and recorded in general and administrative expenses. At December 31, 2020, the outstanding amount of unpaid advances to the Factor was $4.

5.	Inventory, net

	December 31, 2020	December 31, 2019
Raw materials	$171	$341
Work in process	13	23
Finished goods	65	111
Inventory at cost	249	475
Less reserve for obsolescence	(8)	-
Inventory, net	$241	$475

6.	Commitments

The Company leases office space in Newark, California under a cancelable operating lease agreement. Rent expense recorded during the years ended December 31, 2020 and 2019 was $55 and $67, respectively.

At December 31, 2020, there were no purchase commitments with third-party suppliers.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when future expenditures are probable and such expenditures can be reasonably estimated. The Company recorded no liabilities for contingent matters as of December 31, 2020.

7.	Notes Payable

On April 18, 2020, the Company applied for a loan pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), as administered by the U.S. Small Business Administration (the “SBA”). The loan, in the principal amount of $156, was disbursed by Bank of the West (“Lender”) on May 7, 2020, pursuant to a Paycheck Protection Program Promissory Note and Agreement (the “Note and Agreement”).

The program was later amended by the Paycheck Protection Flexibility Act of 2020 whereby debtors were granted a minimum maturity date of the five-year anniversary of the funding date and a deferral of ten months from the end of the covered period. The PPP Loan bears interest at a fixed rate of 1.00% per annum. Monthly principal and interest payments, less the amount of any potential forgiveness (discussed below), will commence after the sixteen-month anniversary of the funding date. The Company did not provide any collateral or guarantees for the PPP Loan, nor did the Company pay any facility charge to obtain the PPP Loan. The Note and Agreement provides for customary events of default, including those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects. The Company may prepay the principal of the PPP Loan at any time without incurring any prepayment charges.

All or a portion of the PPP Loan may be forgiven by the SBA upon application to the Lender by the Company within 10 months after the last day of the covered period. The Lender will have 90 days to review borrower’s forgiveness application and the SBA will have an additional 60 days to review the Lender’s decision as to whether the borrower’s loan may be forgiven. Under the CARES Act, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, and covered utilities, and certain covered mortgage interest payments during the twenty-four-week period beginning on the date of the first disbursement of the PPP Loan. For purposes of the CARES Act, payroll costs exclude compensation of an individual employee earning more than $100, prorated annually. Not more than 40% of the forgiven amount may be for non-payroll costs. Forgiveness is reduced if full-time headcount declines, or if salaries and wages for employees with salaries of $100or less annually are reduced by more than 25%.  The Company obtained forgiveness of the PPP Loan on May 11, 2021.

On August 10, 2020, the Company entered into an agreement with Alliant Insurance Services, Inc. to finance its 2020 to 2021 insurance premiums with First Insurance Funding Corp. in the amount of $39. The interest rate on the note payable is 4.20% and the note is payable with a down payment at borrowing of $6 and nine equal monthly instalment payments beginning in September 2020. As of December 31, 2020, the remaining liability under this financing agreement was $19.

Year Ending December 31
2021	$36
2022	41
2023	41
2022	41
2023	16
$175

8.	Simple Agreement for Future Equity

The Company issued Simple Agreement for Future Equity (“SAFE”) instruments pursuant to which it designated a right to Investors for certain shares of the Company’s capital stock, utilizing a valuation estimate, as defined, (“Valuation Cap”) and 80% discount rate (the “Discount Rate”). From December 2016 to August 2018, the Company raised $870 by entering into SAFEs. The number of shares to be issued upon conversion of SAFEs are subject to the following:

•	Equity Financing – Prior to the expiration or termination of the SAFEs, if there is an equity financing that occurs, the Company will automatically issue a number of shares of Preferred Stock, equal to the Purchase amount divided by the Discount Price.

•	Discount Price – Means the price per share of the equity instrument sold in an Equity Financing multiplied by the Discount Rate.

•	Liquidity Event – If there is a Liquidity Event, as defined, before the scheduled termination of the SAFE instruments, the holder of a SAFE can either (i) receive a cash payment equal to the amount paid for the SAFE (“SAFE Amount”) or (ii) automatically receive from the Company a number of shares of Common Stock equal to the SAFE Amount divided by the price per share from the Liquidation Event. If there are sufficient funds to pay the holders of SAFEs, the remaining funds available for distribution will be on a pro-rata basis among the holders in proportion with their SAFE amounts.

•	Dissolution Event – Upon a dissolution event that occurs before the expiration of the SAFEs, the Company will pay an amount equal to the SAFE Amount to the holder at the time of the Dissolution Event, prior and in preference to any distribution of any other assets of the Company to holders of any outstanding Capital Stock. If the Company has insufficient funds to make complete payment to all holders of SAFEs, the Company will then distribute assets with equal priority and pro rata among all holders of SAFEs.

The Company evaluated the SAFEs in accordance with ASC 480-10 and determined that the SAFEs represented an obligation that the Company must settle by issuing a variable number of its equity shares, the monetary value of which is known when entering into the SAFE.

In July 2019, the SAFEs converted to 774,894 shares of Series Seed Preferred Stock.

9.	Convertible Notes Payable

Beginning in 2018, the Company entered into Agreements with its lenders (“Lenders”) to issue unsecured Convertible Promissory Notes (“the Notes”) to raise bridge financing until the Company’s next round of equity financing.

In 2018, the Company issued Notes to various investors for total proceeds of $1,983. The notes are unsecured, have interest accrued at a rate of 6% per annum and have a term of two years. Also in 2018, the Company issued convertible notes payable to various investors for total proceeds of $270. The notes are unsecured, have interest accrued at a rate of 4% per annum and have a term of two years.

In the year ended December 31, 2019, the Company issued convertible notes payable to various investors for total proceeds of $1,710. The notes are unsecured, have interest accrued at a rate of 4% per annum and have a term of two years.

In July 2019, all of the Notes payable issued in 2018 and 2019 plus accrued interest thereon converted into 3,615,580 shares of Preferred Series Seed 3 at a price of $0.5841 and 1,723,147 shares of Preferred Series Seed 4 at a price of $1.1681.

In the year ended December 31, 2020, the Company issued convertible notes payable to various investors for total proceeds of $1,595. The notes are unsecured, have interest accrued at a rate of 3% per annum and have a term of two years.

The Notes issued in 2020 and outstanding at December 31, 2020 have the following terms and conditions for conversion:

Auto Conversion upon Qualified Financing

Qualified Financing is defined as the closing of an equity financing undertaken by the Company before the Maturity Date, principally for capital raising purposes, in which the aggregate amount of gross proceeds (not including cancellation of the indebtedness represented by all Notes and other convertible securities that will convert) received by the Company is at least $2,000 in the aggregate.

The Notes shall be automatically canceled on the date of the initial closing of a Qualified Financing, and the outstanding Principal Amount and, at the election of the Company, all accrued but unpaid interest thereon, shall be automatically converted at a conversion price per share equal to the lesser of:

(x) a Discount Percentage of the price per share of Qualified Securities sold to the investors in a Qualified Financing of 25%,

and

(y) the quotient of (A) the Cap value divided by (B) the number of outstanding shares of the Company, on a Fully Diluted Basis, as determined immediately prior to the Qualified Financing. The Cap value is $40 million.

The conversion shall be deemed to occur immediately prior to the consummation of the Qualified Financing. In the event of a conversion of the Notes in connection with a Qualified Financing, the Company may, solely at its option, elect to convert the Notes into Shadow Preferred.

Shadow Preferred means the shares of a series of Preferred Stock issued in the Qualified Financing, having the identical rights, privileges, preferences and restrictions as the shares of Qualified Securities, other than with respect to:

(i)	the per share liquidation preference; and

(ii)	the percentage of the conversion price to determine the per share dividend rights.

Conversion Upon Change in Control

In the event of a Change in Control prior to the Maturity Date or prior to the conversion of this Note, the outstanding Principal Amount and, at the election of the Company, all accrued but unpaid interest thereon, on the date of conversion will be converted, immediately prior to the consummation of the transaction constituting a Change in Control, into that number of shares of Common Stock, as follows:

At the election of the holders,

(i) the outstanding Principal Amount and accrued interest will be converted into that      number of Preferred Conversion Stock equal to the quotient obtained by dividing (x) the outstanding principal amount and all accrued interest by (y) the Preferred Conversion Price,

or

(ii)  Holder shall receive an amount equal to 1.5X the principal amount outstanding. Accrued interest which is not converted into Common Stock shall be paid to Holder in cash.

Conversion at Maturity

Based on the terms and conditions of the note, the following would occur at maturity:

The outstanding Principal Amount and all accrued interest shall convert into Preferred Conversion Stock equal to the quotient obtained by dividing (x) the outstanding Principal Amount and accrued interest by (y) the Preferred Conversion Price.

The conversion features in the Notes met the accounting definition of an embedded derivative and required separate accounting. The Company value the embedded derivative on the Notes using the Monte Carlo simulation method which included significant estimates regarding the expected time to conversion, volatility, and discount rate. The estimated fair value of these derivatives was recorded as a discount to the Notes and a derivative liability. The debt discount was amortized to interest expense over the expected term of the Notes. The liability was remeasured to fair value at year end with the offsetting amount recorded in other income, expense.

On July 15, 2019, upon the closing of the Series Seed Preferred Stock round, the derivative liability associated with the converted notes was marked to market fair value and reclassified to Additional Paid in Capital. Since the notes converted before their scheduled maturity date, the remaining unamortized debt discount associated with these converted notes was recorded as loss on early extinguishment of debt.

Convertible notes issued, converted and outstanding are as follows:

Convertible Notes Payable
Balance at January 1, 2019	$2,253
Issuance of convertible notes payable	1,710
Converted to Series Seed Preferred Stock	(3,963)
Matured	-
Balance at December 31, 2019	-
Issuance of convertible notes payable	1,572
Matured	-
Balance at December 31, 2020	$1,572

Debt discount related to convertible notes are as follows:

Debt Discount
Balance at January 1, 2019	$49
Debt discount recognized	302
Amortized to interest expense	(301)
Written of due to conversion	(50)
Balance at December 31, 2019	-
Debt discount recognized	690
Amortized to interest expense	(412)
Balance at December 31, 2020	$278

10.	Convertible Preferred Stock

In July 2019, the Company raised $3,843 by issuing 2,787,854 shares of Series Seed Convertible Preferred Stock. Coincident with the issuance of Series Seed Preferred Stock, $870 of SAFEs converted to 774,894 shares of Series Seed Preferred Stock and $4,124 of convertible notes, including accrued interest, converted to 5,338,727 shares of Series Seed Preferred Stock.

The Company is authorized to issue up to 10,113,621 of convertible preferred stock with $0.0001 par value. 4,000,000 shares have been designated as Series Seed-1 convertible preferred stock, 774,894 shares have been designated as Series Seed-2 convertible preferred stock, 3,615,580 shares have been designated as Series Seed-3 convertible preferred stock and 1,723,147 shares have been designated as Series Seed-4 convertible preferred stock (collectively, “Series Seed Preferred” or “preferred stock“). At December 31, 2020 and 2019, the Company had 8,908,600 and 8,901,475 of Series Seed Preferred issued and outstanding, respectively.

The holders of preferred stock have the rights, preferences, privileges and restrictions as set forth below:

Dividends:

The holders of preferred stock are entitled to receive dividends prior to and in preference to any declaration of payment of dividends on common stock, when and if declared by the Board of Directors. Any additional dividends will be paid ratably to holders of common and preferred stock, with the holders of preferred stock participating on an as-if converted basis. No dividends have been declared or paid as of December 31, 2020 and 2019.

Voting Rights:

The holders of each share of preferred stock are entitled to voting rights equal to the number of shares of common stock into which the shares could be converted. As long as 2,419,099 shares of preferred stock remain outstanding, the holders of preferred stock, voting together as a class, shall be entitled to elect two members of the Company’s Board of Directors. The holders of common stock, voting together as a single class, shall be entitled to elect two members of the Company’s Board of Directors. Remaining members of the Company’s Board of Directors will be elected by the holders of a majority of the shares of preferred stock and common stock, voting together as a single class.

Liquidation Rights / Redemption Provision:

In the event of any liquidation, dissolution or winding up of the Company or a deemed liquidation event, whether voluntary or involuntary, the holders of preferred stock have liquidation preferences, before any distribution or payment is made to holders of any common stock, an amount per share equal to the original issue price of $5.6136 for Series Seed-1 preferred stock, $4.4908 for Series Seed-2 preferred stock, $2.3364 for Series Seed-3 preferred stock and $4.6724 for Series Seed-4 preferred stock as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like, plus any declared but unpaid dividends. If the assets and funds to be distributed among the holders of preferred stock are insufficient to permit the payment to such holders, then the entire assets and funds of the Company legally available for distribution will be distributed ratably among the holders of preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Upon completion of the payment of the full liquidation preference of preferred stock, the remaining assets of the Company, if any, shall be distributed ratably to the holders of preferred stock and common stock on a pari passu basis.

Redemption:

The preferred stock is not redeemable. Upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, the preferred stock is contingently redeemable.

Conversion:

Each share of preferred stock is convertible into shares of common stock, at the option of the holder, at any time after date of issuance. Each share of preferred stock automatically converts to the number of shares of common stock determined in accordance with the conversion rate upon the earlier of (i) written consent of a majority of the then outstanding shares of preferred stock, voting together as a single class or (ii) the closing of a public offering, in which the gross cash proceeds are at least $20,000. At December 31, 2020 and 2019, the conversion price for each share of Series Seed-1 preferred stock, Series Seed-2 preferred stock, Series Seed-3 preferred stock and Series Seed-4 preferred stock is $5.6136, $4.4908, $2.3364 and $4.6724, respectively. The conversion price is subject to downward adjustment if the Company issues options or convertible securities with exercise or conversion terms more favorable than the preferred stock.

Protective Provisions:

The holders of preferred stock have certain protective provisions. As long as 2,419.099 of the shares of Series Seed Preferred remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, reorganizations, reclassifications or the like), the Company shall not, either directly or by amendment, merger, consolidation, reclassification or otherwise, amend, alter or repeal any provision of the Company’s Certificate of Incorporation or Bylaws in a manner that would adversely alter the rights, preferences, and privileges of the Series Seed Preferred without first obtaining approval of the majority of the outstanding shares of Series Seed Preferred.

11.	Common Stock

The Company is authorized to issue up to 25,000,000 shares of common stock with $0.0001 par value. At December 31, 2020 and 2019, there were 2,324,479 and 2,300,000 shares issued and outstanding, respectively.

Common stockholders are entitled to dividends if and when declared by the Board of Directors subject to the rights of the preferred stockholders. As of December 31, 2020, no dividends on common stock had been declared by the Company. At December 31, 2020 and 2019, the Company had reserved shares of common stock for issuance as follows:

	December 31,	December 31,
	2020	2019
Convertible preferred stock outstanding	2,227,116	2,225,335
Options issued and outstanding	799,469	583,750
Shares available for future stock option grants	157,321	397,519
Total	3,183,906	3,206,604

12.	Equity Incentive Plans

In 2017, the Company adopted the 2017 Equity Incentive Plan (the “Plan”). As of December 31, 2020, there were 981,269 shares of common stock authorized and 157,321 shares available for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options or Non-statutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan. The term shall be no more than ten years from the date of grant thereof. In the case of an Incentive Stock Option granted to an optionee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the option shall be five years from the date of grant or such shorter term as may be provided in the option Agreement.

In the case of an Incentive Stock Option, (i) granted to an employee who, at the time of grant of such option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; (ii) granted to any other employee, the per share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant. In the case of a Non-statutory Stock Option; (i) granted to a and employee who, at the time of grant of such option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; (ii) granted to any other service provider, the per share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, options may be granted with a per share exercise price other than as required above pursuant to a merger or other corporate transaction.

The options may include provisions permitting exercise of the option prior to full vesting. Any unvested shares so purchased shall be subject to repurchase by the Company at the original exercise price of the option.

			Options Outstanding
					Weighted-
			Weighted	Weighted-	Average	Aggregate
	Shares		Average	Average	Remaining	Intrinsic
	Available	Number of	Exercise	Grant Date	Contractual Life	Value
	for Grant	Options	Price	Fair Value	(in years)	(in 000s)
Balances, January 1, 2019	397,519	583,750	$0.15	$0.07	9.26	$52
Shares reserved for issuance	-	-
Options granted	-	-
Options forfeited / cancelled	-	-
Options exercised	-	-
Balances, December 31, 2019	397,519	583,750	$0.15	$0.07	8.26	$496
Shares reserved for issuance	-	-
Options granted	(246,448)	246,448	$1.01	$0.44
Options forfeited / cancelled	4,558	(4,558)	$1.00	$0.45
Options expired	1,692	(1,692)	$1.00	$0.45
Options exercised	-	(24,479)	$0.12	$0.06
Balances, December 31, 2020	157,321	799,469	$0.41	$0.18	7.88	$505

At December 31, 2020
Vested		552,345	$0.37	0.16	7.77	$368
Exercisable		552,345	$0.37	0.16	7.77	$368
Vested and expected to vest		799,469	$0.41	0.18	7.88	$505

The weighted-average grant date fair value per share of stock options granted in 2020 was $0.44. The aggregate intrinsic value of options vested and expected to vest and exercisable as of December 31, 2020 is calculated based on the difference between the exercise price and the current fair value of our common stock. The intrinsic value of options exercised in 2020 was $1.

The following table sets forth the status of the Company’s non-vested restricted common stock:

Number of Shares
Non-vested as of January 1, 2019	1,054,167
Vested	(575,000)
Non-vested as of December 31, 2019	479,167
Vested	(479,167)
Non-vested as of December 31, 2020	-

Stock-Based Compensation

Options generally vest over four years whereby 25% vest upon the first anniversary of the issuance date and 1/48th per month thereafter. Stock-based compensation expense recognized during the years ended December 31, 2020 and 2019 was $78 and $10, respectively. As of December 31, 2020, there were total unrecognized compensation costs of $48 related to share-based payment awards which is expected to be recognized over a weighted-average amortization period of 1.4 years.

The grant date fair market value of the shares of common stock underlying stock options has historically been determined by the Company’s Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair market value, which include valuations performed by an independent third-party, important developments in the Company's operations, sales of the Company’s convertible preferred stock, actual operating results, financial performance, the conditions in the life sciences industry, the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company's common stock.

The Company estimated the fair value of share-based payment awards using the Black-Scholes options valuation model. The fair value of share-based payment awards is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of share-based payment awards was estimated on the date of grant using the following assumptions:

2020
Expected life (in years)	5.00 - 6.05
Expected volatility	46.39% - 52.10%
Risk-free interest rate	0.22% - 1.42%
Dividend yield	0%

Expected Term: The Company uses the simplified method to calculate expected term described in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, which takes into account vesting term and expiration date of the options.

Volatility: Volatility is based on an average of the historical volatilities of comparable publicly traded companies for the expected term.

Risk Free Interest Rate: The risk-free rate is based on the U.S. Treasury yields in effect at the time of grant for periods corresponding with the expected term of the option.

Dividend Yield: The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and therefore, used an expected dividend yield of zero in the valuation model.

No income tax benefits have been recognized relating to stock-based compensation expenses and no tax benefits have been realized from exercised stock options.

Total Stock-Based Compensation

Total stock-based compensation expense recorded related to share-based payment awards was allocated to research and development and general and administrative expense as follows:

	2020	2019
Cost of sales	$2	$1
Research and development	30	2
Sales and marketing	2	3
General and administrative	44	4
Total stock-based compensation	$78	$10

13.	Income Taxes

The provision for income taxes differs from the amount which would result by applying the federal statutory income tax rate to pre-tax loss for the years ended December 31, 2020 and 2019.

A reconciliation of the provision computed at the federal statutory rate to the provision for income taxes included in the accompanying statements of operations for the Company is as follows.

	For the Years Ended
	December 31, 2020	December 31, 2019
Income tax provision at statutory rate	21%	21%
State income taxes, net of federal benefit	6%	7%
Other	-3%	-3%
Change in valuation allowance	-24%	-25%
Effective income tax rate	0%	0%

For the years ended December 31, 2020 and 2019, the Company’s effective tax rate is below the federal statutory income tax rate of 21% primarily due to state income taxes, net of federal benefit and the Company’s position to establish a full valuation allowance on its deferred tax assets.

The tax effects of temporary differences and carryforwards that give rise to significant portions of the net deferred tax assets are presented below:

	For the Years Ended
	December 31, 2020	December 31, 2019
Deferred tax assets:
Net operating loss carryforwards	$2,607	$1,769
Derivative liability	81	-
Research and development credits	61	48
Other temporary differences	56	22
Total deferred tax assets	2,805	1,839
Valuation allowance	(2,724)	(1,839)
Deferred tax assets recognized	81	-
Deferred tax liabilities:
Debt discount	(81)	-
Total deferred tax liabilities	(81)	-
Net deferred tax assets	$-	$-

The Company has recorded a valuation allowance for its deferred tax assets that it does not believe will be realizable at a more likely than not level based on analysis of all available sources of taxable income. The valuation allowance increased by $885 and $1,063 for the years ended December 31, 2020 and 2019, respectively due to current and previous year losses and credits claimed.

At December 31, 2020 and 2019, the Company had federal net operating loss carryforwards of approximately $9,370 and $6,334, respectively, which will begin to expire in 2036. Approximately $8,925 of federal net operating losses can be carried forward indefinitely. At December 31, 2020 and 2019, the Company had state net operating loss carryforwards for California of approximately $9,184 and 6,304, respectively, which will begin to expire in 2031. The Company also has state research and development credit carryforward of approximately $110 at December 31, 2020. The California state credits carryforward indefinitely.

Federal and state tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue code. Accordingly, the Company’s ability to utilize these carryforwards may be limited as a result of such ownership changes. Such a limitation could result in limitation in the use of net operating losses in future years and possibly a reduction of the net operating losses available. The Company has not performed a study to determine if any ownership changes have occurred which could potentially limit the utilization of the tax attribute carryforwards.

A reconciliation of the beginning and ending amount of gross unrecognized tax positions is as follows:

	For the Years Ended
	December 31, 2020	December 31, 2019
Unrecognized tax benefits, beginning of year	$26	$15
Additions related to current year tax positions	7	11
Net deferred tax assets	$33	$26

During the years ended December 31, 2020 and 2019, the amount of unrecognized tax benefits increased by $7 and 11, respectively, due to additional research and development credits generated during those years. As of December 31, 2020 and 2019, the total amount of unrecognized tax benefits was $33 and 26, respectively. The reversal of the uncertain tax benefits would not affect the Company’s effective tax rate to the extent that it continues to maintain a full valuation allowance against its deferred tax assets.

The Company recognizes interest and penalties related to unrecognized tax benefits in the provision for income taxes line item in the statements of operations and comprehensive loss. As of December 31, 2020, and 2019, the Company had not accrued any interest or penalties related to uncertain tax positions. The Company does not anticipate any material change in its unrecognized tax benefits over the next twelve months. The unrecognized tax benefits may change during the next year for items that arise in the ordinary course of business.

The Company files tax returns in U.S. Federal and state jurisdictions. The tax periods from 2016 to 2020 remain open to examination in all jurisdictions. In addition, any tax losses that were generated in prior years and carried forward may also be subject to examination by the respective authorities. The Company is not currently under examination by income tax authorities for federal or state purposes.

In March 2020, the Coronavirus Aid, Relief and Economic Security (CARES) Act (the “Act”) was signed into law. The Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company was able to defer $35 related to certain payroll taxes, received a PPP loan of $156 and an EIDL grant of $8 during the year ended December 31, 2020.

14.	Net Loss per Share

The following outstanding potentially dilutive common stock equivalents have been excluded from the calculation of diluted net loss per share for the periods presented due to their antidilutive effect:

	For the Years Ended December 31,
	2020	2019
Convertible preferred stock (as converted)	2,227,116	2,225,335
Convertible notes payable	-	-
Common stock options issued and outstanding	799,469	583,750
Total	3,026,585	2,809,085

	For the Years Ended December 31,
	2020	2019
Net loss	$(3,639)	$(4,148)
Weighted-average number of shares - basic and diluted	2,303,237	2,300,000
Net loss per share - basic and diluted	$(1.58)	$(1.80)

15.	Related Party Transactions

Dr. Subinoy Das is both a consultant and investor in the Company. The Company entered into a consulting agreement with Dr. Das on May 1, 2019 to provide support for research and clinical activities. The Company expensed and accrued $42,000 included in ‘Other accrued liabilities’ at December 31, 2019 for his services. On December 30, 2020, the Board granted Dr. Das 28,323 Non-statutory Stock Options to replace amounts accrued for his services for fiscal years ended December 31, 2020 and 2019. The fair value of this grant is $13 and was expensed in the year ended December 31, 2020. The Company recognized a gain on settlement of $117 which is included in research and development expense for the year ended December 31, 2020.

16.	Subsequent Events

In March 2021, the Company issued convertible notes payables for total proceeds of $300. The notes are unsecured, have interest accrued at a rate of 3% per annum and have a term of fourteen months.

In April 2021, the Company issued a convertible note payable for total proceeds of $115. The notes are unsecured, have interest accrued at a rate of 3% per annum and have a term of thirteen months.

On May 11, 2021, the SBA approved forgiveness of the PPP Loan, including accrued interest. The amount forgiven by the SBA was $157.

Effective as of June 7, 2021, the Company reincorporated as a Delaware corporation, which included establishment of $0.0001 par value for convertible preferred stock and common stock.

Tivic Health Systems, Inc.

Condensed Balance Sheets (Unaudited)

June 30, 2021 and December 31, 2020

(in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$1,623	$1,044
Accounts receivable, net	129	52
Inventory, net	291	241
Prepaid expenses and other current assets	98	160
Total current assets	2,141	1,497
Property and equipment, net	15	19
Deferred offering costs	363	-
Other assets	15	15
Total assets	$2,534	$1,531

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$1,184	$370
Other accrued liabilities	311	152
Current portion of notes payable	-	36
Current portion of convertible notes payable, net of debt discount	1,962	-
Conversion feature derivative liability	1,823	717
Total current liabilities	5,280	1,275
Notes payable	-	139
Convertible notes payable, net of debt discount	857	1,294
Total liabilities	6,137	2,708
Stockholders’ deficit
Convertible preferred stock, $0.0001 par value, 10,113,621 shares authorized; 8,908,600 shares issued and outstanding at June 30, 2021 and December 31, 2020	1	1
Common stock, $0.0001 par value, 25,000,000 shares authorized; 2,374,479 and 2,324,479 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	-	-
Additional paid in capital	9,898	9,874
Accumulated deficit	(13,502)	(11,052)
Total stockholders’ deficit	(3,603)	(1,177)
Total liabilities and stockholders’ deficit	$2,534	$1,531

The accompanying notes are an integral part of these condensed financial statements.

Tivic Health Systems, Inc.

Condensed Statements of Operations (Unaudited)

Six Months Ended June 30, 2021 and 2020

(in thousands, except share and per share data)

	Six Months Ended June 30,
	2021	2020
Revenue	$547	$246
Cost of sales	602	333
Gross loss	(55)	(87)
Operating expenses:
Research and development	399	386
Sales and marketing	605	517
General and administrative	1,053	595
Total operating expenses	2,057	1,498
Loss from operations	(2,112)	(1,585)
Other income (expense):
Interest expense	(497)	(15)
Change in fair value of derivative liabilities	1	-
Other income	159	13
Total other income (expense)	(337)	(2)
Loss before provision for income taxes	(2,449)	(1,587)
Provision for income taxes	1	-
Net loss and comprehensive loss	$(2,450)	$(1,587)
Net loss per share - basic and diluted	$(1.04)	$(0.69)
Weighted-average number of shares - basic and diluted	2,354,589	2,300,000

The accompanying notes are an integral part of these condensed financial statements.

Tivic Health Systems, Inc.

Statements of Stockholders’ Equity (Deficit) (Unaudited)

Six Months Ended June 30, 2021 and 2020

(in thousands except share and per share data)

For the Six Months Ended June 30, 2020

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balances at January 1, 2020	8,901,475	$1	2,300,000	$-	$9,783	$(7,413)	$2,371
Issuance of convertible preferred stock, net of issuance costs	7,125	-	-	-	10	-	10
Stock-based compensation expense	-	-	-	-	48	-	48
Net loss	-	-	-	-	-	(1,587)	(1,587)
Balances at June 30, 2020	8,908,600	$1	2,300,000	$-	$9,841	$(9,000)	$842

For the Six Months Ended June 30, 2021

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balances at January 1, 2021	8,908,600	$1	2,324,479	$-	$9,874	$(11,052)	$(1,177)
Exercise of stock options	-	-	50,000	-	6	-	6
Stock-based compensation expense	-	-	-	-	18	-	18
Net loss	-	-	-	-	-	(2,450)	(2,450)
Balances at June 30, 2021	8,908,600	$1	2,374,479	$-	$9,898	$(13,502)	$(3,603)

The accompanying notes are an integral part of these condensed financial statements.

Tivic Health Systems, Inc.

Condensed Statements of Cash Flows (Unaudited)

Six Months Ended June 30, 2021 and 2020

(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(2,450)	$(1,587)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	18	48
Depreciation	4	4
Change in fair value of derivative liabilities	(1)	-
Amortization of debt discount	469	15
Accounts receivable allowances	(6)	2
Reserve for inventory obsolescence	(8)	-
Forgiveness of PPP loan	(157)	-
Changes in operating assets and liabilities:
Accounts receivable	(71)	(44)
Inventory	(42)	30
Prepaid expenses and other current assets	62	(93)
Deferred offering costs	(363)	-
Accounts payable	814	(203)
Accrued liabilities	160	(124)
Net cash used in operating activities	(1,571)	(1,952)
Cash flows from financing activities
Repayment of notes payable borrowings	(19)	-
Proceeds from notes payable borrowings	-	156
Proceeds from convertible notes payable borrowings	2,163	210
Proceeds from exercise of stock options	6	-
Proceeds from issuance of convertible preferred stock, net of issuance costs	-	10
Net cash provided by financing activities	2,150	376
Net increase (decrease) in cash and cash equivalents	579	(1,576)
Cash and cash equivalents
Beginning of period	1,044	2,311
End of period	$1,623	$735

Supplemental disclosures of cash flow information
Cash paid for income tax	$1	$-
Noncash financing transactions
Issuance of conversion feature derivative liability	$1,107	$90
Original issue discount on convertible notes payable	$177	$-

The accompanying notes are an integral part of these condensed financial statements.

1.	Formation and Business of the Company

Tivic Health Systems, Inc. (the “Company”), was incorporated in the state of California on September 22, 2016 for the purpose of developing and commercializing microcurrent therapy solutions to address inflammation. Effective as of June 7, 2021, the Company reincorporated as a Delaware corporation, which included establishment of $0.0001 par value for convertible preferred stock and common stock. The financial statements have been retroactively adjusted as if the change in corporation status occurred on January 1, 2019. The Company's primary product, ClearUP, is a medical device intended to relieve sinus and nasal inflammation. The Company is headquartered in Newark, California.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed balance sheet as of December 31, 2020, which has been derived from audited financial statements, and the unaudited interim condensed financial statements as of June 30, 2021, and for the six months ended June 30, 2021 and June 30, 2020 have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. In the opinion of management, all accounting entries and adjustments (including normal, recurring adjustments) considered necessary for a fair presentation of the financial position and the results of operations for the interim periods have been made. Operating results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2021. For further information, including a description of the significant accounting policies of the Company, refer to the audited financial statements and notes thereto included elsewhere in this filing.

Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has limited operating history and its prospects are subject to risks, expenses and uncertainties frequently encountered by companies in the medical device industry. These risks include, but are not limited to, the uncertainty of availability of additional financing and the uncertainty of achieving future profitability.

Since inception, the Company has devoted substantially all of its efforts to research and development activities, regulatory clearance and early market development and testing of our first product released in 2019. The Company has experienced losses and negative cash flows from operations since inception and at June 30, 2021, the Company had a working capital deficit of $3,139, an accumulated deficit of $13,502 and cash and cash equivalents of $1,623. During the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019, the Company incurred net losses of $2,450, $3,639 and $4,148, respectively and used $1,571, $3,027 and $3,670 of cash for operations, respectively. Management expects to incur substantial additional operating losses for at least the next two years to expand its markets, complete development of new products, obtain regulatory approvals, launch and commercialize our products and continue research and development programs.

The Company intends to raise additional capital through the issuance of additional equity and debt. If financing is not available at adequate levels, the Company may need to reevaluate its operating plans. Based on projected activities, management projects that cash and cash equivalents on hand are not sufficient to support operations for at least the next 12 months following issuance of these financial statements, which raises substantial doubt about the Company's ability to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The accompanying financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Reverse Stock Split

In August 2021, the Company’s Board of Directors and stockholders approved an amendment to the Company’s certificate of incorporation to effect a 1-for-4 reverse stock split of the issued and outstanding shares of the Company’s common stock which was effected on August 31, 2021. The par value of the common stock was not adjusted as a result of the reverse stock split. Accordingly, all common stock, convertible preferred stock conversion ratios, stock options and related per share amounts in these audited annual and unaudited interim financial statements have been retroactively adjusted for all periods presented to give effect to the reverse stock split.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ materially from those estimates. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate.

Inventory

Inventories are stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out (FIFO) basis. Inventories are reviewed periodically to identify slow-moving inventory based on anticipated sales activity. For the first quarter ended March 31, 2021, the Company removed a reserve for obsolescence of inventory. The Company had recorded a 3% inventory reserve for obsolescence for expected obsolescence related to specifically identified sub-assembly parts to be replaced with upgraded versions of the parts. The sub-assembly parts were subsequently scrapped in March 2021.

Revenue Recognition

The Company recognizes revenue from product sales in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“Topic 606”). The adoption of this guidance did not have a material impact on the Company’s financial statements. The standard applies to all contracts with customers, except contracts that are within scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments.

Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are in within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inceptions, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company sells its products through direct sales and independent distributors. Revenue is recognized when control of the promised goods is transferred to the customers or distributor, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods and services. Revenue associated with products holding rights of return are recognized when the Company concludes there is not a risk of significant revenue reversal in the future periods for the expected consideration in the transaction.

The Company may offer an extended warranty to its customers. The extended warranty is considered a separate performance obligation. The Company allocates the transaction price based on estimated relative standalone selling prices of the promised product and services underlying each performance obligation. The Company determines standalone selling prices based on the price at which the performance obligation is sold separately. As of June 30, 2021 and December 31, 2020, the Company’s deferred revenue for unrecognized extended warranties was $14 and $14, respectively, and is included in “Other Accrued Liabilities” on the accompanying balance sheets.

Based on the Company’s assessment, it was determined that there were no contract assets as of June 30, 2021 and December 31, 2020 because receivables outstanding are unconditional and only the passage of time is required before payment of that consideration is due. The Company may receive payments at the onset of the contract and before goods have been delivered. In such instances, the Company records a deferred revenue liability. The Company recognizes these contract liabilities as sales after the revenue criteria are met. As of June 30, 2021 and December 31, 2020, the contract liability related to the Company’s deferred revenues approximated $0 and $2, respectively, and are included in “Other Accrued Liabilities” on the accompanying balance sheets.

The Company relies on a third party to have procedures in place to detect and prevent credit card fraud as the Company has exposure to losses from fraudulent charges. The Company records the losses related to chargebacks as incurred.

The Company has also elected to exclude from the measurement of the transaction price sales taxes remitted to governmental authorities.

Deferred Offering Costs

The Company capitalizes incremental legal, professional, accounting, and other third-party fees that are directly associated with the planned Initial Public Offering (“IPO”) as other non-current assets until the IPO is consummated. After consummation of the IPO, these costs will be recorded in stockholders’ deficit as a reduction of additional paid-in capital generated from the offering. If the Company terminates its plan for an IPO, any costs deferred will be expensed immediately. As of June 30, 2021, deferred offering costs were $363.

Recently adopted accounting standards and recently issued accounting pronouncements

Recently adopted accounting standards:

Adoption of Accounting Standards Update ("ASU") 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement

In August 2018, the FASB issued ASU 2018-13, which eliminates certain disclosures, such as the amount and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and adds new disclosure requirements for Level 3 measurements. The Company adopted this ASU effective January 1, 2020. The adoption of this ASU did not have an impact to the Company’s financial statements.

ASU 2019-12 - Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued ASU 2019-12 which reduces the complexity of accounting for income taxes by eliminating certain exceptions to the general principles in Accounting Standards Codification ("ASC") 740, Income Taxes. Additionally, the ASU simplifies GAAP by amending the requirements related to the accounting for "hybrid" tax regimes and also by adding the requirement to evaluate when a step up in the tax basis of goodwill should be considered part of the business combination and when it should be considered a separate transaction. Certain of the provisions are to be applied retrospectively with other provisions applied prospectively.

The Company adopted this new ASU effective January 1, 2021. The adoption of this ASU did not have a material impact to the Company’s financial statements.

Recently issued accounting pronouncements:

ASU 2016-02, Leases (Topic 842)

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, which changes how lessees account for leases. For most leases, the standard requires a liability to be recorded on the balance sheet based on the present value of future lease obligations with a corresponding right-of-use asset. For leases classified as operating leases, the Company is now required to recognize lease costs on a straight-line basis based on the combined amortization of the lease obligation and the right-of-use asset. Similar to capital leases under the previous accounting standard, leases are accounted for as finance leases when the relevant criteria are met. On June 3, 2020, the FASB extended the adoption date for all other entities, including emerging growth companies (“EGCs”), as defined by the SEC, that have elected to defer adoption until the standard is effective for non-public business entities, to annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted.  The Company is currently evaluating the impact of the accounting standard update on its financial statements.

ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and Subsequent Amendments

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13 (which was then further clarified in subsequent ASUs), which requires that credit losses for certain types of financial instruments, including accounts receivable, be estimated based on expected credit losses among other changes. This guidance is effective for annual and interim periods beginning after December 15, 2019 for SEC filers, December 15, 2020 for public business entities that are not SEC filers, and December 15, 2021 for all other entities, including EGCs that have elected to defer adoption until the guidance becomes effective for non-public entities, with early adoption permitted. The Company is currently evaluating the impact of the accounting standard update on its financial statements.

ASU 2021-04 - Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation - Stock Based Compensation (Topic 718), and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40): Issuer's Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options

In May 2021, the FASB issued ASU 2021-04 which clarified an issuer's accounting for modification or exchanges of freestanding equity-classified written call options that remain equity classified after modification or exchange. The provisions of ASU No. 2021-04 are effective for annual reporting periods beginning after December 15, 2021, and interim reporting periods within those annual periods, with early adoption permitted, including adoption in any interim period for public business entities for periods for which consolidated financial statements have not yet been issued or made available for issuance. This ASU shall be applied on a prospective basis. The Company is currently evaluating the impact of the accounting standard update on its financial statements.

3.	Financial Instruments and Fair Value Measurements

The Company’s financial instruments consist of money market funds and conversion right liability. The following tables shows the Company’s cash equivalents and conversion right liability’s carrying value and fair value at June 30, 2021 and December 31, 2020:

	As of June 30, 2021
	Carrying Amount	Fair Value	Quoted Priced in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Money market funds	$352	$352	$352	$-	$-
Total assets	$352	$352	$352	$-	$-

Liabilities
Conversion feature derivative liability	$1,823	$1,823	$-	$-	$1,823
Total liabilities	$1,823	$1,823	$-	$-	$1,823

	As of December 31, 2020
	Carrying Amount	Fair Value	Quoted Priced in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Money market funds	$639	$639	$639	$-	$-
Total assets	$639	$639	$639	$-	$-

Liabilities
Conversion feature derivative liability	$717	$717	$-	$-	$717
Total liabilities	$717	$717	$-	$-	$717

Cash equivalents – Cash equivalents of $352 and $639 as of June 30, 2021 and December 31, 2020, respectively, consisted of money market funds. Money market funds are classified as Level 1 of the fair value hierarchy because they are valued using quoted market prices in active markets.

Conversion feature derivative liability – The fair value of the conversion feature derivative liability is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

Conversion Feature Derivative Liability
Balance at January 1, 2020	$-
Issuance of convertible rights	690
Changes in fair value	27
Balance at December 31, 2020	717
Issuance of convertible rights	1,107
Changes in fair value	(1)
Balance at June 30, 2021	$1,823

There have been no changes to the valuation methods utilized by the Company during the six months ended June 30, 2021 and the year ended December 31, 2020. The Company evaluates transfers between levels at the end of each reporting period. There were no transfers of financial instruments between levels during the six months ended June 30, 2021 and the year ended December 31, 2020.

4.	Accounts Receivable Factoring

The Company entered into an accounts receivable factoring arrangement with a financial institution (the “Factor”) in May 2020. Pursuant to the terms of the arrangement, the Company, from time to time, sells to the Factor certain of its accounts receivable balances on a non-recourse basis for credit approved accounts. During fiscal year ended December 31, 2020, the Company factored accounts receivable in the amount of $58 for a factored amount of $54. During the six months ended June 30, 2021, the Company factored accounts receivable in the amount of $68 for a factored amount of $61. The fees related to factoring was $5 and $5 for the six months ended June 30, 2021 and year ended December 31, 2020, respectively, and recorded in general and administrative expenses. At June 30, 2021, the outstanding amount of unpaid advances to the Factor was $33.

5.	Inventory, net

	June 30, 2021	December 31, 2020
Raw materials	$99	171
Work in process	65	13
Finished goods	127	65
Inventory at cost	291	249
Less reserve for obsolescence	-	(8)
Inventory, net	$291	$241

6.	Commitments

The Company leases office space in Newark, California under a cancelable operating lease agreement. Rent expense recorded during the six months ended June 30, 2021 and 2020 was $10 and $35, respectively.

At June 30, 2021, there were no purchase commitments with third-party suppliers.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when future expenditures are probable and such expenditures can be reasonably estimated. The Company recorded no liabilities for contingent matters as of June 30, 2021.

7.	Notes Payable

On April 18, 2020, the Company applied for a loan pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), as administered by the U.S. Small Business Administration (the “SBA”). The loan, in the principal amount of $156, was disbursed by Bank of the West (“Lender”) on May 7, 2020, pursuant to a Paycheck Protection Program Promissory Note and Agreement (the “Note and Agreement”).

The program was later amended by the Paycheck Protection Flexibility Act of 2020 whereby debtors were granted a minimum maturity date of the five-year anniversary of the funding date and a deferral of ten months from the end of the covered period. The PPP Loan bears interest at a fixed rate of 1.00% per annum. Monthly principal and interest payments, less the amount of any potential forgiveness (discussed below), will commence after the sixteen-month anniversary of the funding date. The Company did not provide any collateral or guarantees for the PPP Loan, nor did the Company pay any facility charge to obtain the PPP Loan. The Note and Agreement provides for customary events of default, including those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects. The Company may prepay the principal of the PPP Loan at any time without incurring any prepayment charges.

All or a portion of the PPP Loan may be forgiven by the SBA upon application to the Lender by the Company within 10 months after the last day of the covered period. The Lender will have 90 days to review borrower’s forgiveness application and the SBA will have an additional 60 days to review the Lender’s decision as to whether the borrower’s loan may be forgiven. Under the CARES Act, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, and covered utilities, and certain covered mortgage interest payments during the twenty-four-week period beginning on the date of the first disbursement of the PPP Loan. For purposes of the CARES Act, payroll costs exclude compensation of an individual employee earning more than $100, prorated annually. Not more than 40% of the forgiven amount may be for non-payroll costs. Forgiveness is reduced if full-time headcount declines, or if salaries and wages for employees with salaries of $100 or less annually are reduced by more than 25%.  The Company obtained forgiveness of the PPP Loan on May 11, 2021. The Company recorded a gain in other income (expense) from the forgiveness of the PPP loan, including accrued interest expense, of $157 in the six months ended June 30, 2021.

On August 10, 2020, the Company entered into an agreement with Alliant Insurance Services, Inc. to finance its 2020 to 2021 insurance premiums with First Insurance Funding Corp. in the amount of $39. The interest rate on the note payable is 4.20% and the note is payable with a down payment at borrowing of $6 and nine equal monthly instalment payments beginning in September 2020. As of June 30, 2021, the remaining liability under this financing agreement was $0.

8.	Convertible Notes Payable

In the year ended December 31, 2020, the Company issued convertible notes payable to various investors for total proceeds of $1,595. The notes are unsecured, have interest accrued at a rate of 3% per annum and have a term of two years.

In March and April, 2021, the Company issued convertible notes payable to various investors for total proceeds of $415. The notes are unsecured, have interest accrued at a rate of 3% per annum and mature on June 1, 2022.

In June 2021, the Company issued convertible note payable to various investors for total proceeds of $332. The notes are unsecured, have interest accrued at a rate of 3% per annum and mature on June 1, 2023.

In June 2021, the Company issued convertible notes payable to various investors for $1,592 with original issue discount of $176, and total proceeds of $1,416. The notes are unsecured, have interest accrued at a rate of 3% per annum and mature on June 1, 2023.

The Notes issued in 2020 and during the six months ended June 30, 2021 and outstanding at June 30, 2021 have the following terms and conditions for conversion:

Auto Conversion upon Qualified Financing

Qualified Financing is defined as the closing of an equity financing undertaken by the Company before the Maturity Date, principally for capital raising purposes, in which the aggregate amount of gross proceeds (not including cancellation of the indebtedness represented by all Notes and other convertible securities that will convert) received by the Company is at least $2,000 in the aggregate.

Note shall be automatically canceled on the date of the initial closing of a Qualified Financing, and the outstanding Principal Amount and, at the election of the Company, all accrued but unpaid interest thereon, shall be automatically converted at a conversion price per share equal to the lesser of:

(x) a Discount Percentage of the price per share of Qualified Securities sold to the investors in a Qualified Financing of 25%,

and

(y) the quotient of (A) the Cap value divided by (B) the number of outstanding shares of the Company, on a Fully Diluted Basis, as determined immediately prior to the Qualified Financing. The Cap value is $40 million.

The conversion shall be deemed to occur immediately prior to the consummation of the Qualified Financing. In the event of a conversion of the Notes in connection with a Qualified Financing, the Company may, solely at its option, elect to convert the Notes into Shadow Preferred.

Shadow Preferred means the shares of a series of Preferred Stock issued in the Qualified Financing, having the identical rights, privileges, preferences and restrictions as the shares of Qualified Securities, other than with respect to:

(i)	the per share liquidation preference; and

(ii)	the percentage of the conversion price to determine the per share dividend rights.

Conversion Upon Change in Control

In the event of a Change in Control prior to the Maturity Date or prior to the conversion of this Note, the outstanding Principal Amount and, at the election of the Company, all accrued but unpaid interest thereon, on the date of conversion will be converted, immediately prior to the consummation of the transaction constituting a Change in Control, into that number of shares of Common Stock, as follows:

At the election of the holders,

(i) the outstanding Principal Amount and accrued interest will be converted into that      number of Preferred Conversion Stock equal to the quotient obtained by dividing (x) the outstanding principal amount and all accrued interest by (y) the Preferred Conversion Price,

or

(ii)  Holder shall receive an amount equal to 1.5X the principal amount outstanding. Accrued interest which is not converted into Common Stock shall be paid to Holder in cash.

Conversion at Maturity

Based on the terms and conditions of the note, the following would occur at maturity:

The outstanding Principal Amount and all accrued interest shall convert into Preferred Conversion Stock equal to the quotient obtained by dividing (x) the outstanding Principal Amount and accrued interest by (y) the Preferred Conversion Price.

The conversion features in the Notes met the accounting definition of an embedded derivative and required separate accounting. The Company value the embedded derivative on the Notes using the Monte Carlo simulation method which included significant estimates regarding the expected time to conversion, volatility, and discount rate. The estimated fair value of these derivatives was recorded as a discount to the Notes and a derivative liability. The debt discount was amortized to interest expense over the expected term of the Notes. The liability was remeasured to fair value at year end with the offsetting amount recorded in other income, expense.

Convertible notes issued, converted and outstanding are as follows:

Convertible Notes Payable
Balance at January 1, 2020	$-
Issuance of convertible notes payable	1,572
Matured	-
Balance at December 31, 2020	1,572
Issuance of convertible notes payable	2,340
Matured	-
Balance at June 30, 2021	$3,912

Debt discount related to convertible notes are as follows:

Debt Discount
Balance at January 1, 2020	$-
Debt discount recognized	690
Amortized to interest expense	(412)
Balance at December 31, 2020	278
Debt discount recognized	1,284
Amortized to interest expense	(469)
Balance at June 30, 2021	$1,093

9.	Convertible Preferred Stock

In July 2019, the Company raised $3,843 by issuing 2,787,854 shares of Series Seed Convertible Preferred Stock. Coincident with the issuance of Series Seed Preferred Stock, $870 of Simplified Agreements for Future Equity converted to 774,894 shares of Series Seed Preferred Stock and $4,124 of convertible notes, including accrued interest, converted to 5,338,727 shares of Series Seed Preferred Stock.

The Company is authorized to issue up to 10,113,621 of convertible preferred stock with $0.0001 par value. 4,000,000 shares have been designated as Series Seed-1 convertible preferred stock, 774,894 shares have been designated as Series Seed-2 convertible preferred stock, 3,615,580 shares have been designated as Series Seed-3 convertible preferred stock and 1,723,147 shares have been designated as Series Seed-4 convertible preferred stock (collectively, “Series Seed Preferred” or “preferred stock”). At June 30, 2021 and December 31, 2020, the Company had 8,908,600 shares of Series Seed Preferred issued and outstanding, respectively.

The holders of preferred stock have the rights, preferences, privileges and restrictions as set forth below:

Dividends:

The holders of preferred stock are entitled to receive dividends prior to and in preference to any declaration of payment of dividends on common stock, when and if declared by the Board of Directors. Any additional dividends will be paid ratably to holders of common and preferred stock, with the holders of preferred stock participating on an as-if converted basis. No dividends have been declared or paid as of June 30, 2021 and December 31, 2020.

Voting Rights:

The holders of each share of preferred stock are entitled to voting rights equal to the number of shares of common stock into which the shares could be converted. As long as 2,419,099 shares of preferred stock remain outstanding, the holders of preferred stock, voting together as a class, shall be entitled to elect two members of the Company’s Board of Directors. The holders of common stock, voting together as a single class, shall be entitled to elect two members of the Company’s Board of Directors. Remaining members of the Company’s Board of Directors will be elected by the holders of a majority of the shares of preferred stock and common stock, voting together as a single class.

Liquidation Rights / Redemption Provision:

In the event of any liquidation, dissolution or winding up of the Company or a deemed liquidation event, whether voluntary or involuntary, the holders of preferred stock have liquidation preferences, before any distribution or payment is made to holders of any common stock, an amount per share equal to the original issue price of $5.6136 for Series Seed-1 preferred stock, $4.4908 for Series Seed-2 preferred stock, $2.3364 for Series Seed-3 preferred stock and $4.6724 for Series Seed-4 preferred stock as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like, plus any declared but unpaid dividends. If the assets and funds to be distributed among the holders of preferred stock are insufficient to permit the payment to such holders, then the entire assets and funds of the Company legally available for distribution will be distributed ratably among the holders of preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Upon completion of the payment of the full liquidation preference of preferred stock, the remaining assets of the Company, if any, shall be distributed ratably to the holders of preferred stock and common stock on a pari passu basis.

Redemption:

The preferred stock is not redeemable. Upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, the preferred stock is contingently redeemable.

Conversion:

Each share of preferred stock is convertible into shares of common stock, at the option of the holder, at any time after date of issuance. Each share of preferred stock automatically converts to the number of shares of common stock determined in accordance with the conversion rate upon the earlier of (i) written consent of a majority of the then outstanding shares of preferred stock, voting together as a single class or (ii) the closing of a public offering, in which the gross cash proceeds are at least $20,000. At June 30, 2021 and December 31, 2020, the conversion price for each share of Series Seed-1 preferred stock, Series Seed-2 preferred stock, Series Seed-3 preferred stock and Series Seed-4 preferred stock is $5.6136, $4.4908, $2.3364 and $4.6724, respectively. The conversion price is subject to downward adjustment if the Company issues options or convertible securities with exercise or conversion terms more favorable than the preferred stock.

Protective Provisions:

The holders of preferred stock have certain protective provisions. As long as 2,419.099 of the shares of Series Seed Preferred remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, reorganizations, reclassifications or the like), the Company shall not, either directly or by amendment, merger, consolidation, reclassification or otherwise, amend, alter or repeal any provision of the Company’s Certificate of Incorporation or Bylaws in a manner that would adversely alter the rights, preferences, and privileges of the Series Seed Preferred without first obtaining approval of the majority of the outstanding shares of Series Seed Preferred.

10.	Common Stock

The Company is authorized to issue up to 25,000,000 shares of common stock with $0.0001 par value. At June 30, 2021 and December 31, 2020, there were 2,374,479 and 2,324,479 shares issued and outstanding, respectively.

Common stockholders are entitled to dividends if and when declared by the Board of Directors subject to the rights of the preferred stockholders. As of June 30, 2021, no dividends on common stock had been declared by the Company. At June 30, 2021 and December 31, 2020, the Company had reserved shares of common stock for issuance as follows:

	June 30,	December 31,
	2021	2020
Convertible preferred stock outstanding	2,227,116	2,227,116
Options issued and outstanding	763,793	799,469
Shares available for future stock option grants	142,997	157,321
Total	3,133,906	3,183,906

11.	Equity Incentive Plans

In 2017, the Company adopted the 2017 Equity Incentive Plan (the “Plan”). As of June 30, 2021, there were 981,269 shares of common stock authorized and 142,997 shares available for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options or Non-statutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan. The term shall be no more than ten years from the date of grant thereof. In the case of an Incentive Stock Option granted to an optionee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the option shall be five years from the date of grant or such shorter term as may be provided in the option Agreement.

In the case of an Incentive Stock Option, (i) granted to an employee who, at the time of grant of such option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; (ii) granted to any other employee, the per share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant. In the case of a Non-statutory Stock Option; (i) granted to a and employee who, at the time of grant of such option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; (ii) granted to any other service provider, the per share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, options may be granted with a per share exercise price other than as required above pursuant to a merger or other corporate transaction.

The options may include provisions permitting exercise of the option prior to full vesting. Any unvested shares so purchased shall be subject to repurchase by the Company at the original exercise price of the option.

		Options Outstanding
					Weighted-
			Weighted	Weighted-	Average	Aggregate
	Shares		Average	Average	Remaining	Intrinsic
	Available	Number of	Exercise	Grant Date	Contractual Life	Value
	for Grant	Options	Price	Fair Value	(in years)	(in 000s)
Balances, January 1, 2020	397,519	583,750	$0.15	$0.07	8.26	$496
Shares reserved for issuance	-	-
Options granted	(246,448)	246,448	$1.01	$0.44
Options forfeited / cancelled	4,558	(4,558)	$1.00	$0.45
Options expired	1,692	(1,692)	$1.00	$0.45
Options exercised	-	(24,479)	0.12	$0.06
Balances, December 31, 2020	157,321	799,469	$0.41	$0.18	7.88	$505
Shares reserved for issuance	-	-
Options granted	(50,000)	50,000	$1.60	$0.78
Options forfeited / cancelled	32,551	(32,551)	$0.55	$0.22
Options expired	3,125	(3,125)	$0.12	$0.06
Options exercised	-	(50,000)	$0.12	$0.06
Balances, June 30, 2021 (unaudited)	142,997	763,793	$0.50	$0.22	7.03	$717

At December 31, 2020
Vested		552,345	$0.37	0.16	7.77	$368
Exercisable		552,345	$0.37	0.16	7.77	$368
Vested and expected to vest		799,469	$0.41	0.18	7.88	$505

At June 30, 2021 (unaudited)
Vested		595,214	$0.40	0.17	6.74	$618
Exercisable		595,214	$0.40	0.17	6.74	$618
Vested and expected to vest		763,793	$0.50	0.22	7.03	$717

The weighted-average grant date fair value per share of stock options granted during the six months ended June 30, 2021 and in 2020 was $0.78 and $0.44, respectively. The aggregate intrinsic value of options vested and expected to vest and exercisable as of June 30, 2021 and December 31, 2020 is calculated based on the difference between the exercise price and the current fair value of our common stock. The intrinsic value of options exercised during the six months ended June 30, 2021 and in 2020 was $66 and $1, respectively.

Stock-Based Compensation

Options generally vest over four years whereby 25% vest upon the first anniversary of the issuance date and 1/48th per month thereafter. Stock-based compensation expense recognized during the six months ended June 30, 2021 and 2020 was $18 and $48, respectively. As of June 30, 2021, there were total unrecognized compensation costs of $65 related to share-based payment awards which is expected to be recognized over a weighted-average amortization period of 1.9 years.

The grant date fair market value of the shares of common stock underlying stock options has historically been determined by the Company’s Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair market value, which include valuations performed by an independent third-party, important developments in the Company's operations, sales of the Company’s convertible preferred stock, actual operating results, financial performance, the conditions in the life sciences industry, the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company's common stock.

The Company estimated the fair value of share-based payment awards using the Black-Scholes options valuation model. The fair value of share-based payment awards is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of share-based payment awards was estimated on the date of grant using the following assumptions:

	2021	2020
Expected life (in years)	5.93	5.00 - 6.05
Expected volatility	51.57%	46.39% - 52.10%
Risk-free interest rate	1.07%	0.22% - 1.42%
Dividend yield	0%	0%

Expected Term: The Company uses the simplified method to calculate expected term described in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, which takes into account vesting term and expiration date of the options.

Volatility: Volatility is based on an average of the historical volatilities of comparable publicly traded companies for the expected term.

Risk Free Interest Rate: The risk-free rate is based on the U.S. Treasury yields in effect at the time of grant for periods corresponding with the expected term of the option.

Dividend Yield: The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and therefore, used an expected dividend yield of zero in the valuation model.

No income tax benefits have been recognized relating to stock-based compensation expenses and no tax benefits have been realized from exercised stock options.

Total Stock-Based Compensation

Total stock-based compensation expense recorded related to share-based payment awards was allocated to research and development and general and administrative expense as follows:

	Six Months Ended June 30,
	2021	2020
Cost of sales	$-	$1
Research and development	7	1
Sales and marketing	1	1
General and administrative	10	45
Total stock-based compensation	$18	$48

12.	Income Taxes

During the six months ended June 30, 2021 and 2020, the Company recorded a full valuation allowance on federal and state deferred tax assets since management does not forecast the Company to be in a taxable position in the near future.

13.	Net Loss per Share

The following outstanding potentially dilutive common stock equivalents have been excluded from the calculation of diluted net loss per share for the periods presented due to their antidilutive effect:

	For the Six Months Ended June 30,
	2021	2020
Convertible preferred stock (as converted)	2,227,116	2,227,116
Convertible notes payable	-	-
Common stock options issued and outstanding	763,793	799,469
Total	2,990,909	3,026,585

	For the Six Months Ended June 30,
	2021	2020
Net loss	$(2,450)	$(1,587)
Weighted-average number of shares - basic and diluted	2,354,589	2,300,000
Net loss per share - basic and diluted	$(1.04)	$(0.69)

14.	Related Party Transactions

Dr. Subinoy Das is both a consultant and investor in the Company. The Company entered into a consulting agreement with Dr. Das on May 1, 2019 to provide support for research and clinical activities. The Company expensed and accrued $42,000 included in ‘Other accrued liabilities’ at December 31, 2019 for his services. On December 30, 2020, the Board granted Dr. Das 28,323 Non-statutory Stock Options to replace amounts accrued for his services for fiscal years ended December 31, 2020 and 2019. The fair value of this grant is $13 and was expensed in the year ended December 31, 2020. The Company recognized a gain on settlement of $117 which is included in research and development expense for the year ended December 31, 2020. There were no payments to Dr. Das during the six months ended June 30, 2021.

In June 2021, the Company issued a convertible note payable to its Chief Executive Officer for total proceeds of $100. The note is unsecured, has a term of twenty-three months and accrues interest at a rate of 3% per annum.

15.	Subsequent Events

In July 2021, the Company issued convertible notes payable for total proceeds of $450. The notes were issued at an original issue discount of $68 with principal outstanding of $518. The notes are unsecured, have a term of twenty-three months, and accrue interest at a rate of 3% per annum.

In July 2021, the Company entered into a consulting agreement, pursuant to which 50,000 warrants to purchase common stock were granted and an additional 50,000 warrants to purchase common stock are to be granted as soon as practicable following consummation of the Company’s initial public offering, pursuant to upon an effective registration agreement. The warrants, including those to be issued in the future, are exercisable upon issuance, have an exercise price of $1.04 per share and have a term of five years. The consulting agreement is effective as of February 2021, has a monthly fee of $5 and a term of two years.

2,727,272 Shares of Common Stock

Tivic Health Systems, Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

                                                                                                    , 2021

Through and including             , 2021 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee, FINRA filing fee and exchange listing fee.

Amount to be Paid
SEC Registration Fee	$1,999.60
FINRA filing fee	4,500.00
Exchange listing fee	50,000.00
Printing expenses	40,000.00
Legal fees and expenses	400,000.00
Accounting fees and expenses	150,000.00
Transfer agent and registrar fees	5,000.00
Miscellaneous expenses	148,500.40
Total	$800,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Section 102 of the Delaware General Corporation Law, we intend to adopt provisions in our amended and restated certificate of incorporation and amended and restated bylaws that will be effective upon completion of this offering that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation to be effective upon completion of this offering will authorize us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws will provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation will provide that we will indemnify each person who was or is a party, or is or was threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The above discussion of our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law is not intended to be exhaustive and is respectively qualified in its entirety by such amended and restated certificate of incorporation, amended and restated bylaws and applicable Delaware law.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain standard policies of insurance that provide coverage for certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), against certain liabilities.

To the extent that our directors and officers are indemnified under the provisions contained in our amended and restated bylaws, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

All share and per share data included in this Item 15 has been retrospectively adjusted to reflect the 1-for-4 reverse stock split of our common stock, which was effected on August 31, 2021.

Convertible Debt

From December 2017 through November 2018, we issued unsecured convertible promissory notes (the “$7 Million Cap Notes”) in the aggregate amount of approximately $1.98 million to accredited investors pursuant to the terms of a Note Purchase Agreement dated December 2017, as amended September 2018. Each of the $7 Million Cap Notes had a maturity date of December 2019, and were generally convertible into the Company’s equity securities at a per share conversion price that was computed on the basis of a valuation cap (the “Cap”) of $7 million, or a discount rate of 20% to the next round of financing (the “Discount Rate”), whichever resulted in the issuance of a greater number of equity securities to the investors, and were converted into shares of our Series Seed-3 Preferred Stock in connection with our preferred stock financing, discussed in further detail below.

From August 2018 through April 2019, we issued unsecured convertible promissory notes (the “$14 Million Cap Notes”) in the aggregate amount of approximately $1.53 million to accredited investors pursuant to the terms of a Note Purchase Agreement dated August 2018. Each of the 14 Million Cap Notes had a maturity date of September 2020, and were generally convertible into the Company’s equity securities at a per share conversion price that was computed on the basis of a Cap of $14 million, or a Discount Rate of 15%, whichever resulted in the issuance of a greater number of equity securities to the investors, and were converted into shares of our Series Seed-4 Preferred Stock in connection with our preferred stock financing, discussed in further detail below.

In May 2019, we issued an unsecured convertible promissory note (the “May 2019 Note”) in the amount of $455,000 to an accredited investor pursuant to the terms of a Note Purchase Agreement dated May 2019. The May 2019 Note had a maturity date of September 2021, and was generally convertible into the Company’s equity securities at a per share conversion price that was computed on the basis of a Cap of $14 million, or a Discount Rate of 15%, whichever resulted in the issuance of a greater number of equity securities to the investors, and were converted into shares of our Series Seed-4 Preferred Stock in connection with our preferred stock financing, discussed in further detail below.

From June 2020 through December 2020, we issued unsecured convertible promissory notes (the “2020 Bridge Notes”) in the amount of approximately $1.57 million to accredited investors pursuant to the terms of a Note Purchase Agreement dated June 2020, as amended October 2020. The 2020 Bridge Notes have a maturity date of June 2022, and are generally convertible into the Company’s equity securities at a per share conversion price that will be computed on the basis of a Cap of $40 million or a Discount Rate of 25%, whichever results in the issuance of a greater number of equity securities to the investors. In August 2021, the 2020 Bridge Notes were amended to provide that, in addition to the foregoing conversion terms, in the event that the Company consummates an initial public offering of its common stock prior to the occurrence of a Qualified Financing, a Change of Control or the Maturity (all as defined in the 2020 Bridge Note), then, at the election of the Company, all accrued but unpaid interest thereon shall be converted into shares of common stock as of immediately prior to the consummation of the initial public offering at a per share price equal to the lesser of (i) 75% of the per share public offering price and (ii) the quotient resulting from dividing the $40 million Cap by the Company’s capitalization on a fully diluted basis, as of immediately prior to closing of the initial public offering.

From March 2021 through April 2021, we issued unsecured convertible promissory notes in the amount of approximately $0.4 million to accredited investors. These notes were issued as part of the same offering as the 2020 Bridge Notes, accrue interest at a rate of 3% per annum, and mature on June 1, 2022.

The 2020 Bridge Notes, including those issued from March to April 2021, having aggregate principal amount of approximately $1,987,500, will convert into an aggregate of approximately 493,160 shares of our common stock in connection with this offering, based on accrued interest of $46,833 through September 1, 2021, an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed conversion price of $4.125 per share (75% of the assumed initial public offering price per share).

From June 2021 through July 2021, we issued convertible notes payable for total proceeds of approximately $1.86 million to accredited investors, of which proceeds a total of $0.45 million was not received by the Company until July 2021. The notes were issued at an original issue discount of approximately $0.24 million with principal outstanding of approximately $2.11 million. The notes are unsecured, have a term of twenty-three months, and accrue interest at a rate of 3% per annum.

In June 2021, we issued a convertible note payable to our Chief Executive Officer for total proceeds of $0.10 million. The note is unsecured, has a term of twenty-three months, and accrues interests at a rate of 3% per annum.

In June 2021, we issued convertible notes payable for total proceeds of approximately $0.23 million. The notes are unsecured, have a term of twenty-three months, and accrue interest at a rate of 3% per annum.

All of the convertible notes payable issued in June 2021 (collectively, the “2021 Notes”) are generally convertible into the Company’s equity securities at a per share conversion price that will be computed on the basis of a Cap of $40 million or a Discount Rate of 25%, whichever results in the issuance of a greater number of equity securities to the investors. In the event that the Company consummates an initial public offering of its common stock prior to the occurrence of a Qualified Financing, a Change of Control or the Maturity (all as defined in the 2021 Notes), then the outstanding principal amount and, at the election of the Company, all accrued but unpaid interest thereon as of the date of conversion shall be converted into shares of common stock as of immediately prior to the consummation of the initial public offering at a per share price equal to the lesser of (i) 75% of the per share public offering price and (ii) the quotient resulting from dividing the $40 million Cap by the Company’s capitalization on a fully diluted basis, as of immediately prior to closing of the initial public offering. The 2021 Notes, having aggregate principal amount of approximately $2,442,221, will convert into an aggregate of approximately 595,173 shares of our common stock in connection with this offering, based on accrued interest of $12,900 through September 1, 2021, an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed conversion price of $4.125 per share (75% of the assumed initial public offering price per share).

Simple Agreements for Future Equity

From December 2016 through August 2018, we entered into Simple Agreements for Future Equity (the “SAFEs”) with accredited investors in the aggregate amount of $870,000. The SAFEs had a Discount Rate of 20%, and were converted into shares of our Series Seed-2 Preferred Stock in connection with our preferred stock financing, discussed in further detail below.

Preferred Stock Financing

From July 2019 through January 2020, we issued an aggregate of 2,794,979 shares of our Series Seed-1 Preferred Stock at a purchase price of $1.4034 per share for an aggregate purchase price of approximately $3.9 million to accredited investors pursuant to the terms of a Series Seed-1, Seed-2, Seed-3 and Seed-4 Preferred Stock Investment Agreement (the “Preferred Stock Financing”). In connection with the Preferred Stock Financing, the SAFEs were converted into an aggregate of 774,894 shares of our Series Seed-2 Preferred Stock at a conversion price of $1.1227 per share; the $7 Million Cap Notes, including accrued interest, were converted into an aggregate of 3,615,580 shares of our Series Seed-3 Preferred Stock at a conversion price of $0.5841 per share; the $14 Million Cap Notes, including accrued interest, were converted into an aggregate of 1,331,150 shares of our Series Seed-4 Preferred Stock at a conversion price of $1.1681 per share; and the May 2019 Note, including accrued interest, was converted into 391,997 shares of our Series Seed-4 Preferred Stock at a conversion price of $1.1681 per share.

All outstanding shares of Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series Seed-3 Preferred Stock and Series Seed-4 Preferred Stock will convert into shares of our common stock on a 4:1 basis (with any fractional shares resulting from the conversion to be cashed out by the Company) in connection with this offering.

Stock Option Exercises

From September through December 2020, employees purchased an aggregate of 24,479 shares of our common stock at an exercise price of $0.12, for total consideration of $2,937.48, upon the exercise of stock options granted pursuant to our 2017 Equity Incentive Plan. In March 2021, one employee purchased 50,000 shares of our common stock at an exercise price of $0.12 per share, for total consideration of $6,000.00, upon the exercise of stock options granted pursuant to our 2017 Equity Incentive Plan. In August 2021, six employees and one former employee purchased an aggregate of 346,980 shares of our common stock at a weighted average exercise price of $0.16 per share, for total consideration of $55,797.48, upon the exercise of stock options granted pursuant to our 2017 Equity Incentive Plan.

Stock Option Grants

During the second half of 2018, we granted stock options to purchase an aggregate of 118,750 shares of our common stock, of which options to purchase an aggregate of 6,250 shares of our common stock are outstanding. All such stock options have an exercise price of $0.24 per share. From February 2020 through August 2020, we granted stock options to purchase an aggregate of 208,750 shares of our common stock, of which options to purchase an aggregate of 161,250 shares are outstanding. All such stock options have an exercise price of $1.00 per share. During the fourth quarter of 2020, we granted stock options to purchase an aggregate of 37,698 shares of our common stock, all of which are outstanding. All such stock options have an exercise price of $1.04 per share. In June 2021, we granted options to purchase 50,000 shares of our common stock, all of which are outstanding. All such stock options have an exercise price of $1.60 per share.

Restricted Stock Grants

On July 29, 2021, we issued 112,500 shares of restricted stock under our 2017 Equity Incentive Plan to our newly-appointed CFO.

Warrants

On July 1, 2021, we issued a warrant to purchase 50,000 shares of our common stock to a consultant as partial consideration for services provided to the Company, and agreed to issue such consultant an additional 50,000 warrants to purchase common stock as soon as practicable following consummation of our initial public offering, pursuant to upon an effective registration agreement. The warrants, including those to be issued in the future, are exercisable upon issuance, have an exercise price of $1.04 per share and have a term of five years.

Applicable Exemptions

No underwriters were used in the foregoing transactions, and no discounts or commissions were paid for the transactions described in this item. All sales of securities described in this item were exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 promulgated under the Securities Act or Regulation D promulgated under the Securities Act, relating to transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

The registrant has filed the exhibits listed on the accompanying Exhibit Index of this registration statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1.) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i.) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii.) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii.) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2.) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3.) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4.) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5.) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i.) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii.) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii.) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv.) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit number	Exhibit description	Incorporated by Reference (Form Type)	Filing Date	Filed herewith

1.1	Form of Underwriting Agreement.	S-1A	9/9/2021

3.1	Certificate of Incorporation, as currently in effect.	S-1	8/3/2021

3.2	Certificate of Amendment of Certificate of Incorporation, dated August 31, 2021.	S-1A	9/9/2021

3.3	Form of Amended and Restated Certificate of Incorporation, to be in effect upon completion of this offering.	S-1A	9/9/2021

3.4	Bylaws, as currently in effect.	S-1	8/3/2021

3.5	Form of Amended and Restated Bylaws, to be in effect upon completion of this offering.	S-1A	9/9/2021

4.1	Specimen Stock Certificate.	S-1A	9/9/2021

4.2	Form of Representative’s Warrant.	S-1A	9/9/2021

5.1	Opinion of Procopio, Cory, Hargreaves & Savitch LLP.			X

5.2	Opinion of Carter Ledyard & Milburn LLP.			X

10.1	Series Seed-1, Seed-2, Seed-3 and Seed-4 Preferred Stock Investment Agreement, dated July 16, 2019.	S-1	8/3/2021

10.2	First Amendment to Series Seed-1, Seed-2, Seed-3 and Seed-4 Preferred Stock Investment Agreement, dated July 18, 2019.	S-1	8/3/2021

10.3(a)#	2017 Equity Incentive Plan, as amended.	S-1	8/3/2021

10.3(b)#	Form Agreements under 2017 Equity Incentive Plan.	S-1	8/3/2021

10.4(a)#	2021 Equity Incentive Plan, to be in effect upon completion of this offering.	S-1A	9/9/2021

10.4(b)#	Form Agreements under 2021 Equity Incentive Plan, to be in effect upon completion of this offering.	S-1A	9/9/2021

10.5#	Form of Restricted Stock Purchase Agreement.	S-1A	9/9/2021

10.6#	Form of Indemnification Agreement for directors and officers.	S-1A	9/9/2021

10.7	Form of Note Purchase Agreement, dated June 17, 2020, and Unsecured Convertible Promissory Note.	S-1	8/3/2021

10.8	Form of Unsecured Convertible Promissory Note.	S-1	8/3/2021

10.9	Form of Note Amendment Agreement, dated October 14, 2020	S-1	8/3/2021

10.10†	Master Services Agreement, between Tivic Health Systems Inc. and Extron Logistics LLC, dated April 27, 2019.	S-1A	9/9/2021

10.11†	Letter Agreement, between Tivic Health Systems Inc. and Future Electronics Corp., dated April 6, 2020.	S-1A	9/9/2021

10.12†	Form of United States Special Product Agreement for Bonded Inventory, between Tivic Health Systems Inc. and Future Electronics Corp.	S-1A	9/9/2021

10.13	Form of Note Purchase Agreement, dated June 17, 2021, and Unsecured Convertible Promissory Note.	S-1	8/3/2021

10.14	Form of Unsecured Convertible Promissory Note.	S-1	8/3/2021

10.15	Form of (OID) Unsecured Convertible Promissory Note.	S-1	8/3/2021

10.16#	Executive Offer Letter, between Tivic Health Systems Inc. and Briana Benz, dated July 29, 2021.	S-1A	9/9/2021

10.17#	Restricted Stock Purchase Agreement, between Tivic Health Systems Inc. and Briana Benz, dated July 30, 2021.	S-1A	9/9/2021

10.18#	Executive Offer Letter, between Tivic Health Systems Inc. and Jennifer Ernst, dated July 31, 2021.	S-1A	9/9/2021

10.19	Form of Note Amendment Agreement.	S-1A	9/9/2021

23.1	Consent of Rosenberg Rich Baker Berman, P.A., independent registered public accounting firm.			X

23.2	Consent of Procopio, Cory, Hargreaves & Savitch LLP (included in Exhibit 5.1).			X

23.3	Consent of Carter Ledyard & Milburn LLP (included in Exhibit 5.2).			X

24.1	Power of Attorney (included on signature page).	S-1	8/3/2021

#	Indicates management contract or compensatory plan.

†	Portions of the exhibit, marked by brackets, have been omitted because the omitted information (i) is not material and (ii) would likely cause competitive harm if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on September 23, 2021.

TIVIC HEALTH SYSTEMS, INC.

By:	/s/ Jennifer Ernst
Jennifer Ernst
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Jennifer Ernst	Chief Executive Officer (Principal Executive)	September 23, 2021
Jennifer Ernst

/s/ Briana Benz	Chief Financial Officer	September 23, 2021
Briana Benz	(Principal Financial and Accounting Officer)

*	Chair of the Board of Directors	September 23, 2021
Sheryle Bolton

*	Director	September 23, 2021
Karen Drexler

*	Director	September 23, 2021
Dean Zikria

*By:	/s/ Jennifer Ernst
Jennifer Ernst
Chief Executive Officer